Registration No.
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-1

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                          PEOPLES BANCORPORATION, INC.
             (Exact name of Registrant as specified in its charter)

         South Carolina                                        57-0951843
  (State or other jurisdiction                              (I.R.S. Employer
of incorporation or organization)                          Identification No.)

                              1800 East Main Street
                          Easley, South Carolina 29640
                                 (864) 859-2265
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)
                         ------------------------------

            Robert E. Dye, Sr.                              Copies to:
   President and Chief Executive Officer             GEORGE S. KING, JR., ESQ.
       Peoples Bancorporation, Inc.                 SUZANNE HULST CLAWSON, ESQ.
           1800 East Main Street                       Sinkler & Boyd, P.A.
       Easley, South Carolina 29640                1426 Main Street, Suite 1200
              (864) 859-2265                      Columbia, South Carolina 29201
 (Name, address, including Zip Code, and telephone        (803) 779-3080
number, including area code, of agent for service)

      Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [x]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.

                                                       Calculation of Registration Fee
------------------------------------------------------------------------------------------------------------------------------------
                                                                                         Proposed
        Title of each               Amount to be                Proposed                  maximum
  class of securities to be          registered             maximum offering        aggregate offering         Amount of
         registered                                          price per unit                price           registration fee
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                       425,000 shares                $13.00                 $5,525,000            $1,629.88
====================================================================================================================================

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                              CROSS REFERENCE SHEET

                    Pursuant to Item 501(b) of Regulation S-K

 Item
Number                   Caption in Form S-1                                              Caption in Prospectus
------                   -------------------                                              ---------------------

   1     Forepart of Registration Statement and
         Outside Front Cover Page of Prospectus................................   Facing Page of Registration Statement,
                                                                                  Cross Reference Sheet, Prospectus
                                                                                  Cover Page

   2     Inside Front and Outside Back Cover Pages
         of Prospectus.........................................................   Available Information, Summary Table
                                                                                    of Contents

   3     Summary Information, Risk Factors and Ratio
         of Earnings to Fixed charges..........................................   Summary, Risk Factors

   4     Use of Proceeds.......................................................   Use of Proceeds

   5     Determination of Offering Price.......................................   Risk Factors, Offering and Method of Subscription

   6     Dilution  ............................................................   Not Applicable

   7     Selling Security Holders..............................................   Not Applicable

   8     Plan of Distribution..................................................   Offering and Method of Subscription

   9     Description of Securities to be Registered............................   Description of The Company's Common Stock

  10     Interests of Named Experts and Counsel................................   Not Applicable

  11     Information with Respect to Registrant................................   Information About The Company and the Banks

  12     Disclosure of Commission Position on
         Indemnification for Securities Act Liabilities........................   Description of The Company Common Stock

Prospectus
                          PEOPLES BANCORPORATION, INC.

                                 425,000 SHARES
                                  COMMON STOCK
                                $13.00 PER SHARE

     Peoples Bancorporation, Inc. (the "Company"), hereby offers for sale up to 425,000 shares of its common stock ($1.67 par value) (the "Peoples Common Stock") at a price of $13.00 per share. The Company is a South Carolina corporation and is a bank holding company for The Peoples National Bank, a national bank located in Easley, South Carolina. This offering is being made primarily for the purpose of raising capital to support continued growth of the Company. The Company has just completed an offering of 500,000 shares of its common stock primarily for the purpose of raising capital to acquire all of the common stock of Bank of Anderson, N.A. (In Organization), a national bank being organized in Anderson, South Carolina. That offering was oversubscribed shortly after it commenced and was, therefore, terminated on July 22, 1998. To provide subscribers who were not able to purchase shares in the prior offering with an opportunity to purchase shares, the Company's Board of Directors decided to commence this offering.

     The Peoples Common Stock offered in this offering will be offered first to persons whose subscriptions in the recently completed offering were rejected because the Company did not have available for sale sufficient shares to meet demand. The exclusive offering to such persons will terminate on August 27, 1998. Until such date, such persons may purchase up to the number of shares for which they had previously subscribed. Beginning August 27, 1998, any remaining shares will be offered as determined by the Company. (The Peoples National Bank and Bank of Anderson, N.A. are sometimes referred to herein collectively as the "Banks." The Peoples National Bank is sometimes referred to herein as the "Bank.")

     Directors and executive officers of the Company who did not purchase shares in the prior offering or who were not able to purchase all of the shares for which they subscribed will also be permitted to purchase shares in this offering. Such directors and executive officers have indicated that they plan to purchase approximately 53,950 shares of Peoples Common Stock in this offering. They are not, however, obligated to purchase such shares and may decide to purchase more shares or fewer shares.

     Subscription checks should be made payable to Peoples Bancorporation, Inc. Subscription funds will not be escrowed and subscribers will become shareholders of the Company upon acceptance of their subscriptions by the Company and issuance of certificates representing the shares purchased. This offering will terminate on September 4, 1998 (unless extended to no later than September 30, 1998), and may terminate earlier if the minimum objectives are met. No minimum amount is required to be raised pursuant to this offering. See "OFFERING AND METHOD OF SUBSCRIPTION" and "USE OF PROCEEDS."

     The Company has offered persons who purchased shares in the offering that terminated July 22, 1998, the opportunity to rescind their purchases.
The rescission offer will terminate on August 31, 1998. See "PENDING RESCISSION OFFER."

         There is no active market for the Peoples Common Stock and none is expected to develop in the near future.

         THE PURCHASE OF THESE SECURITIES INVOLVES CERTAIN RISKS. SEE "RISK FACTORS," page 4. THE SECURITIES OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

         THESE   SECURITIES  HAVE  NOT  BEEN  APPROVED  OR  DISAPPROVED  BY  THE
SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

===========================================================================================================================
                                                       Price                Underwriting
                                                        to                  Discounts and              Proceeds to
                                                     Public(1)             Commissions(2)             the Company(3)
---------------------------------------------------------------------------------------------------------------------------
PER SHARE:                                        $       13.00                 $-0-                    $ 13.00
---------------------------------------------------------------------------------------------------------------------------
TOTAL:
  425,000 shares..........................        $5,525,000.00                 $-0-                    $5,525,000.00
===========================================================================================================================

(1) These securities will be offered only by the executive officers and directors of the Company and The Peoples National Bank and the proposed officers and directors of Bank of Anderson, N.A. No commissions or other compensation will be paid to any such person in connection with this offering. See "OFFERING AND METHOD OF SUBSCRIPTION -- Plan of Distribution."
(2) Before deduction of expenses associated with this offering payable by the Company, estimated at $30,000.

                 The date of this Prospectus is August ___, 1998.

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Copies of such reports, proxy statements and other information can be obtained, upon payment of prescribed fees, from the SEC at 450 Fifth Street, N.W., Room 2120, Judiciary Plaza, Washington, D.C. 20549. In addition, such reports, proxy statements and other information can be inspected at the SEC's facilities referred to above and at the SEC's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The SEC also maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

     The Company has filed with the SEC a Registration Statement under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Peoples Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Peoples Common Stock offered hereby, reference is hereby made to the
Registration Statement, including the exhibits and schedules thereto. The Registration Statement can be inspected and copied at the public reference facilities of the SEC, 450 Fifth Street, N.W., Room 2120, Judiciary Plaza, Washington, D.C. 20549, and copies of such materials can be obtained by mail from the Public Reference Section of the SEC at such address at prescribed rates. In addition, microfiche of the Registration Statement and exhibits thereto are available for inspection and reproduction at the public reference facilities of the SEC at its Regional Offices at the addresses set forth above.

     The Company furnishes shareholders with annual reports containing audited financial information.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the respective dates of filing of such documents. Any statement contained herein will be deemed to be modified or superseded for the purpose of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     No person is authorized to give any information or to make any representations other than those contained or incorporated by reference herein and, if given or made, such information or representations must not be relied upon as having been authorized. This document does not constitute an offer to exchange or sell or a solicitation by any one in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this document nor any distribution of securities made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of the Company since the date hereof or that the information herein is correct as of any time subsequent to the date hereof.

                           FORWARD LOOKING STATEMENTS

     This  prospectus  contains  forward-looking  statements with respect to the financial condition, results of operations, and business of the Company, The Peoples National Bank and Bank of Anderson, N.A. (in organization). These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities:
(1) the Company and its subsidiary banks may not be able to operate profitably; (2) Competitive pressure in the banking industry may increase significantly; (3) Costs or difficulties related to operation of Bank of Anderson, N.A. may be greater than expected; (4) Changes in the interest rate environment may reduce margins; (5) General economic conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, a deterioration in credit demand and quality; (6) Changes may occur in the regulatory environment; (7) Changes may occur in business conditions and/or inflation; and (8) Changes may occur in the securities markets. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical facts. Such forward-looking statements may be identified, without limitation, by the use of the words "anticipates," "estimates," "expects," "intends," "plans," "predicts," "projects," and similar expressions. The Company's expectations, beliefs and projections are expressed in good faith and are believed by the Company to have a reasonable basis, including without limitation, management's examination of historical operating trends, data contained in the Company's records and other data available from third parties, but there can be no assurance that management's expectations, beliefs or projections will result or be achieved or accomplished.

                                TABLE OF CONTENTS

                                                                                                               Page
AVAILABLE INFORMATION...........................................................................................  i
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.................................................................  i
FORWARD LOOKING STATEMENTS......................................................................................  i
SUMMARY  .......................................................................................................  1
         The Company and the Banks..............................................................................  1
         The Offering...........................................................................................  1
         Risk Factors...........................................................................................  1
         Selected Financial Data................................................................................  2
RISK FACTORS....................................................................................................  3
         Short Operating History................................................................................  3
         Lack of Minimum Offering Requirement...................................................................  3
         No Escrow of Subscription Funds........................................................................  3
         Delay in Obtaining Regulatory Approvals................................................................  3
         No Market for the Shares...............................................................................  4
         Regulatory Restrictions On Dividends...................................................................  4
         Certain Provisions of the Articles of Incorporation....................................................  4
         Industry Developments..................................................................................  4
         Competition............................................................................................  4
         Loan Losses; Capital Deficiency........................................................................  5
         Governmental Regulation of the Financial Services Industry.............................................  5
         Monetary Policy and Other Economic Factors.............................................................  5
         Year 2000 Compliance...................................................................................  5
         Pending Rescission Offer...............................................................................  6
         Potential Effect of Possible Borrowings................................................................  6
THE COMPANY AND THE BANKS.......................................................................................  6
         General  ..............................................................................................  6
         Recent Developments....................................................................................  7
PENDING RESCISSION OFFER........................................................................................  7
OFFERING AND METHOD OF SUBSCRIPTION.............................................................................  7
         The Offering...........................................................................................  7
         Determination of Offering Price........................................................................  8
         Method of Subscription.................................................................................  8
         Plan of Distribution...................................................................................  8
         Expiration Date or Extension of the Offering...........................................................  9
         Issuance of Stock Certificates.........................................................................  9
USE OF PROCEEDS.................................................................................................  9
CONSOLIDATED CAPITALIZATION.....................................................................................  9
MARKET PRICE OF COMMON STOCK AND DIVIDENDS...................................................................... 10
INFORMATION ABOUT THE COMPANY AND THE BANKS..................................................................... 11
         The Company and The Peoples National Bank.............................................................. 11
         Market Area of The Peoples National Bank And Competition............................................... 12
         Distribution of Assets, Liabilities and Shareholder's Equity;
          Interest Rates and Interest Differential.............................................................. 13
         Loan Portfolio......................................................................................... 16
         Summary of Loan Loss Experience........................................................................ 18
         Investments............................................................................................ 19
         Deposits .............................................................................................. 20
         Return on Equity and Assets............................................................................ 21
         Short-Term Borrowings.................................................................................. 22
         Asset Liability Management............................................................................. 22
         Interest Sensitivity................................................................................... 23
         Liquidity.............................................................................................. 24
         Capital Adequacy....................................................................................... 24
         Monetary Policies...................................................................................... 25
         Correspondent Banking.................................................................................. 26
         Data Processing........................................................................................ 26
         Year 2000.............................................................................................. 26
         Employees.............................................................................................. 26
         Properties............................................................................................. 26

                                                   iii


                                                                                                               Page

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
 CONDITION AND RESULTS OF OPERATIONS............................................................................ 27
         Forward Looking Statements............................................................................. 27
         Overview .............................................................................................. 27
         Financial Condition.................................................................................... 28
         Earnings Performance................................................................................... 30
BANK OF ANDERSON, N.A........................................................................................... 33
         Background of Organization............................................................................. 33
         Organizers of Bank of Anderson, N.A.................................................................... 34
         Market Area of Bank of Anderson, N.A................................................................... 36
         Competition............................................................................................ 37
         Services to be Offered................................................................................. 37
         Asset and Liability Management......................................................................... 38
         Anticipated Growth..................................................................................... 38
BENEFICIAL OWNERSHIP OF THE COMPANY'S COMMON STOCK.............................................................. 39
MANAGEMENT OF THE COMPANY....................................................................................... 39
         Stock Ownership of Executive Officers and Directors.................................................... 40
         Business Experience of Executive Officers and Directors for the Past Five Years........................ 41
         Director Compensation.................................................................................. 43
         Executive Compensation................................................................................. 44
         Noncompetition, Severance and Employment Agreements.................................................... 44
         Incentive Stock Option Plan............................................................................ 46
         Salary Continuation Agreements......................................................................... 46
         Certain Relationships and Related Transactions......................................................... 47
DESCRIPTION OF THE PEOPLES COMMON STOCK......................................................................... 47
         Capitalization......................................................................................... 47
         Dividends.............................................................................................. 47
         Voting Rights.......................................................................................... 47
         Mergers, Consolidations, Exchanges, Sales of Assets or Dissolution..................................... 47
         Classified Board of Directors.......................................................................... 48
         Preemptive Rights...................................................................................... 48
         Assessment............................................................................................. 48
         Conversion; Redemption; Sinking Fund................................................................... 48
         Quorum.  .............................................................................................. 48
         Statutory Matters...................................................................................... 48
         General  .............................................................................................. 49
SUPERVISION AND REGULATION...................................................................................... 49
         Regulation of Bank Holding Companies................................................................... 49
         Capital Adequacy Guidelines for Bank Holding Companies and National Banks.............................. 51
         Payment of Dividends................................................................................... 52
         Certain Transactions by the Company with its Affiliates................................................ 53
         FDIC Insurance Assessments............................................................................. 53
         Regulation of the Banks................................................................................ 53
         Other Safety and Soundness Regulations................................................................. 54
         Interstate Banking..................................................................................... 55
         Legislative Proposals.................................................................................. 56
         Fiscal and Monetary Policy............................................................................. 56
LEGAL MATTERS................................................................................................... 56
EXPERTS  ....................................................................................................... 57
FINANCIAL STATEMENTS OF THE COMPANY............................................................................. 58

APPENDIX A - Subscription Agreement.

                                    SUMMARY

     The following is a brief summary of certain information contained in this Prospectus and is not intended to be a complete statement of all material facts regarding the matters set forth herein. It is qualified in its entirety by reference to more detailed information set forth in this Prospectus, the accompanying appendices, and the documents incorporated by reference herein.

The Company and the Banks

     The Company is a bank holding company which owns The Peoples National Bank. The Peoples National Bank currently operates as a full service commercial bank in the Easley, Powdersville and Pickens, South Carolina areas. The deposits of The Peoples National Bank are insured to applicable limits by the Federal Deposit Insurance Corporation (the "FDIC"). The Company is in the process of making application to state and federal regulatory authorities for approval to acquire Bank of Anderson, N.A.

     Bank of Anderson, N.A. is a proposed national bank being organized in Anderson, South Carolina. The deposits of Bank of Anderson, N.A. will also be insured to applicable limits by the FDIC. Bank of Anderson, N.A. will operate as a wholly owned subsidiary of the Company with its own Board of Directors. The organizers and proposed directors of Bank of Anderson, N.A. are E. Stephen Darby, Robert E. Dye, Sr., Myrtle E. Gillespie, David C. King, Andrew M. McFall, III, D. Kirkland Oglesby, J. Calhoun Pruitt, Jr., Robert M. Rainey, and Larry D. Reeves.

     If all state and federal regulatory approvals are received for the Company to acquire Bank of Anderson, N.A. and for Bank of Anderson, N.A. to be chartered, the Company intends to use up to $4,500,000 of the aggregate proceeds of the offering completed July 22, 1998 to acquire all of the common stock of Bank of Anderson, N.A. and thereby capitalize Bank of Anderson, N.A.

     The principal activity of the Company is operation of The Peoples National Bank and, if approvals are received, will also be operation of Bank of Anderson, N.A. and, possibly, subject to regulatory approvals, acquisition and operation of commercial banks and/or other financial institutions in other markets in South Carolina. The Banks will emphasize their respective local affiliations and personalized service.

     The principal offices of the Company and The Peoples National Bank are located at 1800 East Main Street, Easley, South Carolina 29640. The Company's telephone number is (864) 859-2265. The principal office of Bank of Anderson, N.A. will be located at 201 East Greenville Street, near the intersection of East Greenville Street and Main Street, Anderson, South Carolina.

The Offering

     The Company is offering hereby up to 425,000 shares of its common stock at a purchase price of $13.00 per share. The minimum individual purchase is 100 shares, and the maximum individual purchase is 10,000 shares. Proceeds of the offering will be used to support continued growth of the Company and for general corporate purposes of the Company. See "OFFERING AND METHOD OF SUBSCRIPTION" and "USE OF PROCEEDS."

Risk Factors

     An investment in the shares offered hereby involves certain risks, including, among others, lack of substantial operating history, absence of active trading in the securities offered hereby and lack of assurance that active trading in such securities will develop, competition from other financial institutions with substantially greater financial and other resources, certain provisions of the Articles of Incorporation of the Company that may discourage or prevent take-over attempts, and other risks attendant to the operation of financial institutions. See "RISK FACTORS."

Selected Financial Data.

     The following table presents on an historical basis selected unaudited consolidated financial data for The Peoples National Bank and the Company. The data is based on the financial statements of The Peoples National Bank and the Company. Reference is made to these statements and the related notes for more detailed data. All adjustments necessary to a fair statement of results of interim periods of the Company, in the opinion of management of the Company, have been included. Such adjustments were of a normal recurring nature.


                             Selected Financial Data

                                             Three Months Ended
                                                  March 31,                              Years Ended December 31,
                                           ----------------------      -------------------------------------------------------------
                                              1998          1997         1997          1996        1995         1994         1993
                                                                              (Amounts in thousands, except per share data)

Balance Sheet

Total Assets ...........................   $ 119,538     $ 100,167    $ 113,416    $  99,723    $  84,162    $  76,028    $  65,808
Total Deposits .........................     103,825        81,386       96,190       80,194       71,173       61,696       54,366
Total Loans (Net) ......................      75,830        69,183       75,862       65,404       56,336       51,306       44,140
Investment Securities ..................      28,788        21,955       24,173       19,087       18,776       15,526       14,330
Total Earning Assets ...................     110,461        94,870      105,592       94,951       78,901       70,692       61,311
Shareholders' Equity ...................       9,832         8,601        9,510        8,378        7,531        5,677        5,050


Income Statement
Net Interest Income ....................       1,109         1,087        4,809        4,192        3,699        3,254        2,789
Provision for Loan Losses ..............          (3)           47          324          260          108           95          153
Other Operating Income .................         318           193          531          421          373          273          244
Other Operating Expenses ...............         896           716        3,072        2,751        2,700        2,431        2,150
Income Before Taxes ....................         534           518        1,943        1,602        1,265        1,000          731
Income Taxes ...........................         176           171          639          537          411          325          249
Net Income .............................         358           347        1,304        1,065          854          675          482


Income Per Common Share* ...............        0.21          0.22         0.77         0.64         0.55         0.48         0.34
Cash Dividends Per Common Share ........       0.035          0.03        0.125        0.115         0.10         0.00         0.00


Selected Ratios
Return on Average Assets ...............        1.22%         1.38%        1.21%        1.21%        1.05%        0.96%        0.78%
Return on Average Equity ...............       14.67%        16.09%       14.34%       13.30%       12.64%       12.60%       10.14%

---------


  *Per share data has been retroactively restated for prior periods to reflect a two-for-one stock split in 1997.

                                  RISK FACTORS

     Investment in the securities offered hereby involves a significant degree of risk. Accordingly, each prospective subscriber, before subscribing for any shares, should consider certain risks and speculative features inherent in and affecting the business to be carried on by the Banks and the Company. An investment should be made only after careful consideration of the risk factors set forth below and elsewhere in this Prospectus, and should be undertaken only by persons who can afford an investment involving such risks. In addition to individual considerations and the factors set forth elsewhere herein, each prospective subscriber should consider the following:

Short Operating History

     The  Peoples  National  Bank has been  operating  for  over  twelve  years.
However, the Company has a relatively short operating history, and Bank of Anderson, N.A. is currently in the organizational stage and has no operating history. As a consequence, prospective purchasers of securities offered hereby have limited information on which to base an investment decision. As a bank holding company, the Company's profitability depends primarily upon the Banks' operations. Bank of Anderson, N.A.'s operations are subject to the risks inherent in the establishment of new businesses and, specifically, of new banks. Typically, new banks incur substantial initial expenses and are not usually profitable for several years after commencing business. Furthermore, there can be no assurance that Bank of Anderson, N.A. will ever operate profitably or that The Peoples National Bank will continue to operate profitably.

Lack of Minimum Offering Requirement

     There is no minimum offering requirement for this offering. Accordingly, there is a risk that the offering will close and subscribers will become shareholders of the Company even though the market may have judged the terms of the offering unsatisfactory because the risk of investment is perceived to be too high, the valuation placed on the offering by the Company is too high, or for any other reason. See "OFFERING AND METHOD OF SUBSCRIPTION."

No Escrow of Subscription Funds

     Subscription funds received by the Company will not be held in escrow. Upon acceptance of subscriptions and issuance of stock certificates for the shares subscribed, subscribers shall become shareholders of the Company. If the subscription is rejected in whole or in part, the subscription funds attributable to the rejected portion shall be promptly returned to the subscriber. No interest will be paid on any such returned funds. See "OFFERING AND METHOD OF SUBSCRIPTION."

Delay in Obtaining Regulatory Approvals

     The Company must secure the prior approval of the Board of Governors of the Federal Reserve System (the "Federal Reserve") and of the South Carolina State Board of Financial Institutions (the "State Board") to acquire the stock of Bank of Anderson, N.A. Before Bank of Anderson, N.A. may issue its stock to the Company, the Office of the Comptroller of the Currency (the "OCC") must give its final approval for the issuance of a national bank charter and the Federal Deposit Insurance Corporation (the "FDIC") must approve deposit insurance. Capitalization of Bank of Anderson, N.A. is a condition precedent to receipt of the final regulatory approvals. It is anticipated that all final approvals will be received within 120 days of the completion of this offering, although no assurances can begiven as to when or whether such approvals will be received. Any significant delay in commencing business will increase pre-operating expenses and may reduce Bank of Anderson, N.A.'s and the Company's capital, potential revenues and income.

No Market for the Shares

     There is currently no established market for the Peoples Common Stock and no market is expected to develop in the near future. Subscribers may encounter difficulty if they need to sell shares of Peoples Common Stock quickly and, therefore, should be prepared to hold their shares indefinitely. See "MARKET PRICE OF COMMON STOCK AND DIVIDENDS."

Regulatory Restrictions On Dividends

     The Company's principal operations are conducted through its subsidiary, The Peoples National Bank, and, upon completion of its organization, will also be conducted through Bank of Anderson, N.A. Accordingly, the Company generates cash to pay dividends primarily through dividends paid and to be paid to it by the Banks. The Banks' ability to pay dividends to the Company and the Company's ability to pay dividends on its Common Stock are, therefore, subject to and limited by certain legal and regulatory restrictions. See "SUPERVISION AND REGULATION -- Payment of Dividends."

Certain Provisions of the Articles of Incorporation

     The Company's Articles of Incorporation include several provisions that may have the effect of discouraging or preventing hostile take-over attempts, and thus of making the removal of incumbent management difficult. The provisions include staggered terms for the Board of Directors and requirements of super-majority votes to approve certain business transactions. See "DESCRIPTION OF THE PEOPLES COMMON STOCK." To the extent that these provisions are effective in discouraging or preventing take-over attempts, they may tend to reduce the market price for the Peoples Common Stock.

Industry Developments

     In the recent past, legislation has been enacted that could have a dramatic effect on both the costs of doing business and the competitive factors facing the financial institutions industry. Additional such legislation is constantly being considered by Congress. The Company is unable at this time to determine the impact, if any, of future legislation on its financial condition or operations. See "SUPERVISION AND REGULATION."

Competition

     The Peoples National Bank encounters, and it is anticipated that Bank of Anderson, N.A. will encounter, strong competition from established financial institutions operating in their respective market areas. In addition, established financial institutions not currently operating in their respective market areas may, under South Carolina law, open branches in such areas at future dates and other institutions may be organized. In the conduct of certain aspects of their banking business, The Peoples National Bank competes, and the Bank of Anderson, N.A. will also compete, with savings and loan associations, credit unions, mortgage banking firms, consumer finance companies, insurance companies, money market mutual funds and other financial institutions, some of which are not subject to the same degree of regulation as The Peoples National Bank and Bank of Anderson, N.A. Many of these competitors have substantially greater resources and lending limits than The Peoples National Bank has, or Bank of Anderson, N.A. will have, and offer certain services, such as extensive and established branch networks, trust services and international banking services, that The Peoples National Bank and Bank of Anderson, N.A. either do not provide or will not provide initially. See "INFORMATION ABOUT THE COMPANY AND THE BANKS." The Banks believe that they will be able to compete effectively with these institutions through the use of personalized service, loan participations and other techniques, but no assurances can be given in this regard.

Loan Losses; Capital Deficiency

     The Peoples National Bank lends, and Bank of Anderson, N.A. expects to lend, a substantial portion of their capital and deposits to individual and commercial borrowers. Management makes substantial efforts to be prudent in making such loans, but some loan losses are unavoidable. Changes in the economy both at the national and local levels and other factors, both unpredictable and outside the control of the Banks, could affect the ability of borrowers to repay their loans. It is possible that, collectively, defaults by the Banks' borrowers could be large enough to impair the ability of the Banks to continue their operations. Loan losses and other losses might reduce the Banks' capital below the level required by the OCC and the National Bank Act which could result in either or both of the Banks being placed in receivership by the OCC and in a partial or complete loss of the Company's equity in the Banks.

Governmental Regulation of the Financial Services Industry

     During the past few years, significant legislative and regulatory deregulation of certain aspects of the financial services industry has taken place. Nonbanking financial institutions, such as securities brokerage firms, insurance companies and money market funds, are now permitted to offer services which compete directly with services offered by banks. At the same time, the services which banks are permitted to offer have been expanded, and restrictions have been reduced on the rates of interest that banks may pay on deposits. The Banks' profitability will be largely dependent upon the rate differential between the interest earned by the Banks on loans to customers and the rate of return on the Banks' investments, and the interest paid by the Banks on deposits and other liabilities. While deregulation and increasing competition may result in the Banks' paying increased interest rates to obtain deposits, a comparable increase in interest rates on their loans and the rate of return on their investments may not be attainable, resulting in reduced "spread" and lower earnings or higher losses. See "SUPERVISION AND REGULATION" and "INFORMATION ABOUT THE COMPANY AND THE BANKS."

Monetary Policy and Other Economic Factors

     Changes in governmental economic and monetary policy may affect the ability of the Banks to attract deposits and make loans. The rates of interest payable on deposits and chargeable on loans are affected by governmental regulation and fiscal policy as well as by national, state, and local economic conditions. See "SUPERVISION AND REGULATION -- Fiscal and Monetary Policy." Furthermore, because the Banks will for the foreseeable future operate in a limited geographic area, the Company's ability to operate profitably will depend significantly upon the economies of the Pickens County and Anderson County market areas.

Year 2000 Compliance

     Because the business of the Company and The Peoples National Bank is heavily dependent upon computers, failure of their computer systems, or the computer systems of other entities to which their computers are linked or onwhich they are dependent, to operate properly after December 31, 1999, could have a material adverse effect on the Company and The Peoples National Bank. Although the Company has prepared a plan for addressing year 2000 issues and believes that its computer systems will not experience any significant problems with the changeover to the year 2000, it has not yet tested its systems for year 2000 compliance. Furthermore, the Company has not received confirmation from all of the other entities with which its systems are linked or upon which its systems are dependent that such entities do not expect to encounter problems. In addition, computer problems experienced by the customers of The Peoples National Bank and others could cause economic disruptions that would affect the business of the Company and The Peoples National Bank. Therefore, there can be no assurance that the Company will not experience year 2000 problems, or that such problems, if experienced, will not have a material adverse effect on the Company.

Pending Rescission Offer

     The Company has offered all purchasers in the offering completed July 22, 1998, the opportunity to rescind their subscriptions and receive a refund of the purchase price of their shares plus interest calculated at a rate of 6% per annum. The rescission offer will terminate on August 31, 1998. See "PENDING RESCISSION OFFER." To the extent that the rescission offer is accepted, the current capitalization of the Company will be reduced. If a large number of purchasers accepts the rescission offer, it is also possible that the Company would be required to borrow funds to capitalize the Bank of Anderson, N.A. (in organization). See "--Potential Effect of Possible Borrowings."

Potential Effect of Possible Borrowings

     In certain limited circumstances, the Company may borrow money to capitalize Bank of Anderson, N.A. See "PENDING RESCISSION OFFER." The Company has not, however, negotiated a commitment with a financial institution to fund such borrowings and may be unable to negotiate a loan on favorable terms. If a loan were obtained, the terms of the loan would be likely to require the Company to pledge as security a portion of its stock in The Peoples National Bank, restrict the Company's ability to pay dividends and require the Company to maintain certain financial ratios. Such borrowings may decrease the Company's profitability and, if the Company failed to repay the loan and the lender foreclosed a security interest in the Peoples National Bank stock, the Company could lose its ownership of The Peoples National Bank.

                            THE COMPANY AND THE BANKS

General

     The Company was incorporated under South Carolina law on March 6, 1992, for the purpose of becoming a bank holding company by acquiring all of the common stock of The Peoples National Bank. The Company commenced operations on July 1, 1992 upon effectiveness of the acquisition of The Peoples National Bank. The Peoples National Bank was chartered in 1986 and operates from its main office in Easley, South Carolina, and from one branch in Powdersville and one branch in Pickens, South Carolina. The Bank has received approval to open a branch in Seneca, South Carolina, which it expects to open for business in September, 1998.

     The Company is in the process of applying to state and federal regulatory authorities for approval to acquire Bank of Anderson, N.A. The organizers of Bank of Anderson, N.A. submitted an application to the Office of the Comptroller of the Currency (the "OCC") for a national bank charter and preliminary approval of the charter application was granted on May 8, 1998. If and when the Company and Bank of Anderson, N.A. obtain all necessary state and federal approvals, the Company will use up to $4,500,000 of the net proceeds of the offering completed on July 22, 1998 to acquire all of the common stock of Bank of Anderson, N.A.

     The directors of the Company and The Peoples National Bank are Garnet A. Barnes, William A. Carr, Charles E. Dalton, Robert E. Dye, Sr., Robert E. Dye, Jr., W. Rutledge Galloway, E. Smyth McKissick, III, Eugene W. Merritt, Jr., George B. Nalley, Jr., R. Riggie Ridgeway, Nell W. Smith, and A. J. Thompson, Jr., M. D.

     The organizers and proposed directors of Bank of Anderson, N.A. are E. Stephen Darby, Robert E. Dye, Sr., Myrtle E. Gillespie, David C. King, Andrew M. McFall, III, D. Kirkland Oglesby, J. Calhoun Pruitt, Jr., Robert M. Rainey, and Larry D. Reeves. David C. King, is the proposed president and chief executive officer of Bank of Anderson, N.A. Upon commencement of business, the deposit accounts of Bank of Anderson, N.A. will be insured by the FDIC up to the maximum amount permitted by law. Bank of Anderson, N.A. will serve the Anderson, South Carolina area as an independent, locally-managed commercial bank emphasizing high quality, responsive and personalized service. See "BANK OF ANDERSON, N.A."

Recent Developments

     On July 22, 1998, the Company completed an offering of 500,000 shares of Common Stock. Net Proceeds of such offering totalled $6,500,000, of which $4,500,000 is expected to be used to fund the Company's acquisition and capitalization of the Bank of Anderson, N.A. (in organization). The remaining proceeds of such offering are expected to be used to support growth of the Company and for general corporate purposes.

                            PENDING RESCISSION OFFER

     Issuance of shares of the Peoples Common Stock in this offering will dilute the percentage ownership in the Company of the persons who purchased Peoples Common Stock in the offering that terminated on July 22, 1998. The Company is aware that the proximity of the current offering to the recently completed offering, and the dilution that will result from the current offering to purchasers in the recent offering could cause purchasers in the recent offering to reassess their original investment decisions.

     Therefore, the Company has offered purchasers in the recently completed offering the opportunity to rescind their purchases and be paid their entire purchase price, plus interest calculated at a rate of 6% per annum. The rescission offer commenced on July 30, 1998, and will terminate on August 31, 1998.

     The Company is not obligated to make this rescission offer because the decision of when and how to issue additional shares of authorized stock is completely within the discretion of the Board of Directors. However, the Company has always appreciated the good relationship it has with its shareholders, and continued good shareholder relations are very important to the Company. Accordingly, the Company decided to give purchasers in the recent offering the opportunity to rescind their purchases if they were unhappy with the Company's decision to commence a second offering.

     If all purchasers in the recently completed offering accepted the rescission offer, the Company's capital would be reduced by $6,500,000 plus interest on such funds calculated at a rate of 6% per annum from the date of purchase until the date of repayment. $4,500,000 of the proceeds of the recently completed offering were to be used to capitalize the Bank of Anderson, N.A. (in organization). To the extent acceptances of the rescission offer reduce the funds available to capitalize the Bank of Anderson, N.A. (in organization), the Company will use proceeds of the current offering to capitalize the Bank of Anderson, N.A. (in organization).

     If the proceeds of the current offering together with the proceeds of the prior offering remaining after the rescission offer are less than $4,500,000, the Company may decide to borrow the funds necessary to capitalize the new bank. See "RISK FACTORS-- Potential Effect of Possible Borrowing." The Company does not, however, presently believe that such borrowings will be necessary.

                      OFFERING AND METHOD OF SUBSCRIPTION

The Offering

     The Company is offering hereby up to 425,000 shares of Peoples Common Stock at a purchase price of $13.00 per share. The minimum individual purchase pursuant to this offering is 100 shares, and the maximum is 10,000 shares. The Company reserves the right to alter the individual minimum and maximum purchase amounts should conditions so warrant and specifically reserves the right to approve purchases of more than 10,000 shares. Subscribers should be aware that beneficial ownership of more than 10% of the outstanding Common Stock of the Company would obligate the beneficial owner to comply with certain reporting and disclosure requirements of federal banking and securities laws.

     Subscription funds will not be held in an escrow account. Upon acceptance of a subscription by the Company and issuance by the Transfer Agent of certificates for the shares purchased, a subscriber will become a shareholder of the Company. If the subscription is rejected in whole or in part, the subscription funds attributable to the rejected portion will be promptly returned to the undersigned. No interest will be paid on any such returned funds.

     The Peoples Common Stock offered in this offering will be offered first to persons whose subscriptions in the offering completed July 22, 1998 were rejected because the Company did not have available for sale sufficient shares to meet demand. The exclusive offering to such subscribers will terminate on August 27, 1998. Until such date, persons whose prior subscriptions were rejected as to all shares subscribed may purchase up to the number of shares for which they had previously subscribed. Beginning August 27, 1998, any remaining shares will be offered as determined by the Company.

Determination of Offering Price

     The offering price was set by the Board of Directors of the Company based on the price at which the Peoples Common Stock was sold in the recently completed offering. That price was set based on prices at which the Peoples Common Stock had traded in a few recent transactions of which management had knowledge, and without the assistance of underwriters. The offering price of the Peoples Common Stock may not be indicative of the market price of the Peoples Common Stock or of prices at which the stock may be resold.

Method of Subscription

     Subscribers may mail or deliver their completed subscription agreements, together with payment in full for the number of shares subscribed. Hand or courier delivery may be made to either of the following addresses:

         Peoples Bancorporation, Inc.             Peoples Bancorporation, Inc.
         1800 East Main Street                     201 East Greenville Street
         Easley, South Carolina 29640            Anderson, South Carolina 29621

Subscribers may also mail their subscriptions to:

     Peoples Bancorporation, Inc.          OR     Peoples Bancorporation, Inc.
     Post Office Box 1989                         201 East Greenville Street
     Easley, South Carolina 29641-1989            Anderson, South Carolina 29621

     Subscriptions will only be deemed accepted when acceptance is noted thereon in writing by the President or Chairman of the Board of the Company. Promptly upon such acceptance, the Company shall instruct its transfer agent to issue the number of whole shares for which the subscription has been accepted. The Company will promptly return any excess subscription funds to subscriber.

     The Company reserves the right to reject any offer of subscription in whole or in part or to cancel acceptance of any subscription offer in whole or in part until the date the shares purchased hereunder are issued. If all or part of a subscription is not accepted or is cancelled by the Company, all funds relating to the unaccepted or cancelled portion shall be promptly returned to the subscriber without interest thereon. Only the President or the Chairman of the Board of the Company has the authority to accept or reject a subscription, or portion thereof, on behalf of the Company.

Plan of Distribution

     This offering is being made to the public through the executive officers and directors of the Company and The Peoples National Bank and the proposed officers and directors of Bank of Anderson, N.A. No commission or other sales compensation will be paid to any officer or director of the Company or The Peoples National Bank or any proposed officer or director of Bank of Anderson, N.A. in connection herewith.

Expiration Date or Extension of the Offering

     The Company will offer shares hereunder until the earlier of (1) receipt by the Company of subscriptions for an aggregate of 425,000 shares; (2) a decision by the Company to terminate the offering; or (3) September 4, 1998, (the "Expiration Date"). While the Company intends to use its best efforts to sell all of the shares offered hereby, the offering may be terminated without notice before all such shares are sold and before September 4, 1998.

     The Company reserves the right, at any time and from time to time, to extend the Expiration Date, but not beyond September 30, 1998. Extension of the Expiration Date might cause an increase in the Company's organizational and pre-operating expenses and in the expenses incurred in connection with this offering.

Issuance of Stock Certificates

     Certificates representing Peoples Common Stock offered hereby are expected to be issued by the Company's transfer agent promptly after acceptance of each subscription.

                                 USE OF PROCEEDS

     No minimum amount is required to be raised pursuant to this offering. The net proceeds to the Company from this offering would be approximately $5,495,000, if all shares offered are sold, after deduction of offering expenses estimated at approximately $30,000. The proceeds of this offering will be used to help support continued growth of the Company and for general corporate purposes.

                           CONSOLIDATED CAPITALIZATION

     The following table sets forth the actual capitalization of the Company as of March 31, 1998, and the capitalization of the Company as adjusted to give effect to (1) the sale of 500,000 shares in the offering ended July 22, 1998,
(2) the sale of 53,950 shares (the number of shares expected to be purchased by directors and executive officers of the Company), and (3) the sale of 425,000 shares (the total number of shares offered in this offering).


                                                        Actual                              As Adjusted(1)
                                                       --------                             -------------
                                                                                 If 53,950                If 425,000
                                                    March 31, 1998            shares sold(2)            shares sold(3)
                                                    --------------            --------------            --------------
                                                                          (Dollars in Thousands)
Long-term Debt:
   Federal Home Loan Bank advances..........              $ 2,000                    $ 2,000                    $ 2,000
                                                          -------                    -------                    -------
Stockholders' Equity:
   Common Stock - $1.67 par value,
   10,000,000 shares authorized;
      1,693,010 shares outstanding..........                2,827
      2,246,960 shares outstanding..........                                           3,752
      2,618,010 shares outstanding..........                                                                      4,372
   Additional paid-in capital ..............                5,172                     11,368                     15,572
   Retained Earnings........................                1,833                      1,833                      1,833
                                                          -------                    -------                    -------
     Total Capital..........................              $11,832                    $18,953                    $23,777
                                                          =======                    =======                    =======

(1) Includes adjustment for 500,000 shares sold in the offering completed July 22, 1998, with net proceeds of approximately $6,450,000, and assumes that no purchasers in that offering accept the pending rescission offer. See "PENDING RESCISSION OFFER." If any of such purchasers accept the rescission offer, the capitalization of the Company would be reduced accordingly. Further assumes no funds are borrowed to capitalize Bank of Anderson, N.A.

(2) Assumes that only the shares that are expected to be purchased by the directors and executive officers of the Company are sold and that offering expenses are $30,000.

(3)  Assumes that offering expenses are $30,000 and all shares offered are sold.

                          MARKET PRICE OF COMMON STOCK
                                  AND DIVIDENDS

     There is no established trading market for the Company's stock, and none is expected to develop in the near future.

     The following table summarizes the range of high and low prices for the Company's Common Stock of which management has knowledge for each quarterly period over the last two years:

                       Sales Price of the Company's Common Stock*
             Quarter Ended                        Low                High
             -------------                        ---                ----

             March 31, 1996                      $7.50               $7.50
             June 30, 1996                       $8.25               $8.25
             September 30, 1996                  $8.50               $8.50
             December 31, 1996                   $9.00               $9.00
             March 31, 1997                      $9.00               $9.00
             June 30, 1997                       $9.00               $9.50
             September 30, 1997                 $10.00              $10.75
             December 31, 1997                  $13.00              $13.00
             March 31, 1998                     $13.00              $13.00
             June 30, 1998                      $13.00              $13.00
     -----------------------
* Retroactively adjusted to reflect 2-for-1 stock split effective December 31, 1997.

     In the most recent transaction of which management is aware, which was the recently completely offering, 500,000 shares of Peoples Common Stock were sold for $13.00 per share. In the most recent transaction of which management was aware prior to the recently completed offering, 787 shares of Peoples Common Stock were sold for $13.00 per share. Management has not ascertained that these transactions are the result of arm's length negotiations between the parties and such prices may not be indicative of the market value of the Peoples Common Stock.

     As of July 31, 1998, the number of holders of record of the Peoples' Common Stock was approximately 625. As of such date, 243,529 shares were subject to acquisition upon exercise of options and 754,197 shares could be sold under Rule 144 of the Securities Act of 1933.

     During each of 1997 and 1996, the Company paid four quarterly cash dividends. Cash dividends of $0.03 per common share were declared by the Company's Board of Directors on each of March 10, 1997, June 9, 1997 and September 8, 1997. A cash dividend of $0.035 per common share was declared by the Company's Board of Directors on December 15, 1997. A cash dividend of $0.025 per common share was declared by the Board on March 11, 1996, and cash dividends of $0.03 per common share were declared by the Board on each of June 17, 1996, September 9, 1996 and December 9, 1996. Cash dividends of $0.035 per common share were declared by the Company's Board of Directors on each of March 9, 1998 and June 8, 1998. In addition, on each of July 13, 1992, July 12, 1993, December 12, 1994, November 30, 1995, November 8, 1996 and October 31, 1997, the Company paid 5% stock dividends to shareholders. It is the policy of the Board of Directors of the Company to reinvest earnings for such a period of time as is necessary to ensure the success of the operations of the Company and of The Peoples National Bank. Future dividend policy will depend on the Company's earnings, capital requirements, financial condition and other factors considered relevant by the Board of Directors of the Company.

     The current source of dividends paid by the Company is dividends paid to the Company by The Peoples National Bank. Accordingly, the payment of dividends by the Company is indirectly subject to the same laws and regulations that govern the payment of dividends by national banks. The Peoples National Bank is, and the Bank of Anderson, N.A. will be, restricted in their ability to pay dividends under the national banking laws and by regulations of the OCC. Pursuant to 12 U.S.C. Section 56, a national bank may not pay dividends from its capital. All dividends must be paid out of net profits then on hand, after deducting losses and bad debts. Payment of dividends out of net profits is further limited by 12 U. S. C. Section 60(a), which prohibits a bank from declaring a dividend on its shares of common stock until its surplus equals the amount of its capital stock capital, unless there has been transferred to surplus not less than 1/10 of the Bank's net profits of the preceding two consecutive half years periods (in the case of an annual dividend). Pursuant to 12 U. S. C. Section 60 (b), the approval of the OCC is required if the total of all dividends declared by the Bank in any calendar year will exceed the total of its retained net profits for that year combined with its net profits for the preceding two years, less any required transfers to surplus.

     The OCC may also prohibit the payment of dividends that would constitute an unsafe and unsound banking practice. See "SUPERVISION AND REGULATION -- Payment of Dividends."

                   INFORMATION ABOUT THE COMPANY AND THE BANKS

The Company and The Peoples National Bank

     The Company is registered as a bank holding company under the Federal Bank Holding Company Act of 1956, as amended, and owns 100% of the outstanding capital stock of The Peoples National Bank, Easley, South Carolina. The Peoples National Bank commenced business operations in August 1986 in a permanent facility owned by the Bank located at 1800 East Main Street, Easley, South Carolina. The Peoples National Bank was formed principally in response to perceived opportunities resulting from the takeover of several South Carolina-based banks by large southeastern regional bank holding companies. The Company was incorporated under the laws of the State of South Carolina on March 6, 1992 for the purpose of becoming the holding company for the bank, and on July 1, 1992, the Company acquired all of the issued and outstanding common stock of The Peoples National Bank in exchange for a like number of shares of Common Stock of the Company in a reorganization establishing a one-bank holding company structure. The holding company structure is a mechanism designed to enhance the bank's ability to serve its future customers' requirements for financial services. The holding company structure provides flexibility for expansion of the Company's banking business through the acquisition of other financial institutions and provision of additional banking-related services, which the traditional commercial bank may not provide under present laws.

     The Company provides computer and item processing services to The Peoples National Bank, and will also provide such services to Bank of Anderson, N.A. upon opening.

     The Peoples National Bank is a full service commercial bank, without trust powers. The Bank offers a full range of banking services, including commercial and retail checking accounts, negotiable order of withdrawal ("NOW") accounts, public funds accounts, money market accounts, "packaged" accounts, individual retirement accounts, regular interest-bearing statement savings accounts, certificates of deposit, daily repurchase agreements, business accounts, commercial loans, real estate loans, consumer direct/indirect installment loans, an accounts receivable financing program and a personalized investment and insurance service. In addition, the Bank provides such consumer services as notary services, photocopying, signature guarantees, incoming and outgoing collections, travelers checks, U. S. Savings Bonds, cashiers checks, money orders and wire transfer services. Moreover, safe deposit boxes, custodial services, ACH processing and account reconciliation, night depository service, and automated teller services are available.

     On December 16, 1987, The Peoples National Bank opened a branch office in Powdersville, South Carolina, approximately seven miles from the Bank's main office. On February 1, 1993, the Bank opened a second branch in Pickens, South Carolina, approximately ten miles from the Bank's main office. On September 9,

1997, the Bank received approval from the Office of the Comptroller of the Currency to open a branch in Seneca, South Carolina, approximately twenty-five miles from the Bank's main office. The Seneca office is expected to open for business in September 1998.

     In October 1997, the Company announced its plans to sponsor the organization of a new bank in Anderson, South Carolina. The announcement of Regions Financial Corporation's plans to acquire Anderson National Bank, based in Anderson, South Carolina, created an opportunity for the Company to expand its business into the Anderson area. Anderson, which has $960 million in deposits, represents a market three times as large as Easley and is believed by management of the Company to be well suited for a full-fledged locally owned community bank. See "Bank of Anderson, N.A."

Market Area of The Peoples National Bank And Competition

     The primary market area of The Peoples National Bank is the County of Pickens and a portion of Anderson County, including the communities of Easley, Powdersville and Pickens, South Carolina, approximately 10 miles west of Greenville, South Carolina. The Bank encounters competition in its primary service area and in surrounding areas from two savings and loan institutions, branches of six statewide banking institutions and one local bank. These competitors offer a full range of banking services and vigorously compete for all types of services, especially deposits. There is also some competition from out-of-state banks seeking to make loans in the Bank's primary service area. Only two of the competing financial institutions in the Bank's primary service area are headquartered in Pickens County and one of those has recently agreed to be acquired by another institution. In addition, in certain aspects of its banking business, the Bank also competes with credit unions, small loan companies, consumer finance companies, brokerage houses, insurance companies, money market funds and other financial institutions that have invaded the traditional banking markets.

     The competition among various financial institutions is based upon interest rates offered on deposit accounts, interest rates charged on loans, credit and credit charges, the quality of services rendered, the convenience of banking facilities and in the case of loans to large commercial borrowers, relative lending limits.

     The extent to which other types of financial institutions compete with commercial banks has increased significantly within the past few years as a result of federal and state legislation that has, in several respects, deregulated financial institutions. The full impact of existing legislation and subsequent laws that deregulated the financial services industry cannot be fully assessed or predicted.

Distribution of Assets, Liabilities and Shareholder's Equity; Interest Rates and Interest Differential

     The following is a presentation of the average consolidated balance sheets of the Company for the years ended December 31, 1997 and 1996. This presentation includes all major categories of interest-earning assets and interest-bearing liabilities:

                       AVERAGE CONSOLIDATED BALANCE SHEETS

                                                For the years ended December 31,
                                                --------------------------------
                                                      1997              1996
                                                      ----              ----

Assets
Cash and Due from Banks ..................       $  3,271,306       $  3,094,378

Taxable Securities .......................         18,022,897         14,122,633
Tax-Exempt Securities ....................          4,818,725          4,167,452
Federal Funds Sold .......................          4,512,572          3,962,707
Net Loans ................................         73,098,893         59,895,061
                                                 ------------       ------------
    Total Earning Assets .................        100,453,087         82,147,853
Other Assets .............................          4,034,530          3,044,800
                                                 ------------       ------------

Total Assets .............................       $107,758,923       $ 88,287,031
                                                 ============       ============

Liabilities and
Shareholders' Equity

Noninterest-bearing Deposits .............       $ 10,790,606       $ 10,349,637

Interest-bearing Deposits:
  Interest Checking ......................         12,544,560          8,988,648
  Savings Deposits .......................          4,034,337          4,200,047
  Money Market ...........................          9,769,988          7,370,302
  Certificates of Deposit ................         44,733,541         37,954,728
  Individual Retirement Accounts .........          5,433,680          5,190,301
                                                 ------------       ------------
Total Interest-bearing Deposits ..........         76,516,106         63,704,026

Short-term Borrowings ....................          4,695,847          4,831,048
Long-term Borrowings .....................          5,753,732            601,052
Other Liabilities ........................            907,884            784,519
                                                 ------------       ------------
    Total Liabilities ....................         98,664,175         80,270,282
                                                 ------------       ------------

Common Stock .............................          2,694,780          2,545,299
Surplus ..................................          4,399,333          3,770,578
Undivided Profits ........................          2,000,635          1,700,872
                                                 ------------       ------------
    Total Shareholders' Equity ...........          9,094,748          8,016,749
                                                 ------------       ------------

Total Liabilities and
 Shareholders' Equity ....................       $107,758,923       $ 88,287,031
                                                 ============       ============

     The following is an analysis of the net interest earnings of the Company for the years ended December 31, 1997 and 1996 with respect to each major category of interest-earning assets and each major category of interest- bearing liabilities:

                                                   Year Ended December 31, 1997                 Year Ended December 31, 1996
                                           ------------------------------------------  ---------------------------------------------
                                             Average     Interest     Average   Net        Average     Interest    Average     Net
Assets                                       Amount       Earned       Yield   Yield       Amount       Earned      Yield     Yield
                                             ------       ------       -----   -----       ------       ------      -----     -----
Securities
    Taxable .........................    $ 18,022,897   $1,122,296     6.23%          $ 14,122,633  $   902,851     6.39%
    Tax-Exempt ......................       4,818,725      245,055     8.44%*            4,167,452      211,825     8.44%*

  Federal Funds Sold ................       4,512,572      245,109     5.43%             3,962,707      210,978     5.32%

  Net Loans .........................      73,098,893    6,638,429     9.08%            59,895,061    5,579,901     9.32%
                                         ------------   ----------                    ------------   ----------

       Total Earning Assets .........    $100,453,087   $8,250,889     8.37%*  4.34%  $ 82,147,853   $6,905,555     8.58% *  4.76%
                                         ============   ==========                    ============   ==========

Liabilities
  Interest checking .................    $ 12,544,560   $  310,528     2.48%          $  8,988,648   $  195,189     2.17%
  Savings Deposits ..................       4,034,337       92,830     2.30%             4,200,047      116,560     2.78%
  Money Market ......................       9,769,988      392,665     4.02%             7,370,302      247,034     3.35%
  Certificates of Deposit ...........      44,733,541    2,458,693     5.50%            37,954,728    2,084,082     5.49%
  Individual Retirement Accounts ....       5,433,680      307,394     5.66%             5,190,301      306,519     5.91%
                                         ------------   ----------                    ------------   ----------
                                           76,516,106    3,562,110     4.66%            63,704,026    2,949,384     4.63%


  Short-term Borrowings .............       4,695,847      145,797     3.10%             4,831,048      150,345     3.11%
  Long-term Borrowings ..............       5,753,732      345,420     6.00%               601,052       31,951     5.32%
                                         ------------  -----------                    ------------   ----------

    Total Interest-bearing Liabilities   $ 86,965,685   $4,053,327     4.66%          $ 69,136,126   $3,131,680     4.53%
                                         ============   ==========                    ============   ==========

* Calculated on a fully taxable equivalent basis using a federal tax rate of 34%.

     For purposes of the foregoing analyses, non-accruing loans are included in the average balances. Loan fees included in interest earned are not material to the presentation. Net yield on interest earning assets is calculated by dividing net interest earnings by total interest earning assets.

Rate/Volume Analysis of Net Interest Income

     The effect of changes in average balances (volume) and rates on interest income, interest expense and net interest income, for the periods indicated, is shown below. The effect of a change in average balance has been determined by applying the average rate in the earlier period to the change in average balance in the later period, as compared with the earlier period. The effect of a change in the average rate has been determined by applying the average balance in the earlier period to the change in the average rate in the later period, as compared with the earlier period. Changes resulting from average balance/rate variances are included in changes resulting from volume.

                                                        Year Ended December 31,                       Year Ended December 31,
                                                         1997 compared to 1996                         1996 compared to 1995
                                                        Increase (Decrease) Due to                  Increase (Decrease) Due to
                                                Volume           Rate         Change          Volume            Rate         Change
                                                ------           ----         ------          ------            ----         ------

Interest earned on:
  Securities
    Taxable ..............................   $   243,427    $   (23,982)   $   219,445    $      (506)   $       (76)   $      (582)
    Tax-Exempt ...........................        33,120            110         33,230         39,163         (2,536)        36,627
  Federal Funds Sold .....................        29,968          4,163         34,131         23,094        (19,860)         3,234
  Net Loans ..............................     1,202,276       (143,748)     1,058,528        572,723       (414,015)       158,708
                                             -----------    -----------    -----------    -----------    -----------    -----------

Total Interest Income ....................     1,508,791       (163,457)     1,345,334        634,474       (436,487)       197,987
                                             -----------    -----------    -----------    -----------    -----------    -----------

Interest paid on:
  Interest Checking ......................        93,938         21,401        115,339         44,534        (60,926)       (16,392)
  Savings Deposits .......................        (4,835)       (18,895)       (23,730)        11,415        (12,664)        (1,249)
  Money Market ...........................       121,654         23,977        145,631        (57,303)         1,989        (55,314)
  Certificates of Deposit ................       372,586          2,025        374,611        216,098        (23,636)       192,462
  Individual Retirement Accounts .........        14,054        (13,179)           875         33,784          3,578         37,362
                                             -----------    -----------    -----------    -----------    -----------    -----------
                                                 597,397         15,329        612,726        248,528        (91,659)       156,869
  Short-term Borrowing ...................        (4,197)          (351)        (4,548)         5,904           (262)         5,642
  Long-term Borrowing ....................       309,879          3,590        313,469        (40,048)           577        (39,471)
                                             -----------    -----------    -----------    -----------    -----------    -----------

Total Interest Expense ...................       903,079         18,568        921,647        214,384        (91,344)       123,040
                                             -----------    -----------    -----------    -----------    -----------    -----------

Change in Net Interest Income ............   $   605,712    $  (182,025)   $   423,687    $   420,090    $  (345,143)   $    74,947
                                             ===========    ===========    ===========    ===========    ===========    ===========

     As reflected in the table above, the increase in 1997 net interest income of $423,687 is due to the changes in volume. On the interest income side, substantially all the $1,345,334 increase was related to the volume growth in the loan and investment portfolios. At the end of 1996, the Bank won a bid for municipal funds in excess of $3 million, for which the Bank invested in securities. The increase in loan volume is the result of the Bank's equity line product introduced during the third quarter of 1996 and the increase in real estate loans. On the deposit side, substantially all the $921,647 increase in interest expense was due to the large volume change in the certificates of deposit, long-term borrowing and money market accounts during 1997. During the second quarter of 1997, the Bank increased the rate it pays on its money market accounts to position itself more in line with investment rates. This strategy generated money market funds in excess of $7 million.

     As also reflected in the table above, the increase in 1996 net interest income of $74,947 is due to the changes in volume. On the interest income side, substantially all the $197,987 increase was related to the volume growth in the loan and investment portfolios. On the deposit side, all the increase in interest expense was due to the large volume change in the certificate of deposit portfolio during 1996. During the third quarter of 1996, the Bank celebrated its tenth anniversary by offering a premium rate on ten-month certificates of deposit, which generated an excess of $4,000,000.

Loan Portfolio

     The Company engages, through The Peoples National Bank, in a full complement of lending activities, including commercial, consumer, installment and real estate loans.

     Commercial lending is directed principally towards businesses whose demand for funds fall within The Peoples National Bank's legal lending limits and which are potential deposit customers of the Bank. This category of loans includes loans made to individuals, partnerships or corporate borrowers, and which are obtained for a variety of business purposes. Particular emphasis is placed on loans to small and medium-sized businesses. The Peoples National Bank's real estate loans consist of residential and commercial first mortgage loans, second mortgage financing and construction loans.

     The Peoples National Bank's direct consumer loans consist primarily of installment loans to individuals for personal, family and household purposes, including automobile loans to individuals, and pre-approved lines of credit.

     Management believes the loan portfolio is adequately diversified. There are no foreign loans and few agricultural loans. The following table presents various categories of loans contained in the Company's loan portfolio and the total amount of all loans at December 31, 1997 and 1996.

                                                          December 31,
                                                          ------------
Type of Loan                                      1997                    1996
------------                                  ------------           ---------

Commercial and Industrial .................   $11,030,426           $  7,295,457
Real Estate ...............................    55,291,191             47,644,328
Consumer Loans ............................    10,527,486             11,224,839
                                              -----------            -----------
     Subtotal .............................    76,849,103             66,164,624
     Less allowance for loan losses .......       987,138                760,679
                                             ------------           ------------
Net Loans .................................   $75,861,965            $65,403,945
                                              ===========            ===========

     The following is a presentation of an analysis of maturities of loans as of December 31, 1997:

                                                                   Due after 1
                                                   Due in 1        year up to        Due after
Type of Loan                                     year or less        5 years          5 years            Total
------------                                    --------------    -------------    -------------      -----------
Commercial & Industrial ...................      $  5,043,796     $  5,684,411    $     302,219       $11,030,426
Real Estate ...............................        14,117,301       26,639,561       14,534,329        55,291,191
Consumer Loans ............................         3,161,671        6,964,646          401,169        10,527,486
                                                  -----------     ------------    -------------       -----------
     Total ................................       $22,322,768      $39,288,618      $15,237,717       $76,849,103
                                                  ===========      ===========      ===========       ===========

     All loans are recorded according to original terms, and demand loans, overdrafts and loans having no stated repayment terms or maturity are reported as due in one year or less.

     At December 31, 1997, the amount of loans due after one year with predetermined interest rates totaled approximately $34,350,700 while the amount of loans due after one year with floating interest rates totaled approximately $8,809,100.

     Accrual of interest is discontinued on a loan when management of the Bank determines, after consideration of economic and business factors affecting collection efforts, that collection of interest is doubtful. At December 31, 1997, the Company had $757,206 in non-accruing loans, one $9,898 restructured loan and a $142,317 loan greater that ninety days past due on which interest was still being accrued. This compares with $397,530 in non-accruing loans, no restructured loans and a $123,366 loan greater than ninety days past due on which interest was still being accrued at December 31, 1996. Nonperforming assets as a percentage of loans and other real estate owned were 1.17% and 0.87% at December 31, 1997 and 1996, respectively. The allowance for loan losses as a percentage of nonperforming loans was 91% and 146% as of December 31, 1997 and 1996, respectively.

     With respect to the loans accounted for on a non-accrual basis, the gross interest income that would have been recorded if the loans had been current in accordance with their original terms and outstanding throughout the period or since origination amounts to $65,191 for the year ended December 31, 1997 and $24,195 for the year ended December 31, 1996.

     During 1997, $206,009 of the $397,530 in nonaccrual loans at December 31, 1996 paid out, $10,840 was charged off, $1,688 was brought current and $178,993, representing four loans, remain on non-accrual as a result of bankruptcy proceedings. The loan contractually past due ninety days or more at December 31, 1996 was brought current during 1997.

     As of December 31, 1997, there were no loans classified for regulatory purposes as doubtful, substandard or special mention that have not been disclosed above, which (i) represent or result from trends or uncertainties which management reasonably expects will materially impact future operating results, liquidity, or capital resources, or (ii) represent material credits about which management is aware of any information which causes management to have serious doubts as to the ability of such borrowers to comply with the loan repayment terms.

     The Company accounts for impaired loans in accordance with the provision of Statement of Financial Accounting Standard (SFAS) No. 114, "Accounting by Creditors for Impairment of a Loan." SFAS No 114, as amended by SFAS No. 118, requires that impaired loans be measured based on the present value of expected future cash flows or the underlying collateral values as defined in the pronouncement. The Company includes the provision of SFAS No.114, if any, in the allowance for loan losses. When the ultimate collectibility of an impaired loan's principal is in doubt, wholly or partially, all cash receipts are applied to principal. When this doubt does not exist, cash receipts are applied under the contractual terms of the loan agreement first to principal then to interest income. Once the recorded principal balance has been reduced to zero, future cash receipts are applied to interest income, to the extent that any interest has been foregone. Further cash receipts are recorded as recoveries on any amounts previously charged off. At December 31, 1997 and 1996, the recorded investment in loans for which impairment has been recognized is $195,000 and $0, respectively. The impairment allowance, if any, is included in the allowance for loan losses.

Summary of Loan Loss Experience

     An analysis of the Company's allowance for loan losses is furnished in the following table for the years ended December 31, 1997 and 1996.

                                                        Years Ended December 31,
                                                         1997            1996
                                                         ----            ----

Balance at beginning of year ...................       $760,679        $669,664
Charge-offs:
     Commercial and Industrial .................         31,941          42,805
     Real Estate ...............................          8,273           2,447
     Consumer ..................................         86,163         147,805
                                                       --------        --------
                                                        126,377         193,057

Recoveries:
     Commercial and Industrial .................         11,606           9,727
     Real Estate ...............................          1,747           1,150
     Consumer ..................................         15,008          13,115
                                                       --------        --------
                                                         28,361          23,992
                                                       --------        --------
Net Charge-offs ................................         98,016         169,065

Provision for loan losses ......................        324,475         260,080
                                                       --------        --------
Balance at end of year .........................       $987,138        $760,679
                                                       ========        ========

Asset Quality Ratios:

Net Charge-offs to average loans
     outstanding during the period .............           0.13%           0.28%
Net charge-offs to total loans
     outstanding at end of period ..............           0.13%           0.26%
Allowance for loan losses to
     average loans .............................           1.33%           1.26%
Allowance for loan losses to
     total loans ...............................           1.29%           1.15%
Net charge-offs to allowance
     for loan losses ...........................           9.93%          22.23%
Net charge-offs to provision
     for loan losses ...........................          30.21%          65.00%

     Net charge-offs of $98,016 in 1997 is $71,048 or 58% lower than 1996's charge-offs of $169,065. Of the $134,990 in consumer loans charged-off in 1996, over $92,000 was attributable to the bankruptcy of one business.

     The Allowance for Loan Losses is increased by direct charges to operating expense. Losses on loans are charged against the allowance in the period in which management determined it is more likely than not such loans have become uncollectible. Recoveries of previously charged-off loans are credited to the allowance.

     In reviewing the adequacy of the Allowance of Loan Losses, management takes into consideration the historical loan losses experienced by the Bank, current economic conditions affecting the borrower's ability to repay, the volume of loans, and the trends of delinquent, nonaccruing, and potential problem loans, and the quality of collateral securing nonperforming and problem loans. After charging off all known losses, management considers the Allowance for Loan Losses adequate to cover its estimate of possible future loan losses inherent in the loan portfolio as of December 31, 1997.

     In calculating the amount required in the Allowance for Loan Losses, management applies a consistent methodology that is updated monthly. The methodology utilizes a loan risk grading system and detailed loan reviews to assess credit risks and the overall quality of the loan portfolio, as well as other off-balance sheet credit risks such as loan commitments and standby letters of credit. In general, consumer and commercial and industrial loans are considered to have the greatest degree of risk as compared to real estate secured loans. Also, the calculation provides for management's assessment of trends in national and local economic conditions that might effect the general quality of the loan portfolio. Management's calculation of the Allowance for Loan Losses does not provide an allocation by individual loan categories. Under management's present policies the minimum allowance will not be less than 1.0% of the Company's outstanding total loans plus $100,000.

Investments

     The Bank invests primarily in obligations of the United States or obligations guaranteed as to principal and interest by the United States, other taxable securities and in certain obligations of states and municipalities. The Bank enters into Federal Funds transactions with its principal correspondent banks and primarily acts as a net seller of such funds. The sale of Federal Funds amounts to a short-term loan from the Bank to another bank.

     The following table summarizes the book and fair values of investment securities held by the Company at December 31, 1997 and 1996.

                                                                        1997                                      1996
                                                         -------------------------------            --------------------------------
                                                           Amortized               Fair              Amortized             Fair
                                                             Cost                  Value                Cost               Value
                                                             ----                  -----                ----               -----

AVAILABLE FOR SALE:
Obligations of U.S. Treasury
     and other U.S. Government
     agencies ..................................          $18,605,977          $18,560,150          $13,644,586          $13,578,978
State and political
     subdivisions ..............................            1,047,925            1,054,984            1,454,500            1,470,688

Other Securities ...............................              696,126              705,445              713,426              724,582
                                                          -----------          -----------          -----------          -----------
Total Available for Sale .......................          $20,350,028          $20,320,579          $15,812,512          $15,774,248
                                                          -----------          -----------          -----------          -----------

HELD FOR INVESTMENT
State and political
     Subdivisions ..............................          $ 3,852,356          $ 3,953,648          $ 3,312,304          $ 3,348,651
                                                          -----------          -----------          -----------          -----------
Total Held for Investment ......................          $ 3,852,356          $ 3,953,648          $ 3,312,304          $ 3,348,651
                                                          -----------          -----------          -----------          -----------

            Total ..............................          $24,202,384          $24,274,227          $19,124,816          $19,122,899
                                                          ===========          ===========          ===========          ===========

     The Company accounts for investments in accordance with SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Investments classified as Available for Sale are carried at market value. Unrealized holding gains or losses are reported as a component of shareholder's equity net of deferred income taxes. Securities classified as Held for Investment are carried at cost, adjusted for the amortization of premiums and the accretion of discounts. In order to qualify as Held for Investment, the Company must have the ability and intent to hold the securities to maturity. Trading securities are carried at market value. The Company has no trading securities.

     The following table indicates the respective maturities and weighted average yields of securities as of December 31, 1997:

                                                    Amortized        Weighted
                                                      Cost         Average Yield
                                                   ------------    -------------

AVAILABLE FOR SALE
Obligations of U.S. Treasury
  and other Government
  agencies:
      0 - 1 Year ..............................    $ 7,930,096        6.85%
      1 - 5 Years .............................      8,037,213        5.91%
      5 - 10 Years ............................      1,385,610        6.36%
      Greater than 10 Years ...................      1,253,058        6.72%

State & political subdivisions:
      0 - 1 Year ..............................        921,988        8.60%*
      1 - 5 Years .............................        125,937        9.38%*

Other Securities
   No stated maturity .........................        696,126        6.09%
                                                   -----------
        Total .................................    $20,350,028        5.97%
                                                   ===========

HELD FOR INVESTMENT State &
political subdivisions:
      1 - 5 Year ..............................    $ 2,415,831        8.46%*
      5 - 10 Years ............................      1,436,525        7.60%*
                                                   -----------
        Total .................................    $ 3,852,356        8.14%*
                                                   ===========

* Computed on a fully taxable-equivalent basis using a federal tax rate of 34%.

Deposits

     The company offers a full range of interest-bearing and noninterest-bearing accounts, including commercial and retail checking accounts, negotiable orders of withdrawal ("NOW") accounts, public funds accounts, money market accounts, individual retirement accounts, including Keogh plans with stated maturities, regular interest-bearing statement savings accounts and certificates of deposit with fixed rates and a range of maturity date options. The sources of deposits are residents, businesses and employees of businesses within the Company's market area, obtained through the personal solicitation of the Company's officers and directors, direct mail solicitations and advertisements published in the local media. The Company pays competitive interest rates on interest checking, savings, money market, time and individual retirement accounts. In addition, The Peoples National Bank has implemented a service charge fee schedule competitive with other financial institutions in the Company's market area, covering such matters as maintenance fees on checking accounts, per item processing fees on checking accounts, returned check charges and the like.

     The Company's average deposits in 1997 were $87,306,712, compared to $74,053,663 the prior year, an increase of $13,253,049 or 17.90%. Average noninterest-bearing deposits increased approximately $491,000 in 1997, average interest checking accounts increased $3.5 million or 39.56%, average money market accounts increased $2.4 million or 32.56% and certificates of deposit increased $6.8 million or 17.86%. Internal growth, particularly from account promotions, the Company's marketing commitment in 1997, and the acquisition of one of the Bank's main competitors by an out-of-state financial institution, generated the new deposits. Competition for deposit accounts is primarily based on the interest rates paid, location convenience and services offered.

     The following table presents, for the years ended December 31, 1997 and 1996, the average amount of and average rate paid on each of the following deposit categories:

Deposit Category                                          Average Amount                  Average Rate Paid
----------------                                          --------------                  -----------------
                                                       1997            1996              1997           1996
                                                    ----------      ----------           ----           ----
Noninterest-bearing
     deposits ..............................      $10,790,606      $10,349,637                -               -
Interest-bearing Deposits
     Interest Checking .....................       12,544,560        8,988,648            2.48%           2.17%
     Savings Deposits ......................        4,034,337        4,200,047            2.30%           2.78%
     Money Market ..........................        9,769,988        7,370,302            4.02%           3.35%
     Certificates of Deposit ...............       44,733,541       37,954,728            5.50%           5.49%
Individual Retirement
            Accounts .......................        5,433,680        5,190,301            5.66%           5.91%

     The Company's core deposits consist of consumer time deposits, savings accounts, NOW accounts, money market accounts and checking accounts. Although such core deposits are becoming increasingly interest sensitive for both the Company and the industry as a whole, such core deposits continue to provide the Company with a large and stable source of funds. Core deposits as a percentage of average total deposits averaged approximately 82% in 1997. The Company closely monitors its reliance on certificates of deposits greater than $100,000, which are generally considered less stable and less reliable than core deposits. The Company does not believe that it has any brokered deposits.

     The following table indicates amounts outstanding of time certificates of deposit of $100,000 or more and respective maturities as of December 31, 1997:

                                                     Time Certificates
                                                        of Deposit
                                                        ----------
                  3 months or less ..............      $  8,839,092
                  4 - 6 months ..................         5,751,870
                  7 - 12 months .................         5,665,552
                  Over 12 months ................         2,282,533
                                                       ------------
                       Total ....................       $22,539,047




Return on Equity and Assets

     Returns on average consolidated assets and average consolidated equity for the years ended December 31, 1997 and 1996 are as follows:

                                                          December 31,
                                                          ------------
                                                   1997              1996
                                                   ----              ----
           Return on Average Assets ..........     1.21%             1.21%
           Return on Average Equity ..........    14.34%            13.30%
           Average Equity to Average
                Assets Ratio .................     8.44%             9.08%
           Dividend Payout Ratio .............    16.06%            16.88%

Short-Term Borrowings

     The following table summarizes the Company's short-term borrowings for the years ended December 31, 1997 and 1996. These borrowings consist of federal funds purchased and securities sold under agreement to repurchase, which generally mature on a one business day basis.

                                                     1997              1996
                                                 -----------       -------------
Balance at year end .........................     $4,433,554         $4,926,891
Rate at year end ............................          3.10%              3.10%
Maximum amount outstanding at any
   month end ................................     $4,955,332         $8,293,500
Average amount outstanding during
   the year .................................     $4,686,696         $4,831,048
Average rate paid during the year ...........          3.10%              3.11%

Asset Liability Management

     Asset/liability management is the process by which the Company monitors and controls the mix and maturities of its assets and liabilities. The essential purposes of asset/liability management are to ensure adequate liquidity and to maintain an appropriate balance between interest sensitive assets and liabilities. It is the overall philosophy of management to support asset growth primarily through growth of core deposits, which include deposits of all categories made by individuals, partnerships and corporations. Management of the Company seeks to invest the largest portion of its assets in commercial, consumer and real estate loans.

     The Company has an established Asset/Liability Management Committee. It is the responsibility of the Committee to establish parameters for various interest risk measures, to set strategies to control interest rate risk within those parameters, to maintain adequate and stable net interest income, and to direct the implementation of tactics to facilitate achieving its objectives.

     The Company's Asset/Liability Management Committee monitors the asset/liability mix on a monthly basis and a quarterly report, reflecting interest sensitive assets and interest sensitive liabilities is prepared and presented to the Company's Board of Directors.

     Management is not aware of any current recommendations by the regulatory authorities, which if they were to be implemented, would have a material effect on the Company's liquidity, capital resources or results of operations.

Interest Sensitivity

     The following is a combined maturity and repricing analysis of rate sensitive assets and liabilities as of December 31, 1997.

                                                                                 Interest Sensitivity Analysis
                                                                                     (dollars in thousands)
                                                        Within 3            4-12                             Over 5
                                                         months            months           1-5 years         years          Total
                                                         ------            ------           ---------         -----          -----
INTEREST-EARNING ASSETS:
   Federal Funds Sold ..........................        $  4,570          $      0          $      0        $      0        $  4,570
   Investment Securities .......................           2,367             9,238             8,465           4,132          24,202
      Loans ....................................          38,254             8,648            27,766           2,180          76,848
                                                        --------          --------          --------        --------        --------

Total Interest-Earning Assets ..................          45,191            17,886            36,231           6,312         105,620
                                                        --------          --------          --------        --------        --------

INTEREST-BEARING LIABILITIES:
   Interest Checking ...........................          12,371                 0                 0               0          12,371
   Savings  Deposits ...........................           4,747                 0                 0               0           4,747
   Money Market ................................          14,427                 0                 0               0          14,427
   Time Deposits ...............................          15,637            31,999             5,886             115          53,637
   Other Borrowings ............................              31                 0             2,000               0           2,031
                                                        --------          --------          --------        --------        --------

Total Interest-Bearing Liabilities .............        $ 47,213          $ 31,999          $  7,886        $    115        $ 87,213
                                                        --------          --------          --------        --------        --------

Interest sensitive gap .........................        $ (2,022)         $(14,113)         $ 28,345        $  6,197
Cumulative interest sensitive gap ..............        $ (2,022)         $(16,135)         $ 12,210        $ 18,407
RSA/RSL ........................................              96%               56%
Cumulative RSA/RSL .............................              96%               80%

RSA - rate sensitive assets; RSL - rate sensitive liabilities

     The objectives of interest rate sensitivity management are to ensure the adequacy of net interest income and to control the risks to net interest income associated with movements in interest rates.

     The above table reflects the balances of interest earning assets and interest-bearing liabilities at the earlier of their repricing or maturity dates. All interest sensitive assets and liabilities are evaluated as maturing at the earlier of repricing date or contractual maturity date, while liabilities without specific terms such as interest checking, money market and savings accounts, are generally considered core deposits for liquidity purposes and whose rates are subjectively set by management, are deemed to reprice immediately for purposes of interest rate sensitivity analysis. At December 31, 1997, on a cumulative basis within one year, rate sensitive liabilities of approximately $79,212,000 (of which approximately $20,545,000 is considered core deposits) exceeded rate sensitive assets of approximately $63,077,000, resulting in a liability sensitive position at the end of 1997 of $16,134,000. Based on historical experience, and that of similar institutions, the Company believes that it is unlikely that so many deposits would be withdrawn without being replaced by other deposits.

     While the static gap is a widely used measure of interest sensitivity, management believes it is not a precise indicator of the Company's sensitivity position. The table above represents a static view of the timing of maturities and repricing opportunities, without taking into consideration that changes in interest rates do not affect all assets and liabilities equally. For example, rates paid on a substantial portion of savings and core time deposits may contractually change within a relatively short time frame, but those rates are significantly less interest sensitive than market-based rates such as those paid on non-core deposits. Net interest income may be impacted by other significant factors in a given interest rate environment, including the spread between the prime rate and the incremental borrowing costs and the volume and mix of earning assets growth. Accordingly, the Company uses an asset/liability simulation model that quantifies balance sheet and earnings variation under different interest rate environments as its primary tool to measure and manage of interest rate risk. The model reports a base case in which interest rates rise or fall 300 basis points. According to the model, the Company is presently position so that net interest income will increase if interest rates rise in the near future and will decrease slightly if interest rates decline in the near term.

     In an effort to reduce the negative gap, management continues to emphasize variable rate loans, short-term investments (under two year maturities) and the extension of deposit maturities. Management believes that the current and future balance sheet structure of interest-sensitive assets and liabilities does not represent a material risk to earnings or liquidity in the event of a change in market rates.

Liquidity

     Liquidity management involves meeting the cash flow requirements of the Company. These cash flow requirements primarily involve the withdrawal of deposits, extensions of credit, payment of operating expenses and repayment of purchased funds. The Company's principal sources of funds for liquidity purposes are customer deposits, principal and interest payments on loans, maturities and sales of debt securities, temporary investments and earnings.

     It is the policy of the Company to maintain a liquidity ratio, an indication of a company's ability to meet its short-term funding obligations, of greater than 15%. At December 31, 1997, the Company's liquidity ratio was approximately 24%.

     The Company maintains an available for sale portfolio. While investment securities are purchased with the intent to be held to maturity, such securities are marketable and occasional sales may occur prior to maturity as part of the liquidity management. Management deliberately maintains a short-term maturity schedule for its investments so that there is a continuing stream of maturing investments. At year-end 1997, the average life of the investment portfolio was
2.3 years. The Company intends to maintain a short-term investment portfolio in order to continue to be able to supply liquidity to its loan portfolio and for customer withdrawals.

     The Peoples National Bank has demonstrated ability to attract deposits from its market. Deposits have grown from $17 million in 1986 to over $96 million in 1997. This stable growing base of deposits is the major source of operating liquidity.

     The Company also maintains federal funds lines of credit with correspondent banks in the amount of $2.5 million, and is able to borrow from the Federal Home Loan Bank (the "FHLB"). At March 31, 1998 and at December 31, 1997 unused borrowing capacity from the FHLB totaled approximately $14 million. During 1997, the Company decreased FHLB advances to $2,030,612 at December 31, 1997 from $6,397,959 at December 31, 1996. At March 31, 1998, FHLB advances totaled $2,000,000, compared to $5,020,405 at March 31, 1997. While FHLB advances remain a source of funding, the Bank has increased its emphasis on retail banking and raised deposits through market promotions and sales efforts, thereby decreasing FHLB advances. The Company believes that the potential benefits of cross-selling these customers other products and services would offset any increase in the cost of funds.

Capital Adequacy

     All banks and bank holding companies are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, banks and bank holding companies must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. Capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. For bank holding companies with less than $150 million in consolidated assets, like the Company, the guidelines are applied on a bank-only basis.

     Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios set forth in the table below of Total and Tier I capital, as defined in the regulations, to risk weighted assets, as defined, and of Tier I capital, as defined, to average assets, as defined. Management believes, as of March 31, 1998, and December 31, 1997 and 1996, that the Bank exceeded all capital adequacy minimum requirements to which it was subject.

     To be categorized as well capitalized the Company must maintain minimum Total risk-based, Tier I risk- based, and Tier I leverage ratios as set forth in the table below. There are no conditions or events that management believes would cause the Bank's category to be other than that resulting from meeting the minimum ratio requirements.

     The Bank's capital ratios at March 31, 1998 and December 31, 1997 and 1996 were as follow:

                                                                                                                     To be well
                                                                                                                 capitalized under
                                                                                       For capital               prompt corrective
                                                                                    adequacy purposes            action provisions
                                                                                    -----------------            -----------------
                                                             Actual                      Minimum                      Minimum
                                                             ------                      -------                      -------
                                                      Amount        Ratio        Amount         Ratio         Amount          Ratio
                                                      ------        -----        ------         -----         ------          -----
                                                                                 (amounts in $000)
As of March 31, 1998:
  Total Capital (to risk-weighted assets) ........   $9,982        12.55%        $6,383          8.0%          $7,954          10.0%
  Tier 1 Capital (to risk-weighted assets) .......    8,979        11.30%         3,181          4.0%           4,772           6.0%
  Tier 1 Capital (to average assets) .............    8,979         7.65%         4,695          4.0%           5,868           5.0%

As of December 31, 1997
  Total Capital (to risk-weighted assets) ........    9,606        12.59%         6,106          8.0%           7,632          10.0%
  Tier 1 Capital (to risk-weighted assets) .......    8,652        11.34%         3,053          4.0%           4,579           6.0%
  Tier 1 Capital (to average assets) .............    8,652         7.51%         4,608          4.0%           5,760           5.0%

As of December 31, 1996
  Total Capital (to risk-weighted assets) ........    8,321        13.01%         5,112          8.0%           6,390          10.0%
  Tier 1 Capital (to risk-weighted assets) .......    7,561        11.82%         2,556          4.0%           3,834           6.0%
  Tier 1 Capital (to average assets) .............    7,561         8.19%         3,693          4.0%           4,616           5.0%

Monetary Policies

     The earnings of bank holding companies are affected by the policies of regulatory authorities, including the Board of Governors of the Federal Reserve System, in connection with its regulation of the money supply. Various methods employed by the Federal Reserve Board include open market operations in U. S. Government securities, changes in the discount rate on member bank borrowings and changes in reserve requirements against member bank deposits. These methods are used in varying combinations to influence overall growth and distribution of bank loans, investments and deposits, and their use may also affect interest rates charged on loans or paid on deposits. The monetary policies of the Federal Reserve Board have had a significant effect on the operating results of commercial banks in the past and are expected to continue to do so in the future.

Correspondent Banking

     Correspondent banking involves the provision of services by one bank to another bank, which cannot provide that service for itself from an economic or practical standpoint. The Peoples National Bank is required to purchase correspondent services offered by larger banks, including check collections, purchase of Federal Funds, security safekeeping, investment services, overline and liquidity loan participations and sales of loans to or participations with correspondent banks.

     The Peoples National Bank sells loan participations to correspondent banks with respect to loans which exceed the Bank's lending limit. Management of the Bank has established a correspondent relationship with Wachovia Bank and Trust, Charlotte, North Carolina, AmSouth Bank, N. A., Birmingham, Alabama, Bankers Bank of the South, Atlanta, Georgia and First Tennessee Bank, N. A., Memphis, Tennessee. As compensation for services provided by a correspondent, the Bank maintains certain balances with such correspondent in non-interest bearing accounts.

Data Processing

     The Company has a data processing department, which performs a full range of data processing services for The Peoples National Bank and will also provide such services for Bank of Anderson, N.A. Such services include an automated general ledger, deposit accounting, loan accounting, data processing and investment portfolio accounting.

Year 2000

     Many computer-based information systems in use today exclude the century as part of the date definition, which could cause inaccurate interest calculations on loans and deposits and other problems after December 31, 1999. A number of computer systems used by the Company in its day-to-day operations will be affected by the "Year 2000 Problem." Management has established a Year 2000 Project Team (the "Y2K Team") which has identified all affected systems and is currently working to ensure that this event will not disrupt operations. The Y2K Team reports regularly to the Company's Board of Directors. The Company is also working closely with all outside computer vendors to ensure that all software corrections and warranty commitments are obtained and to implement internal "mock" testing. The estimated cost to the Company for these corrective actions is $100,000, which is included in the Company's 1998 and 1999 budgets. Incomplete or untimely compliance, however, could have a material adverse effect on the Company, the dollar amount of which cannot be accurately quantified at this time because of the inherent variables and uncertainties involved.

Employees

     The Company and The Peoples National Bank presently employ 51 full-time and 8 part-time employees, including 14 officers. The Bank will hire additional persons as needed on a full-time and part-time basis, including additional tellers and customer service representatives. Management believes that its employee relations are excellent.

Properties

     The Peoples National Bank's main office is located at 1800 East Main Street in Easley, South Carolina. The property consists of a two-story brick building of approximately 10,400 square feet, which is constructed on 1.75 acres of land owned by the Bank. Improvements include a three-lane drive through teller installation, vault, night deposit and safe deposit facilities and a drive through automated teller machine.

     The Peoples National Bank operates a branch office in Powdersville, South Carolina approximately seven miles east of the Bank's main office. The branch office is leased from a partnership of which a director of The Peoples National

Bank is a partner. See -- "MANAGEMENT OF THE COMPANY -- Certain Relationships and Related Transactions." The Peoples National Bank also operates a branch office in Pickens, South Carolina approximately ten miles west of the Bank's main office. This branch operates out of a two-story brick building of approximately 6,800 square feet on .925 acres of land owned by the Bank. Both branch facilities have improvements including a two-lane drive through teller installation, drive-through automated teller machine, vault, night depository and safe deposit facilities.

     The Company owns .566 acres of land, with no improvements, adjacent to the Bank's main office in Easley, South Carolina. The Company purchased the property as a site for a future operations center and holding company administrative offices, which is expected to be completed in 1998 with a projected cost of $600,000.

     The Company also owns 1.07 acres in Easley, South Carolina approximately 4 miles southwest of the main office. The Company purchased the property as a site for a branch office, which is expected to be completed in the year 2000 with a projected cost of $350,000. The Bank has not yet sought regulatory approval to operate a branch at this location.

     The Bank received regulatory approval in September 1997 to open a branch office in Seneca, South Carolina. The Company has purchased 1.097 acres of vacant land in Seneca, South Carolina, approximately twenty- five miles west of the main office, as the future site for this office. Construction has begun for this office and should be completed in late 1998. The land purchase, building construction and equipment purchases are estimated to cost $965,000.

     The  Company  has  purchased  1.935  unimproved  acres in  Anderson,  South
Carolina for the future sight of Bank of Anderson, N.A. The cost of such property was $365,000. The new bank is expected to open initially in a temporary office on such property. The permanent building is expected to be completed in 1999. Construction and equipment costs are estimated at $1,125,000.

     All locations of the Company and Bank are considered suitable and adequate for their intended purposes. Management believes that insurance coverage on the foregoing properties is adequate.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

     The following discussion is intended to assist in understanding the financial condition and results of operation of the Company and should be read in conjunction with the consolidated financial statements of the Company included herein.

Forward Looking Statements

     Statements included in Management's Discussion and Analysis of Financial Condition and Results of Operations which are not historical in nature are intended to be, and are hereby identified as 'forward looking statements' for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended. The Company cautions readers that forward looking statements, including without limitation, those relating to the Company's future business prospects, revenues, working capital, liquidity, capital needs, interest costs, and income, are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward looking statements, due to several important factors herein identified, among others, and other risks and factors identified from time to time in the Company's reports filed with the S.E.C.

Overview

     The Company and The Peoples National Bank, which commenced banking operations in 1986, currently conduct business through three locations in the upstate of South Carolina. Through The Peoples National Bank, the Company provides a full range of banking services designed to meet substantially all of the financial needs of its customers. At December 31, 1997, the Company had approximately $113,417,000 in assets, $76,849,000 in gross loans, $96,190,000 in deposits and $9,510,000 in shareholders' equity.

     In September 1997, The Peoples National Bank received approval from the OCC to open a branch location in Seneca, South Carolina. This new office is expected to be open for business in September 1998.

     In October 1997, the Company announced plans to form a new bank in Anderson, South Carolina. The Company plans to issue additional common stock to capitalize the new bank during 1998. Pending regulatory approval, the Company expects to open the new bank during late 1998 in a temporary banking facility.

Financial Condition

1997 Compared to 1996

Earning Assets

     1997 average earning assets of $100,453,087 were 22.23% above the $82,147,853 average in 1996. Average total net loans of $73,098,893 in 1997 and $59,895,061 in 1996 represented 72.77% and 72.91% of average earning assets for the respective years. The average total loan growth of $13,203,832 during 1997 was accomplished while continuing to maintain quality-underwriting standards. At December 31, 1997, commercial loans comprised 14.35% of total outstanding loan balances versus 11.03% of the prior year balances. Real estate related loans, which include construction and land development, commercial owner-occupied, commercial income producing and mortgages, represented 71.95% of outstanding balances versus 72.01% at December 31, 1996. Consumer and installment loans represented 13.70% of the loan portfolio at December 31, 1997 versus 16.97% at the prior year-end.

     Average securities constituted $22.8 million (22.74%) of the Company's average earning assets in 1997 and $18.3 million (22.26%) in 1996. Proceeds from the sales, calls and maturities of investments in 1997 were $2,250,547, $6,100,000 and $5,130,000, respectively, with net gains of $2,740 realized on sales. Proceeds from the sales and maturities of investment securities in 1996 were $6,031,018 and $6,040,000, respectively, with the resulting loss on sales of $1,836. As of December 31, 1997, $4,888,263 or 20.20% of the investment portfolio consisted of mortgage-backed securities whose maturities may be adversely affected by prepayments, which tend to increase in a declining rate environment. Mortgage-backed securities represented $3,974,015 or 21.7% of the investment portfolio in 1996.

     At December 31, 1997 total investments classified as held for sale had a book value of $20,350,28 and a market value of $20,320,579 for an unrealized loss of $29,449. At December 31, 1996, total held for sale investments had a book value of $15,812,512 and a market value of $15,774,248 for an unrealized loss of $38,264.

     The Company uses its investment portfolio to provide liquidity for unexpected deposit liquidation or loan generation, to meet the Company's interest sensitivity goals and to generate income. The Company emphasizes safety in its selection of investment securities. Accordingly, the investment portfolio is limited to securities of the United States government or its agencies, mortgage-backed securities and investment grade state and municipal securities. The Company does not invest in corporate bonds and to date, the Company does not own any derivative products.

     Average federal funds sold were $4,512,572 in 1997, or 4.49% of average earning assets, compared to $3,962,707, or 4.82% in 1996 of average earning assets.

Liabilities

     During 1997 interest-bearing liabilities averaged $86,965,685 compared to $69,136,126 for 1996, an increase of 25.79%. The average interest rates were 4.66% and 4.53%, respectively. At December 31, 1997, interest-bearing deposits comprised approximately 88.56% of total deposits and 82.98% of interest-bearing liabilities.

     During 1997, the Company decreased its Federal Home Loan Bank ("FHLB") advances to $2,030,612 at December 31, 1997 from $6,397,959 at December 31, 1996. While FHLB advances remain a source of funding, the Bank has increased its emphasis on retail banking and raised deposits through market promotion and sales efforts, thereby decreasing FHLB advances. The Company believes that potential benefits of cross-selling these customers other products and services would offset any increase in the cost of funds.

     The Peoples National Bank's primary source of funds for loans and investments is deposits. Deposits grew 19.95% to $96,189,848 at December 31, 1997, from $80,194,463 at December 31, 1996. Account promotions and sales efforts during the year generated the almost $16 million in new deposits. During 1997 total interest-bearing deposits averaged $76,516,106 with a rate of 4.66%, compared with $63,704,026 with a rate of 4.63% in 1996. During 1997, deposit pricing was very competitive in The Peoples National Bank's market areas, resulting in upward pressure on deposit interest rates. In particular, the interest rates paid on money market accounts rose significantly as a result of customers' rate sensitivity from deposit promotions. The Company does not believe that it has any brokered deposits.

     Average noninterest-bearing deposits were $10,790,606 in 1997 versus $10,349,637 in 1996, reflecting growth of 4.26%. Average noninterest-bearing deposits represented 12.36% of total average deposits at the end of 1997. The Peoples National Bank continues to heavily promote their interest-bearing package account.

     The Company is not able to accurately predict the results of operations for 1998 due to a variety of factors that could cause the Company's actual results to differ materially from the anticipated results. The risks and uncertainties that may affect the operations, performance, development and results of the Company's business include, but are not limited to the following risks: risks from changes in economic and industry conditions; changes in interest rates; risks inherent in making loans including repayment risk and value of collateral; and recently enacted or proposed legislation.

     Three Months Ended March 31, 1998 Compared to Three Months Ended March 31, 1997

Earning Assets

     As of March 31, 1998, the Company had total loans outstanding of $76,833,279. Loans increased $6,848,788 or 9.79% from $69,984,491 at March 31,
1997, and decreased  $15,824 or 0.02% from $76,849,103 at December 31, 1997. For the first three-months of 1998, the Company's loans averaged $76,935,029 compared to $68,366,006 for the same period of 1997. The increase resulted primarily from internal growth.

     The average yield on the Company's loans as of March 31, 1998 was 9.18% compared to 9.27% at March 31, 1997 and 9.21% at December 31, 1997.
Approximately 42% of the Bank's loans are tied to prime, including the Bank's equity line loan product, the principal amount of which has increased $2,122,477 or 29.95% since March 31, 1997

     The allowance for loan losses at March 31, 1998 was $1,003,382 or 1.31% of loans outstanding compared to $801,039 or 1.14% of loans outstanding at March 31, 1997 and $987,138 or 1.30% at December 31, 1997.

     At March 31, 1998, the Company had $805,376 in non-accruing loans, one restructured loan in the amount of $9,476 and one loan more than ninety days past due in the amount of $39,680 on which interest was still being accrued.

This compares to $247,657 in non-accruing loans, no restructured loans and no loans more than ninety days past due on which interest was still being accrued at March 31, 1997. At December 31, 1997, there were $757,206 in non-accruing loans, one $9,898 restructured loan and a $142,317 loan more than ninety days past due on which interest was still being accrued. Nonperforming assets as a percentage of loans and other real estate owned were 1.26% and 0.35% at March 31, 1998 and 1997, respectively.

     Net recoveries during the first three months of 1998 were $18,744, compared to net charge-offs of $6,380 for the first three months of 1997 and net charge-offs of $98,016 for the year ended December 31, 1997. The allowance for loan losses as a percentage of nonperforming loans was 119% and 323% as of March 31, 1998 and 1997, respectively.

     On each of March 31, 1998 and March 31, 1997 the Company had no impaired loans.

     Investment securities constituted 26.06% and 23.14% of earning assets as of March 31, 1998 and 1997, respectively. At March 31, 1998, securities totaled $28,787,254, up $6,831,781 from $21,955,473 invested as of March 31, 1997 and up
$4,614,319 from December 31, 1997's balance of $24,172,935. The increase is due to increased deposits coupled with lower loan demand. The yield on investment securities decreased from 6.03% at March 31, 1997 and decreased from 5.94% at December 31, 1997 to 5.85% at March 31, 1998. The portfolio yield decreased due to maturities of higher yielding government securities, which were reinvested at lower rates. The investment portfolio has a weighted average maturity of approximately 1.33 years. Securities averaged $25,406,719 for the first three months of 1998, 11.94% above the first three months of 1997 average of $22,696,500.

Liabilities

     Deposits grew 27.57% to $103,824,889 at March 31, 1998 from  $81,385,923 at
March 31, 1997. At December 31, 1997, deposits totaled $96,189,848. The increase resulted principally from account promotions.

     During the first three months of 1998, interest-bearing deposits averaged $88,381,144 compared to $80,373,955 for the same period in 1997, and $76,516,106 for the twelve months ended December 31, 1997. The average interest rates were 4.67% and 4.54% at March 31, 1998 and 1997 respectively. In pricing deposits, the Company considers its liquidity needs, the direction and levels of interest rates and local market conditions. As of March 31, 1998, interest-bearing deposits comprised 87.68% of total deposits.

     Core deposits as a percentage of total deposits averaged approximately 80.79% for the three months ended March 31, 1998.

Earnings Performance

1997 Compared to 1996

     The Company reported record earnings in 1997. Net income for the year ended December 31, 1997 was $1,303,773 compared to $1,064,785 in 1996. Basic and diluted net income per share was $0.77 and $0.73 in 1997, compared to $0.64 and $0.61 in 1996, respectively. The increase in 1997 net income resulted principally from increases in the volume of earning assets, primarily loans and investments which increased net interest income 14.71% or $616,482.

     The largest component of the Company's net income is The Peoples National Bank's net interest income. Net interest income is the difference between the interest earned on assets and the interest paid for the liabilities used to support such assets. Net interest income constituted 90.1% of net revenues (net interest income plus non-interest income) in 1997, compared to 90.8% in 1996 and 90.5% in 1995. Net interest income after provision for loan losses for 1997 increased $552,087 or 14.0% over 1996.

     The net interest margin, defined as net interest income divided by average earning assets, decreased to 4.34% in 1997 compared to 4.59% at the end of 1996 and 4.93% at the end of 1995. The decline in the net interest margin is primarily due to a small increase in the prime interest rate, with a larger increase in deposit pricing and an especially competitive deposit rate environment. The prime interest rate decreased from 9.00% to 8.75% in July 1995 and decreased further to 8.5% in December 1995. In February 1996, the prime rate lowered to 8.25%. In March 1997, the prime rate increased to 8.50%. Approximately 40% of the loan portfolio has variable rates and immediately repriced according to the changes in the prime rate. While deposit rates were lowered somewhat during the prime decreases, rates were increased during 1997 with the prime rate increase and in response to the public's demand of increased deposit rates. During 1997, many financial institutions offered deposit promotions above the market rates, creating upward pressure on the Company's cost of funds. Also, the Company has instituted deposit promotions and kept its deposit rates competitive in an effort to increase its liquidity levels. The Company expects the competitive deposit rate environment to continue.

     Non-interest income, excluding securities transactions, increased $105,006 or 24.8% for 1997 compared to 1996. Service charges and other fees on deposits increased $46,140 or 14.0%, resulting from a 20.0% increase in total deposits. The Peoples National Bank also increased many of its service charges on deposit accounts effective April 1,1997.

     Non-interest expense increased $317,581 or 11.5% in 1997 compared to 1996. Personnel costs in 1997 were $1,748,930 compared to $1,598,182 the prior year, an increase of $150,748 or 9.4%. The increase is primarily the result of additional staffing and normal salary increases. Occupancy and equipment expenses in 1997 were $459,276 compared to $395,144 in 1996, an increase of $64,132 or 16.3% due primarily to an increase in depreciation expense on new equipment purchased in 1997. Other operating expenses increased $94,981 or 12.6% primarily attributable to a $20,398 increase in closing costs paid by The Peoples National Bank on its Equity Line loan product, $30,157 additional expense on the Business Manager (accounts receivable) product and a $26,300 increase in board fees paid to the Company and Bank board members, as well as to the advisory board members at The Peoples National Bank's Powdersville and Pickens locations.

     The allowance for loan losses is established to provide for expected losses in The Peoples National Bank's loan portfolio. The allowance for loan losses at December 31, 1997 was $987,138, compared to $760,679 at December 31, 1996. At December 31, 1997 the allowance for loan losses represented 1.29% of outstanding loans, compared to 1.15% at the end of 1996. The allowance for loan losses is based upon management's continuing evaluation of the collectibility of past due loans based on historical loan losses experienced by the Bank, current economic conditions affecting the ability of borrowers to repay, the volume of loans, the quality of collateral securing non-performing and problem loans, and other factors deserving recognition.

     The provision for loan losses charged to operations during 1997 was $324,475 compared to $260,080 in 1996. Management considers this reserve to be very adequate based upon evaluation of specific loans and weighing of various loan categories as suggested by The Peoples National Bank's internal loan rating system. The Company increased the 1997 provision as a result of consumer credit concerns. During 1997, net charged-off loans totaled $98,016 or 0.1% of total loans outstanding. This compares to net charged-off loans of $169,065 or 0.3% of total loans outstanding during 1996. The ratio of non-performing loans (including loans 90 days or more past due) and other real estate owned to total outstanding loans was 1.17% at December 31, 1997 compared to 0.87% at the end of 1996.

1996 Compared to 1995

     The Company's net income for 1996 was $1,064,785 a 24.74% increase compared to $853,622 in 1995. Earnings per common share increased to $0.61 from $0.54 per diluted share in 1995. Basic net income per share increased to $0.64 in 1996 from $0.55 in 1995. The increase in net income resulted primarily from increases in the volume of earning assets, primarily loans, which increased net income 9.19%, as well as increases in non-interest income of 12.8% which resulted from increases in loan fees and deposit account charges.

     Return on average equity for 1996 was 13.30%, compared to 12.64% for 1995. Return on average assets for 1996 was 1.21%, compared to 1.05% in 1995.

     As the primary contributor to the Company's earnings, net interest income constituted 90.9% of net revenues (net interest income plus non-interest income) in 1996, compared to 90.5% in 1995 and 90.9% in 1994. Net interest income after provision for loan losses for 1996 increased $341,235 or 9.5% over 1995. This represents a 4.59% net interest margin on average earning assets of $82,147,853. For 1995, the net interest margin was 4.93% on earning assets of $75,010,056. This decrease was primarily due to reduced rates on interest-bearing liabilities after the reduction in the prime interest rate during 1995 and early 1996. The high percentage of non-interest bearing deposits also aided in driving the cost of funds down. For 1996, 13.9% of average total deposits were demand deposits, compared to 13.1% during 1995.

     Non-interest income, excluding securities transactions, increased $32,346 or 8.3% for 1996 as compared to 1995. Service charges and other fees on deposits increased $34,250 or 13.4%, resulting from a 12.7% increase in total deposits. During the second quarter of 1996, The Peoples National Bank sold its charge cards resulting in a $6,487 decrease in charge card income in 1996 when compared to 1995.

     Non-interest expense increased a low $51,793 or 1.9% in 1996 over 1995. Personnel costs in 1996 were $1,598,182 compared to $1,457,122 the prior year, an increased of $141,060 or 9.68%. The increase is primarily the result of additional staffing and normal salary increases. Occupancy and equipment expenses in 1996 were $395,144 compared to $415,298 in 1995, a decrease of $20,154 or 5.1%, due primarily to a decrease in depreciation expense on original equipment. Other operating expenses increased $1,029, primarily attributable to normal operating expenses.

     FDIC insurance costs were $2,000 in 1996, compared to $72,142 in 1995. At its August 1995 meeting, the FDIC approved a reduction in the insurance assessments for Bank Insurance Fund ("BIF") deposits. This reduction decreased The Peoples National Bank's insurance assessment for BIF deposits from 0.26% to 0.04% of the average assessment base. This decrease was retroactive to June 1, 1995. Effective January 1996, the insurance assessment for The Peoples National Bank's BIF deposits was set at zero (although banks pay a $2,000 annual fee).

     The allowance for loan losses is established to provide for expected losses in The Peoples National Bank's loan portfolio. The allowance for loan losses at December 31, 1996 was $760,679, compared to $669,664 at December 31, 1995. At December 31, 1996, the allowance for loan losses represented 1.15% of loans outstanding, compared to 1.17% at the end of 1995. The allowance for loan losses is based upon management's continuing evaluation of the collectibility of past due loans based on historical loan losses experienced by The Peoples National Bank, current economic conditions affecting the ability of borrowers to repay, the volume of loans, the quality of collateral securing non-performing and problem loans, and other factors deserving recognition.

     The provision for loan losses charged to operations during 1996 was $260,080 compared to $108,000 for 1995. Management considers this reserve to be very adequate based upon evaluation of specific loans and weighing of various loan categories as suggested by The Peoples National Bank's internal loan rating system. During 1996, net charged-off loans totaled $169,065 or 0.3% of total loans outstanding. This compares to $57,627 or 0.1% of loans outstanding during 1995. The ratio of non-performing loans (including loans 90 days or more past due) to total outstanding loans was 0.79% at December 31, 1996 compared to 0.86% at 1995.

Three Months Ended March 31, 1998 Compared to Three Months Ended March 31, 1997

     The Company's net income for the first quarter of 1998 was $357,453, or $0.20 per fully diluted share. For the first quarter of 1997, net income was $347,089, or $0.21 per fully diluted share. Net interest income increased approximately $21,482 for the first quarter of 1998, compared to the year earlier period. Return on average equity for the three months ended March 31, 1998 was 14.67% compared to 16.09% for the same period in 1997. Return on average assets for the three months ended March 31, 1998 was 1.22% compared to 1.38% for the same period in 1997.

     Net interest income before the provision for loan losses for the first quarter of 1998 increased $21,482 or 1.97% over the first quarter of 1997. Net interest income after provision for loan losses for the three months ended March 31, 1998 increased $70,722 or 6.79% over the same period in 1997. This represents a 4.09% net interest margin on average earning assets of $108,544,700. For this same period in 1997, the net interest margin was 4.58% on average earning assets of $80,248,000. This decrease in interest margin resulted primarily from higher funding costs and lower yields on earning assets.

     Noninterest income, excluding securities transactions, increased $124,498 or 64.45% for the first quarter of 1998 as compared to the same period of 1997. A $46,254 increase in origination fees on mortgage loans; increased earnings from the Bank's business manager product of $20,601; and earnings of $17,837 from the Bank's specialized investment program were the main contributors to increased noninterest income. No gain or loss was realized on the sale of available for sale securities during the first three months of either 1998 or 1997.

     Noninterest expense increased $179,746 or 25.10% for the first quarter of 1998 over the first quarter of 1997. First quarter salary and benefit costs increased $84,268 or 20.27% due to normal salary increases and the addition of several key employees during the last six months of 1997. Occupancy and equipment expenses were up $17,817 or 16.83% primarily due to an increase in the purchase and maintenance of equipment. Other operating expenses increased $77,661 or 39.93% primarily attributable to a $12,250 increase in marketing expenses due to the advertising commitment made by the Bank's management, a $4,185 additional expense on the Business Manager (account receivable) product, a $4,800 increase in board fees paid to the Company and Bank board members, and $13,480 in expenses associated with the Salary Continuation Plan.

     The provision for loan losses to operations during the three months ended March 31, 1998 was a benefit of $2,500 compared to a charge of $46,740 for the same period in 1997. The benefit is due primarily to the $18,744 net recovery and the small $15,824 decrease in outstanding loans since December 31, 1997. At 1.31% of total outstanding loans, management considers this reserve to be adequate based upon evaluations of specific loans and weighing of various loan categories as suggested by the Bank's internal loan rating system.

                             BANK OF ANDERSON, N.A.

     On May 8, 1998, the OCC granted the organizers of Bank of Anderson, N.A. preliminary approval to organize Bank of Anderson, N.A. On July 22, 1998, the Company completed a stock offering, the majority of the proceeds of which will be used to capitalize the Bank of Anderson, N.A. If the conditions to final approval are met, the Company will use $4.5 million to acquire the Bank of Anderson, N.A., and Bank of Anderson, N.A. will commence commercial banking business in Anderson, South Carolina. The principal offices of Bank of Anderson, N.A. will be located near the intersection of East Greenville Street and Main Street in Anderson, South Carolina. The site contains 1.935 acres with frontage on both streets. The organizers of the Bank of Anderson, N.A. plan to build a two story building of 6,800 square feet on the site for the offices of the new bank.

Background of Organization

     Substantially all of the large financial institutions headquartered in South Carolina have been acquired by regional bank holding companies over the past five years. As a result, South Carolina and its citizens have lost much of the ability to control financial resources and decisions relating to allocations of those resources. More and more frequently, underwriting decisions are being made outside South Carolina by entities and people not familiar with the borrowers or the communities to be served. In many instances, banking customers have become frustrated with the delays attendant to such external decision making and with the lower levels of personal services occasioned by consolidation and reductions in personnel.

     In the face of encroaching bank regionalism, The Peoples National Bank was organized in 1986 to take advantage of perceived opportunities for a community bank offering local decision making, highly personalized service and a commitment to the well-being and advancement of the communities served. The perceived opportunity proved to be a reality and The Peoples National Bank has successfully attracted a substantial loan and deposit base away from regional competitors. Although these competitors have greater financial and managerial resources than The Peoples National Bank, management of The Peoples National Bank believes that it compensates for these differences by offering a high level of personal service and by responding quickly and efficiently to customer needs.

     The impetus to organize a national bank in Anderson was the announcement on September 20, 1997 that Anderson National Bank ("ANB") was to be acquired by Regions Financial Corporation which is headquartered in Birmingham, Alabama. The acquisition of ANB would remove the only locally owned, locally headquartered commercial bank in Anderson. Robert E. Dye, who led the effort to organize The Peoples National Bank in 1986, was immediately interested in organizing an institution to become the true "hometown bank" in Anderson and to fill the void that would exist once the acquisition of ANB was consummated. Mr. Dye, who is originally from Anderson, felt strongly that this $1 billion deposit market would support an institution such as the one being proposed. After two special meetings of the Peoples Bancorporation Board of Directors, an announcement was made on September 27, one week after the news of the proposed ANB acquisition, that the Company planned to sponsor organization of a new bank in Anderson.

     The Company contacted David C. King about leading the organizational effort in Anderson and serving as President and Chief Executive Officer of the new bank. Mr. Dye and Mr. King had worked together at Carolina National Bank from 1975 to 1981. Mr. King, who is also a native of Anderson, was most recently employed in the banking industry as the President and Chief Executive Officer of Barrow Bank & Trust Company in Winder, Georgia. After that institution was acquired in 1996, Mr. King continued his employment with the acquiror until March of 1997, when he returned to Anderson to manage the family mortuary business. Eager to resume his 23-year banking career, Mr. King readily accepted the offer to become the President and Chief Executive Officer of the proposed bank. Mr. King and Mr. Dye then carefully developed a list of approximately thirty of Anderson's foremost community, business, and civic leaders as potential board members. After prioritizing the list, they approached their seven top prospects, and all seven enthusiastically agreed to serve as organizers and directors.

     The group, which is comprised of Mr. King and Mr. Dye along with E. Stephen Darby, Myrtle E. Gillespie, Andrew M. McFall, III, D. Kirkland Oglesby, J. Calhoun Pruitt, Robert M. Rainey and Larry D. Reeves, met for the first time in January and discussed plans to organize the bank. After considerable discussion, the decision was made to pursue a national charter, and the application process was begun.

Organizers of Bank of Anderson, N.A.

     Set forth below is information about the Anderson business people who are the organizers of Bank of Anderson, N.A.

     Robert E. Dye serves as Chairman, President, and Chief Executive Officer of Peoples Bancorporation, Chairman and Chief Executive Officer of The Peoples National Bank, and will be Chairman of Bank of Anderson, N.A. A native of Anderson, he graduated with a B.S. in engineering from Clemson University, completed numerous American Institute of Banking courses, and attended Stonier, the Graduate School of Banking. Mr. Dye currently serves as vice president of the IPTAY Board of Directors, Trustee of the YMCA of Pickens County, deacon of Easley First Baptist Church, and member of Easley Rotary. He was the first Chairman of Baptist Medical Center Easley Foundation, past president of the Easley Chamber of Commerce, Easley YMCA, and Easley Community Theater, Chairman of the Easley First Baptist Church Planning and Building Committee, and has served on numerous civic and vocational groups throughout his career.

     David C. King, co-owner of Sullivan King Mortuary, will serve as President and Chief Executive Officer of Bank of Anderson, N.A. Mr. King was President and

CEO of Barrow Bank and Trust in Winder, Georgia from December, 1994 until its acquisition by Regions Financial Corporation in March, 1996, and continued his employment with Regions until March of 1997. Mr. King has been in banking for 23 years. Prior to his tenure with Barrow Bank and Trust, Mr. King was Executive Vice President with The Citizens Bank in Toccoa, Georgia from February 1989 to December 1994, and was Vice President and Regional Retail Credit Manager with The Citizens and Southern National Bank in Anderson, South Carolina from March 1987 to February 1989. Mr. King also served as Vice President and City Executive for First Union National Bank in Anderson, South Carolina from April 1982 to March 1987, and as Vice President and City Executive for Carolina National Bank in Clemson, South Carolina from September 1975 to June 1981. Prior to joining Carolina National Bank in 1975, Mr. King was a Management Associate with the Trust Company Bank in Atlanta, Georgia. A native of Anderson, Mr. King is a finance and real estate graduate of Auburn University. He also finished the Graduate School of Banking of the South, as well as First Union National Bank's Commercial Lending School. Mr. King currently serves on the Foothills United Way Campaign Cabinet, is District Chairman of Boy Scouts of America Friends of Scouting Campaign, is Secretary-elect of Rotary Club of Anderson, and serves on the Boards of Anderson County Arts Council and Anderson Soiree. A Leadership Anderson Graduate, he has served on the Anderson area Medical Center Board and Finance Committee, the Anderson Area Chamber of Commerce Board and Executive Committee, the American Cancer Society Board, as President of American Heart Association, as Chairman of Anderson Area YMCA Board, and on many other community associations throughout his banking career.

     E. Stephen Darby, President and General Manager of Darby Electric Company, Inc. for 25 years, received the 1995 Small Business Person of the Year Award from the Anderson Area Chamber of Commerce in 1996. A native of Anderson, he is a business administration graduate of The Citadel. Mr. Darby currently serves on the Tri- County Technical College Foundation Board and Anderson College Trustee Board, is a member and past president of Anderson Rotary, and member and former deacon of Anderson First Baptist Church. Mr. Darby has served on the Boards of Anderson YMCA, Chamber of Commerce, and Salvation Army, as well as other civic and vocational groups throughout his career. He served on Advisory Boards for Southern Bank and Trust from 1979 to 1987 and First Union from 1987 to 1998.

     Myrtle E. Gillespie, an Alabama native, has been a resident of Anderson for 28 years. She received a Bachelor of Science degree from University of Southern Mississippi and a Master of Arts from Ohio State University. She has been a Board member of the Greater Anderson Musical Arts Consortium since its founding, a member of the Anderson County Medical Alliance, and a member of Anderson First Baptist Church, where she serves as Sunday School teacher and Chairman of the Personnel Committee. Ms. Gillespie has also worked with Anderson County Arts Council, Anderson Junior Assembly, Anderson/Oconee Speech and Hearing Services, American Cancer Society, Anderson Music Club, and South Carolina Governors School for the Arts.

     Andrew M. McFall, III, a 6th generation Andersonian, attended Auburn University, School for Executive Development at University of Georgia, American Savings and Loan Institute, and Graduate School for Banking at University of Indiana. Mr. McFall worked with Anderson Savings and Loan and its successor Security Federal, Security Mortgage and its successor Painewebber Mortgage, and Columbia National, Inc., retiring in 1995. He currently serves as Chairman of Deacons and has served as teacher, department head, and Treasurer at Boulevard Baptist Church, is a member of Greater Anderson Rotary Club, a life member of Sertoma, past President of the South Carolina Controllers Society, and has served on the Anderson area Chamber of Commerce Board, United Way, Anderson County Mental Health Association, Electric City Centennial Committee, and numerous vocational groups.

     D. Kirkland Oglesby retired at the end of the year as President and CEO of Anderson Area Medical Center, a position he had held since 1967. During his 45 years in the health care industry, Mr. Oglesby served as Chairman of the South Carolina Hospital Association, the American Hospital Association, the American College of Health Care Executives, and the Joint Commission of Accreditation of Health Care Organizations. A North Carolina native, he graduated from Davidson College with a B.S. degree and obtained a Certificate in Hospital Administration from Duke University Medical Center. Mr. Oglesby currently serves as a member of the Board of Trustees of Healthcare Research and Development Institute, Inc. of Pensacola, Florida, consultants to the health care industry. He served, from 1981 to 1997 on the Anderson Advisory Board of Wachovia Bank, and has worked with numerous community organizations.

     J. Calhoun Pruitt, a practicing attorney in Anderson since 1974, is licensed by the Supreme Court of South Carolina, the U.S. Federal District Court, the U. S. Court of Appeals, and the United States Supreme Court. Mr. Pruitt is also involved in real estate development. An Anderson native, Pruitt received a B.A. in Economics, cum laude, from the University of South Carolina and a Juris Doctor from the University of South Carolina School of Law. He is a member of the Anderson Area Chamber of Commerce, a member of the Greenville Power Squadron, a member of First Presbyterian Church, and a former member of the Anderson Jaycees. He has served as a boating safety instructor for both adult and youth safety classes.

     Robert  M.  Rainey,   an  Anderson   resident  and  native,   is  a  Senior
Environmental Engineer with RMT, Inc., a firm of Consulting Engineers in Greenville, and a cattle farmer. Mr. Rainey graduated from Washington and Lee University with a B.S. in Natural Sciences and Mathematics, received an M.A. in Earth and Planetary Sciences from The Johns Hopkins University and an M.S. in Environmental Systems Engineering from Clemson University. He has served as Trustee for both Anderson Area Medical Center and AnMed Healthy Futures Trust, Advisory Board Member for The Salvation Army, Executive Board Member for Blue Ridge Council-Boy Scouts of America, Chairman of the City of Anderson Board of Architectural Review, Chairman of Anderson County Arts Council Endowment Committee, member of Advisory Board and Strategic Gifts Committee for Anderson College, on the Board of Directors of Anderson YMCA, Church Council of St. John's United Methodist Church, and Advisory Boards for both C & S National Bank of South Carolina and NationsBank. Mr. Rainey is also trustee of three private foundations.

     Larry D. Reeves is Senior Vice President and General Manager of Cromer Food Services, an Anderson food and beverage vending company. Mr. Reeves had previously worked for 13 years with Owens Corning Fiberglass, including serving as Plant Manager of the Anderson plant. He also worked as Vice President of Advertising with Hart Hanks Communications. Also an Anderson native, Mr. Reeves graduated from Clemson University with a B.S. in Chemical Engineering. He completed many management courses at Harvard Business School, Stanford University, and George Washington University. He currently serves as Treasurer of Christian Youth Camp, Inc., Trustee and Elder at Bethany Chapel, Advisory Board member of The Salvation Army, member of Anderson Rotary Club, and Building Authority member of Anderson County Courthouse. He has worked with United Way, South Carolina Chamber of Commerce, Anderson Area Chamber of Commerce, Anderson Junior Achievement, Tri-County Technical College Foundation Board, Anderson YMCA, Anderson Medical Center Board and Foundation, and South Carolina Private Industry Council.

Market Area of Bank of Anderson, N.A.

     Using the broadest definition of market, the proposed bank will offer its services to Anderson County. Located in the northwestern portion of South Carolina, Anderson County is bordered by Oconee County and Pickens County to the northwest, Greenville County to the northeast, Laurens County to the east, Abbeville County to the southeast, and the State of Georgia to the southwest.

     The primary market for the proposed Bank of Anderson, N.A., from which it would expect to draw 75% of its business, is a 3-mile radius surrounding the proposed bank location. The secondary market extends to a 6-mile radius of the site. A total of 90% of the bank's business should be generated from the combination of the primary and secondary markets. This service area engages the central portion of the county and more importantly the City of Anderson. The proposed bank office will very nearly be located in the geographic center of the city.

     Statistics dated June 30, 1997 indicate that of the $1.47 billion of deposits located in Anderson County, 65% of these deposits are in the City of Anderson. Four national banks, six state banks, and one savings bank currently divide this $959 million market. Each of these eleven depository institutions currently maintains an office in the downtown area within one half mile of the proposed bank site. Between the recent acquisitions of First Federal Savings and Loan Association of Anderson by Carolina First and Anderson National Bank by Regions Financial, approximately $250 million in deposits, or 26% of the market, is in a state of transition. The proposed bank will be the only commercial bank headquartered in this market. The organizers believe that the proposed bank will offer a distinct alternative to the large regional banks that will be welcomed in this market.

Competition

     South Carolina law permits statewide branching by banks and savings and loan associations, and many financial institutions have branch networks. South Carolina law also permits regional interstate banking, and seven of the larger commercial banks in the Anderson area are affiliated with regional banking groups. Twenty-two financial institutions are represented in Anderson County, including 14 banking groups ranging in total market area deposits from $237 million to $1.6 million, one savings and loan association with market area deposits of $62 million, and 7 credit unions with market area deposits ranging from $41 million to $1 million. (Source: Sheshunoff - The Branches of South Carolina, 1997)

     Banks generally compete with other financial institutions through the banking products and services offered, the pricing of services, the level of service provided, the convenience and availability of services, and the degree of expertise and personal concern with which services are offered. It is anticipated that Bank of Anderson, N.A. will encounter strong competition from most of the financial institutions in Bank of Anderson, N.A.'s extended market area. In the conduct of certain areas of its banking business, Bank of Anderson, N.A. will also compete with credit unions, consumer finance companies, insurance companies, money market mutual funds and other financial institutions, some of which are not subject to the same degree of regulation and restriction imposed upon Bank of Anderson, N.A. Many of these competitors have substantially greater resources and lending limits than Bank of Anderson, N.A. will have and offer certain services, such as international banking services and trust services, that Bank of Anderson, N.A. will not provide initially. Moreover, most of these competitors have numerous branch offices located throughout the extended market area, a competitive advantage that Bank of Anderson, N.A. will not have in the near future. Bank of Anderson, N.A. believes, however, that its relatively small size will permit it to offer more personalized service than many of its competitors, which may provide a competitive advantage. Bank of Anderson, N.A. should also be able to compensate for its lower initial lending limits by
participating   larger   loans  with  The  Peoples   National   Bank  and  other
institutions.

Services to be Offered

     Bank of Anderson, N.A. plans to emphasize local management and commitment to the industrial and business growth of the Anderson area, and intends to provide personalized banking services, with emphasis on knowledge of the individual financial needs and objectives of its customers and an appropriate array of services to meet those needs and objectives.

     The services offered are expected to be substantially the same as the services offered by The Peoples National Bank, including the full range of deposit services that are typically available in most banks and savings and loan associations, such as checking accounts, NOW accounts, and savings and other time deposits of various types, ranging from daily money market accounts to longer-term certificates of deposit. The transaction accounts and time certificates will be tailored to the principal market area at rates competitive with those offered in the area. In addition, retirement accounts such as IRA's (Individual Retirement Accounts) will be made available. All deposit accounts will be insured by the FDIC up to the maximum amount permitted by law. Bank of Anderson, N.A. intends to solicit these accounts from individuals, businesses, associations and organizations, and government authorities. Although Bank of Anderson, N.A. intends to be competitive in its efforts to attract deposit accounts, it will not aggressively seek jumbo certificates of deposit
(certificates in amounts greater than $100,000) and does not intend to accept brokered deposit accounts.

     Bank of Anderson, N.A. plans to offer a full range of short- and intermediate-term commercial and personal loans. Bank of Anderson, N.A. also plans to originate variable-rate, residential and other mortgage loans for its own account, and intends to make personal loans directly to individuals for various other purposes, including purchases of automobiles, mobile homes, boats and other recreational vehicles, home improvements, education and personal investments. Commercial loans, secured and unsecured, are expected to be made primarily to individuals and small and mid-sized businesses operating in and around Anderson County. These loans are expected to be available for general operating purposes, acquisition of fixed assets, including real estate, purchases of equipment and machinery, financing of inventory and accounts receivable, and other business purposes. Although Bank of Anderson, N.A. plans to take a progressive and competitive approach to lending, it will stress high quality in its loans.

     Bank of Anderson, N.A. may participate in a regional network of automated teller machines that may be used by its customers in major cities throughout the Southeast. Bank of Anderson, N.A. plans to offer both VISA and MasterCard brand credit cards together with related lines of credit. The lines of credit may be used for overdraft protection as well as a pre-authorized credit for personal purchases and expenses.

     Bank of Anderson, N.A. also plans to provide safe deposit boxes, travelers checks, direct deposit of payroll and social security checks, and automatic drafts for various accounts, but does not expect to provide international or trust banking services in the near future.

Asset and Liability Management

     The primary assets of Bank of Anderson, N.A. will consist of the loan portfolio and investment account. Efforts will be made generally to match maturities and rates of loans and the investment portfolio with those of deposits, although exact matching will not be possible. The majority of Bank of Anderson, N.A.'s securities investments are expected to be in marketable obligations of the United States Government, federal agencies and state and municipal governments, generally with varied maturities.

     Long-term loans are expected to be priced primarily to be interest-rate sensitive with only a small portion of Bank of Anderson, N.A.'s portfolio of long-term loans at fixed rates. For the foreseeable future, such fixed-rate loans are not expected to have maturities longer than five years, except in exceptional cases.

     Deposit accounts will represent the majority of the liabilities of Bank of Anderson, N.A. These will include transaction accounts, time deposits and certificates of deposit. Bank of Anderson, N.A. does not intend to aggressively seek certificates of deposit over $100,000. The maturities of most interest-sensitive accounts are expected to be six months or less.

Anticipated Growth

     Bank of Anderson, N.A.'s initial capitalization is expected to be $4,500,000, which would support Bank of Anderson, N.A. assets of approximately $60 million, based on current bank regulatory guidelines. See "USE OF PROCEEDS." Bank of Anderson, N.A.'s growth is expected to come primarily from within the Anderson area through loan and deposit business generated at Bank of Anderson, N.A.'s proposed main office located in the central business section of Anderson.

The foregoing discussion of the proposed business of Bank of Anderson, N.A. contains forward looking statements with respect to the anticipated business operations of Bank of Anderson, N.A. These forward looking statements contain certain uncertainties since Bank of Anderson, N.A. has not yet commenced business operations, and may not commence business operations at all if necessary regulatory approvals are not received. If Bank of Anderson, N.A. opens for business, actual business operations could differ from the foregoing description if management of the Company and Bank of Anderson, N.A. determine that different business strategies are prudent to meet the needs and demands of the Anderson community.

               BENEFICIAL OWNERSHIP OF THE COMPANY'S COMMON STOCK

     Set forth below is information as of July 31, 1998 about persons who may be considered beneficial owners of 5% or more of the Peoples' Common Stock.

                                        Number of Shares        % of Outstanding
Name and Address                      Beneficially Owned          Common Stock
----------------                      ------------------          ------------

Robert E. Dye, Sr.                           304,164(1)                12.70%
1800 East Main Street
Easley, South Carolina 29640


(1) Includes 117,958 shares owned by the estate of Mr. Dye's wife, as to which Mr. Dye serves as personal representative, and currently exercisable options to purchase 67,644 shares.

                            MANAGEMENT OF THE COMPANY

     The following tables set forth information as of the dates indicated about the persons who currently serve as executive officers and directors of the Company.

Stock Ownership of Executive Officers and Directors

     The following table sets forth information about (i) the beneficial stock ownership of executive officers and directors of the Company as of July 31, 1998; and (ii) the pro forma beneficial stock ownership of such persons after this Offering. Such persons are not, however, obligated to purchase the number of shares shown below, and may decide to purchase more shares or fewer shares.


                                                 July 31, 1998
                                                     Actual                                           Pro Forma
                                        --------------------------------        ----------------------------------------------------

                                                                                                        % of
                                                                                                       Common              % of
                                                                                                       Stock              Common
                                         Number of              % of              Number of          Ownership             Stock
                                           Shares              Common              Shares            if 53,950           Ownership
                                        Beneficially            Stock           Beneficially        Shares (14)       if 425,000(15)
Name                                       Owned            Ownership(1)            Owned               Sold            Shares Sold
----                                      -------           ------------        ------------        -----------       -------------
Garnet A. Barnes (2)                      54,592                2.28%             62,092                2.75%               2.36%
William A. Carr (3)                       11,570                   *              12,570                   *                   *
Charles E. Dalton (4)                      8,944                   *              10,444                   *                   *
Robert E. Dye, Sr. (5)                   304,164               12.70%            314,164               13.56%              11.69%
Robert E. Dye, Jr. (6)                    43,524                1.82%             49,524                2.20%               1.89%
W. Rutledge Galloway (7)                  52,618                2.20%             52,618                2.33%               2.00%
E. Smyth McKissick, III (8)               43,978                1.84%             43,978                1.95%               1.67%
Eugene W. Merritt, Jr. (9)                20,270                   *              20,270                   *                   *
George B. Nalley, Jr. (10)                58,854                2.46%             74,854                3.31%               2.84%
R. Riggie Ridgeway (11)                   43,213                1.80%             48,413                2.12%               1.82%
Nell W. Smith (12)                        18,536                   *              18,536                   *                   *
A. J. Thompson, Jr., M. D. (13)           63,484                2.65%             69,484                3.07%               2.64%
Directors and Officers
  As a Group (15 persons)                754,197               31.49%            808,147               33.00%              28.66%

_____________
*Less than 1%

(1) Pursuant to the rules of the Securities and Exchange Commission, certain shares of the Company's Common Stock that a beneficial owner has the right to acquire within 60 days pursuant to the exercise of stock options are deemed to be outstanding for purposes of computing the percentage ownership of each such person, but are not deemed to be outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated, the named individual or entity has sole voting and investment power with respect to all shares.
(2) Includes 27,100 shares owned by Mr. Barnes' wife, and 10,500 shares subject to currently exercisable options.
(3)  Includes 10,500 shares subject to currently exercisable options.
(4)  Includes 6,300 shares subject to currently exercisable options.
(5) Includes 117,958 shares held by the estate of Mr. Dye, Sr.'s wife, as to which Mr. Dye serves as personal representative, and 67,644 shares subject to currently exercisable options.
(6) Includes 2,414 shares owned jointly with Mr. Dye, Jr.'s wife and 1,490 shares held by Mr. Dye, Jr.'s minor child.
(7) Includes 26,118 shares held in the name of Galloway- Tripp, Inc. Profit Sharing Plan for the benefit of Mr. Galloway, and 10,500 shares subject to currently exercisable options.
(8)  Includes 6,300 shares subject to currently exercisable options.
(9)  Includes 6,300 shares subject to currently exercisable options.
(10) Includes 12,058 shares owned by Mr. Nalley's wife, an aggregate of 20,622 shares held in two trusts administered by Mr. Nalley, and 10,500 shares subject to currently exercisable options.
(11) Includes 33,848 shares subject to currently exercisable options.
(12) Includes 10,500 shares subject to currently exercisable options.
(13) Includes 16,910 shares held by Dr. Thompson's wife, 10,464 shares held by Dr. Thompson's minor child, and 10,500 shares subject to currently exercisable options.
(14) Assumes that only the 53,950 shares expected to be purchased by the directors and executive officers of the Company are sold.
(15) Assumes that all shares offered hereby are sold. Also assumes that no purchaser in the offering completed July 22, 1998 accepts the pending rescission offer. See "PENDING RESCISSION OFFER."

Business Experience of Executive Officers and Directors for the Past Five Years

     The information below sets forth the age, business experience for the past five years, and term in office for each of the directors and executive officers of the Company. Each of the directors of the Company is also a director of The Peoples National Bank.

                                                                                                      Term as
                                                                                   Director           Director
                                     Position               Position            of the Company     of the Company
Name                                 with Bank            with Company             Since(1)            Expires
----                                 ---------            ------------             --------            -------

Garnet A. Barnes                     Director               Director                 1986               1999

William A. Carr                      Director               Director                 1987               2000

Charles E. Dalton                    Director               Director                 1993               1999

Robert E. Dye, Sr.                Chairman of the        Chairman of the             1986               1999
                                  Board and Chief     Board, President and
                                 Executive Officer       Chief Executive
                                                             Officer

Robert E. Dye, Jr.                  Director of            Director of               1997               2000
                                   Expansion and          Expansion and
                                    Development            Development
                                   and Director           and Director

Marvin W. Ellenburg               Vice President-        Vice President                -
                                    Operations

W. Rutledge Galloway                 Director               Director                 1986               2000

Patricia A. Jensen                Vice President,        Vice President                -
                                      Cashier

E. Smyth McKissick, III              Director               Director                 1993               2000

Eugene W. Merritt, Jr.               Director               Director                 1993               2001

George B. Nalley, Jr.                Director               Director                 1986               2001

R. Riggie Ridgeway                 President and    Executive Vice President,        1986               1999
                                     Director               Secretary
                                                          Treasurer and
                                                            Director

Nell W. Smith                        Director               Director                 1986               2001

A. J. Thompson, Jr., M. D.           Director               Director                 1986               2001

William B. West                         -            Senior Vice President             -                 -
                                                      and Chief Financial
                                                             Officer

-------------

(1) Includes service as a director of the Bank prior to its acquisition by the Company.

     Each of the directors of the Bank named above also serves on the Board of Directors of the Bank. Each director of the Bank serves a term of one year and is elected by the Company as the Bank's sole Shareholder. The Bank's officers are appointed by the Board of Directors of the Bank and hold office at the will of the Board.

     The Board of Directors of the Company is divided into three classes and the directors are elected to classified terms with one-third of the directors being elected at each Annual Meeting of Shareholders. Each class serves a term of three years. The Company's officers are appointed by the Board of Directors of the Company and hold office at the will of the Board. The Company's officers named above have served in such capacities since the formation of the Company in 1992.

     Garnet A. Barnes, age 73, has been President of Barnes Real Estate, Inc. since 1964. In addition, Mr. Barnes is President of Insurance Investment, Inc. and Smithfields Development Corporation and Vice President and Secretary of Pinnacle Associates.

     William A. Carr, age 71, has served as mayor of the City of Easley, South Carolina since 1983.

     Charles E. Dalton, age 55, has been President and Chief Executive Officer of Blue Ridge Electric Cooperative, located in Pickens, South Carolina, since 1982. Mr. Dalton is past president of the Association of Electric Cooperatives of South Carolina.

     Robert E. Dye, Sr., age 56, has served as Chairman of the Board and Chief Executive Officer of the Bank since August 1986. Mr. Dye served as President of the Bank from 1986 through 1995. Mr. Dye was involved in the organization of the Bank from July 1985 to August 1986, at which time the Bank opened for business. Prior to joining the Bank, Mr. Dye served as Chairman of the Board and Chief Executive officer of Carolina National Bank until 1983 when the bank was acquired by C & S National Bank of South Carolina. Mr. Dye served as Senior Vice President/Regional Executive for C & S until 1985 when he resigned to organize the Bank.

     Robert E. Dye, Jr., age 30, has served as Director of Expansion and Development for the Bank and Company since November 1997. Prior to joining the Bank, Mr. Dye was Vice President at Britt, Peters & Associates, Inc., an engineering firm in Greenville, South Carolina. Mr. Dye also served as an engineer for South Carolina operations of Vulcan Materials Company

     Marvin W. Ellenburg, age 60, has served as Vice President and Operations Officer of the Bank since 1986. Mr. Ellenburg served as Operations Officer, Trust Officer and branch manager of C & S National Bank of South Carolina from 1983 to 1986.

     W. Rutledge Galloway, age 54, has been President of Galloway-Tripp, Inc., a commercial insulation contractor, since 1972. Mr. Galloway also serves as director of the Greenville, South Carolina Home Builders Association.

     Patricia A. Jensen, age 44, has been Vice President and Cashier of the Bank since 1986. From 1983 to 1986, Mrs. Jensen served variously as Assistant Controller and Assistant Deputy Controller with First Union National Bank.

     E. Smyth McKissick, III, age 40, has been President of Alice Manufacturing Company, a textile manufacturing company, since 1988. Mr. McKissick is a member of the Board of Directors of the South Carolina Manufacturers Alliance and the American Textile Manufacturers Institute. In addition, Mr. McKissick is on the Board of Trustees of the Institute of Textile Technology.

     Eugene W. Merritt, Jr., age 53, has been co-owner and President of Merritt Brothers, Inc., a commercial landscape company, since 1971. In addition, Mr.

Merritt is a co-owner of Merritt Brothers Tree Farm located in Easley, South Carolina. Mr. Merritt is currently serving as a member of the Board of Directors of the Ag First Farm Credit Bank in Columbia, South Carolina.

     George B. Nalley, Jr., age 59, has been Managing partner of Nalley Commercial Properties since 1964 and is also President of Easley Lumber Company, Quality Construction Company, Nalley Construction Company and Town N' Country Realty, Inc., each of which is located in the Easley, South Carolina area.

     R. Riggie Ridgeway, age 51, has been Executive Vice President, Senior Loan Officer and a director of the Bank from 1986 through 1995. Mr. Ridgeway was promoted to President of the Bank in 1996, and continues to serve as a director. Mr. Ridgeway, who has been involved in the banking industry for over 27 years, served as Vice President of Commercial Banking at American Federal Savings Bank,
N. A. from 1983 to 1986.

     Nell W. Smith, age 69, has been a director of the bank since August 1986. Ms. Smith served as a South Carolina State Senator from 1981 to 1993. Ms. Smith is currently serving on the Clemson University Board of Nursing and as a board member of the Alliance for South Carolina Children. Ms. Smith also serves on the Intergenerational Board for At Risk Youth, the South Carolina State Board of Education, the South Carolina State United Fund and the Office of the South Carolina Governor's "Link" program.

     J. Thompson, Jr., M. D., age 50, has practiced ophthalmology in Easley South Carolina since 1981 and is a principal and director of the Jervey Eye Group, P. A.

     William B. West, age 48, has been Senior Vice President and Chief Financial Officer of the Company since July, 1998. Prior to that time, Mr. West was Senior Vice President, Chief Financial Officer, Secretary, Treasurer and Director of First United Bancorporation, Executive Vice President and Cashier of Anderson National Bank, Cashier of Spartanburg National Bank and Treasurer of Quick Credit Corporation from 1985 until the merger of First United Bancorporation into Regions Financial Corporation in June of 1998. Mr. West was also Cashier of Community Bank of Greenville, N.A. from its organization in 1996 until such merger. Mr. West also served as a director of Anderson National Bank and Community Bank of Greenville, N.A.

     Robert E. Dye, Jr., Director of Expansion and Development for the Company and Bank is the son of Robert E. Dye, Sr., Chairman of the Board, Chief Executive Officer and Director of the Company and Bank. There are no other family relationships among directors or executive officers of the Company.

Director Compensation

Directors' Fees

     During fiscal 1997, directors of the Company received fees of $500 in January and received $700 per regular board meeting the remainder of 1997, regardless of attendance. The Company paid an aggregate of $91,600 in director fees for 1997.

1997 Non-Employee Director Stock Option Plan

     On March 10, 1997, the Board of Directors of the Company adopted the 1997 Non-Employee Director Stock Option Plan (the "1997 Plan"). Shareholders of the Company approved the 1997 Plan at the 1997 Annual Meeting of Shareholders. The 1997 Plan authorizes options for up to 168,000 shares and provides for the granting to non- employee director's options under a non-discretionary formula set forth in the 1997 Plan. The option exercise price of each option must not be less than 100% of the fair market value of the shares on common stock of the Company on the date of grant, and the options are exercisable by the holder thereof prior to their expiration in accordance with the terms of his or her Stock Option Agreement and the 1997 Plan. Stock options granted pursuant to the 1997 Plan expire no later than 10 years from the effective date of the 1997 Plan.

     During 1997, 78,750 options to purchase shares of Peoples Common Stock at an exercise price of $8.57 were granted, as follows:

                                                     Number of
                                                  Options Granted
    Name                                             in 1997*
    ----                                             --------

Garnet A. Barnes                                     10,500
William A. Carr                                      10,500
Charles E. Dalton                                     5,250
W. Rutledge Galloway                                 10,500
E. Smyth McKissick, III                               5,250
Eugene W. Merritt, Jr.                                5,250
George B. Nalley, Jr.                                10,500
Nell W. Smith                                        10,500
A. J. Thompson, Jr., M. D.                           10,500

* All options are currently exercisable.

Executive Compensation

     The following table provides certain summary information for the years ended December 31, 1997, 1996 and 1995 concerning compensation paid or accrued by either the Company or the Bank to the Company's Chief Executive Officer and the only other executive officer whose compensation for 1997 exceeded $100,000:

                           SUMMARY COMPENSATION TABLE

                                                                               Long-Term
                                                                             Compensation
                                                                                Awards
                                                                              Securities
Name and                                          Annual Compensation         Underlying             All Other
Principal Position                      Year       Salary       Bonus           Options           Compensation(1)
------------------                      ----       ------       -----         ------------        ---------------

Robert E. Dye, Sr.                      1997       $110,201    $12,820            75,996              $ 4,609
  President and Chief                   1996       $102,141    $ 8,319            36,203              $ 2,892
  Executive officer                     1995       $ 97,206    $ 4,084            34,479              $ 1,942

R. Riggie Ridgeway                      1997       $106,628    $10,280            38,013              $ 4,392
  Executive Vice                        1996       $ 98,665    $ 6,175            18,102              $ 2,916
  President                             1995       $ 93,787    $ 2,903            17,240              $ 1,874

------------------------

(1) Represents the Bank's matching contributions under the Bank's 401(k) Plan during 1997, 1996 and 1995 of $3,688, $2,892 and $1,942 for Mr. Dye and
     $3,504, $2,916 and $1,874 for Mr. Ridgeway; and life insurance premiums paid by the Bank in 1997 of $921 for Mr. Dye and $888 for Mr. Ridgeway.

Noncompetition, Severance and Employment Agreements

     The Company has entered into a Noncompetition, Severance and Employment Agreement with each of Messrs. Dye and Ridgeway. Mr. Dye's Agreement provides for his employment as Chairman, President and Chief Executive Officer of the Company and Mr. Ridgeway's Employment Agreement provides for his employment as

Executive Vice President of the Company. The terms of both Agreements are substantially the same. Each Agreement commenced on August 7, 1995 and is for a term of 2.99 years, which is deemed to extend each day for an additional day automatically without any action by either party. Each Agreement provides for a minimum annual salary, which is to be reviewed annually by the Board of Directors and may, in the sole discretion of the Board be increased, and for the payment of bonuses in accordance with the Company's Incentive Compensation Plan. Each Agreement also provides that the executive will be entitled to any other officer/employee benefits generally provided by the Company to its most highly-ranking executives and to other employees, and to a full-sized automobile and country club dues.

     Either the Company or the executive may, by notice to the other, cause the Agreement to cease to extend automatically and upon such notice, the term will be fixed at 2.99 years following the date of the notice. The Agreements may also be terminated by the Company (i) for cause (as defined in the Agreement), (ii) if the executive becomes disabled, or (iii) upon the executive's death. If the Company terminates the Agreement other than for one of the foregoing reasons and there has been a "change in control", the executive will be entitled to receive immediately the compensation and benefits that would otherwise be payable to him under the Agreement over the 2.99 years subsequent to such termination. Compensation which is not fixed (such as bonus), shall be deemed to be equal to the average of such compensation over the 2.99 year period immediately prior to the termination. For purposes of the Agreements a "change in control" includes
(i) acquisition by any person of 20% of the voting stock of the Company within any 12 month period; (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board, for any reason cease to constitute at least a majority of the board, unless the election of each new director was approved in advance by a vote of at least a majority of the directors then still in office who were directors at the beginning of the period; or (iii) consummation of (A) a merger, consolidation or other business combination of the Company with any other person or affiliate, other than a merger, consolidation or business combination which would result in the outstanding common stock of the Company immediately prior thereto continuing to represent at least 67% of the outstanding common stock of the Company immediately after such merger, consolidation or business combination, or (B) a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of its assets; or (iv) the occurrence of any other event or circumstance not covered by (i) through
(iii) above which the Board determines affects control of the Company. If the Company terminates either such executive other than for cause, disability or death, and there has been no change of control, the executive will be entitled to receive immediately as severance the compensation and benefits provided for under the Agreement for the then remaining term of the Agreement. In the event of termination other than for cause, disability or death, all rights of the executive pursuant to awards of share grants or options granted by the Company will be deemed to have vested and exercisable, and the executive will be deemed to be credited with service with the Company for the remaining term of the Agreement for purposes of the Company's benefit plans.

     Each such executive may also terminate the Agreement if (i) the Company materially breaches the Agreement and does not cure the breach within 30 days after written notice of the breach; (ii) the executive terminates his employment following a change of control and not for any of the reasons in (iii) below (a "voluntary termination"); or (iii) following a change of control if in the sole judgment of the executive there has been a change in his responsibilities, title, reporting relationships or working conditions, authority or duties, a change in the terms or status of the Agreement, a reduction in his compensation or benefits, a forced relocation out of the Easley area, or a significant increase in his travel requirements (an "involuntary termination"). If the executive terminates his employment because of material breach by the Company of the Agreement which is not cured or because of involuntary termination, he shall be entitled to the same benefits he would receive upon termination by the Company after a change in control other than for cause, disability or death. If the executive terminates the Agreement as a result of a voluntary termination, he will be entitled to receive as severance the compensation and benefits that would otherwise be provided under the Agreement for one year following the date of the voluntary termination. Compensation that is not fixed (such as bonus), shall be deemed equal to the average of such compensation over the five year period immediately prior to the termination. In addition, in the event of termination as a result of material breach of the Agreement by the Company which is not cured or involuntary termination, all of executive's rights pursuant to awards of share grants or options granted by the Company shall be deemed to have vested and be exercisable, and the executive shall be deemed to be credited with service with the Company for such remaining term for the purposes of the Company's benefit plans.

     If the executive's employment is terminated before a change in control voluntarily by the executive or by the Board of Directors for cause, then the executive agrees for a period of one year not to engage in certain competitive activities against the Company. In the event that the executive's employment is terminated for any reason following a change of control, there will be no limitation on any of executive's activities, including direct competition with the Company or its successor.

     The   foregoing  is  merely  a  summary  of  certain   provisions   of  the
Noncompetition Severance and Employment Agreement, and is qualified in its entirety by reference to such Agreement.

Incentive Stock Option Plan

     On March 8, 1993, the Board of Directors of the Company adopted the 1993 Peoples Bancorporation, Inc. Incentive Stock Option Plan (the "1993 Plan"). Shareholders of the Company approved the 1993 Plan at the 1993 Annual Meeting of Shareholders. The 1993 Plan reserves 382,882 shares for issuance upon exercise of options and provides for the grant of options at the discretion of the Board of Directors or a committee designated by the Board of Directors to administer the Plan. The option exercise price must be at least 100% of the fair market value of the stock on the date the option is granted (or 110% in the case of an option granted to a person who owns more than 10% of the total combined voting power of all classes of stock of the Company), and the options are exercisable by the holder thereof prior to their expiration in accordance with the terms of his or her Stock Option Agreement and the 1993 Plan. Stock options granted pursuant to the 1993 Plan expire no later than 10 years from the date on which such option is granted, except in the case of options granted to 10 percent 10% shareholders, which options expire not later than five years from the date on which such option is granted.

     During 1997, no options to purchase shares of the Company's common stock were granted under the 1993 Plan.

     The following table presents information regarding the value of options held under the 1993 Plan at December 31, 1997 by the persons named in the Summary Compensation Table:

                                                     Fiscal Year End Option Values
                                                     -----------------------------
                               Number of Securities Underlying                        Value of
                                     Unexercised Options                  Unexercised In-the-Money Options
                                     At Fiscal year End                          At Fiscal year End
   Name                           Exercisable/Unexercisable                   Exercisable/Unexercisable
   ----                           -------------------------                   -------------------------

Robert E. Dye, Sr.                    63,481 / 12,515                            $501,639/$94,238

R. Riggie Ridgeway,                    31,757 / 6,256                            $278,889/$50,236

     No options to purchase shares of the Company's common stock were exercised by either of such persons in 1997.

Salary Continuation Agreements

     The Company is in the process of preparing a salary continuation plan pursuant to which salary continuation agreements will be entered into with each of Messrs. Dye and Ridgeway. When implemented, such agreements would provide for the terms and conditions upon which post retirement benefits would be paid to Messrs. Dye and Ridgeway. The Company has already purchased insurance to fund such agreements.

Certain Relationships and Related Transactions

     The Peoples National Bank has outstanding loans to certain of its directors, executive officers, their associates and members of the immediate families of such directors and executive officers. All of such loans were made in the ordinary course of business, were made on substantially the same terms including interest rates, collateral and repayment terms as those prevailing at the time for comparable transactions with persons not affiliated with the Bank and did not involve more than the normal risk of collectibility or present other unfavorable features.

     The Bank's branch office facility in Powdersville, South Carolina, is leased from a partnership in which W. Rutledge Galloway, a director of the Company and the Bank, holds a 33.3% interest. The lease was entered into on December 10, 1987 for an initial period of seven years and was renewed in December 1994 for an additional five years, at a monthly rate of $2,953.69. The lease additionally provides for two additional consecutive renewal options of five years each and each renewal calls for a 12% increase in the annual renewal rate. The minimum annual rental payment required in 1998 under this lease is $35,228. Bank management considers the lease rate to be comparable to prevailing lease rates of similar facilities and not unfavorable to the Bank.

                     DESCRIPTION OF THE PEOPLES COMMON STOCK

     The Company is a South Carolina corporation which was organized to become the holding company for The Peoples National Bank. As such, the rights of shareholders and other matters relating to the stock of the Company are controlled by South Carolina law. The following is merely a summary of certain provisions of the Articles of Incorporation and is qualified in its entirety by reference thereto.

     Capitalization. The Company is authorized to issue 10,000,000 shares of common stock ($1.67 par value). The common stock has unlimited voting rights and is entitled to receive the net assets of the Company upon dissolution.

     Dividends. Subject to certain state and federal law and federal regulatory restrictions, payment of dividends on the common stock is solely at the discretion of the Board of Directors. See "SUPERVISION AND REGULATION -- Payment of Dividends."

     Voting Rights. In general, each holder of the Peoples Common Stock is entitled to one vote per share and to the same and identical voting rights as other holders of the Peoples Common Stock. In the election of directors, each shareholder has the right to vote the number of shares owned by him on the record date for as many persons as there are directors to be elected. Shareholders are entitled to cumulate their votes in the election of directors.

     Mergers, Consolidations, Exchanges, Sales of Assets or Dissolution. The Company's Articles of Incorporation provide that, in addition to a two-thirds vote typically required by South Carolina corporate law to effect a corporate action with prior stockholder approval, the Company may not effect a merger or consolidation, sale or other disposition of all or substantially all of its assets or dispose of by any means all or substantially all of the stock or assets of any subsidiary of the Company (collectively referred to as a "Business Combination") if the transaction involves a ten percent beneficial stockholder ("Major Stockholder") unless one of four additional requirements is met: (1) the Business Combination is approved by a majority of the Board of Directors of the Company prior to the Major Stockholder becoming a Major Stockholder; (2) the Major Stockholder obtains the unanimous prior approval of the Board of Directors of the Company to become a Major Stockholder and the Business Combination is approved by a majority of the Directors of the Company who were directors immediately prior to the time that the Major Stockholder became a Major
Stockholder ("Continuing Directors") and by a majority of the Continuing Directors; (3) the Business Combination is approved by the Board of Directors, including at least 80% of the Continuing Directors of the Company; or (4) the Business Combination is approved by at least 80% of the outstanding voting stock of the Company and by at least 80% of the outstanding voting stock beneficially owned by stockholders other than any Major Stockholder. The Company also may not acquire all or substantially all of the assets or business of a Major Stockholder, issue securities to a Major Stockholder, acquire securities of a Major Stockholder, or effect certain types of reclassification of voting stock or recapitalizations which would have the effect of increasing the proportionate amount of voting stock of the Company owned by a Major Stockholder, unless approval of the transaction is obtained in the manner described above. The Articles of Incorporation provide that the provision may not be amended, changed or repealed unless such amendment, change or repeal is approved by at least 80% of the outstanding voting stock of the Company and by at least 80% of the outstanding voting stock beneficially owned by stockholders other than any Major Stockholder.

     Classified Board of Directors. The Articles provide that the Board of Directors shall be divided into three classes, each class to be as nearly equal in number as possible. The Bylaws provide that the number of directors is as set from time to time by the Board of Directors, but may not be fewer than nine. At each annual shareholders' meeting, directors constituting approximately one-third of the members of the Board of Directors are chosen for terms of three years to succeed those directors whose terms expire. Existence of a classified board makes it more difficult to effect a change in control because it would normally require at least two elections to gain a majority representation on the board, and three elections to change the entire board.

     Preemptive Rights. Shareholders of the Company do not have preemptive rights with respect to the issuance of additional shares, options or rights of any class of the Peoples Common Stock. As a result, the directors may sell additional authorized shares of the Peoples Common Stock without first offering them to existing shareholders and giving them the opportunity to purchase sufficient additional shares to prevent dilution of their ownership interests.

     Assessment. All shares of the Peoples Common Stock, upon issuance and receipt of the consideration for their issuance, will be fully paid and nonassessable.

     Conversion; Redemption; Sinking Fund. None of the Company shares issued or proposed to be issued pursuant to this offering is convertible, has any redemption rights or is entitled to any sinking fund.

     Quorum. A majority of the shares entitled to vote constitutes a quorum at any meeting of shareholders.

Statutory Matters.

     Business Combination Statute. The South Carolina Business Combinations Statute provides that a 10% or greater shareholder of a resident domestic corporation cannot engage in a "business combination" (as defined in the statute) with such corporation for a period of two years following the date on which the 10% shareholder became such, unless the business combination or the acquisition of shares is approved by a majority of the disinterested members of such corporation's board of directors before the 10% shareholder's share acquisition date. This statute further provides that at no time (even after the two-year period subsequent to such share acquisition date) may the 10% shareholder engage in a business combination with the relevant corporation unless certain approvals of the board of directors or disinterested shareholders are obtained or unless the consideration given in the combination meets certain minimum standards set forth in the statute. The law is very broad in its scope and is designed to inhibit unfriendly acquisitions but it does not apply to corporations whose articles of incorporation contain a provision electing not to be covered by the law. The Company's articles of incorporation do not contain such a provision. An amendment of the articles of incorporation to that effect will, however, permit a business combination with an interested shareholder even though that status was obtained prior to the amendment.

     Control Share Acquisitions. The South Carolina corporations law also contains provisions that, under certain circumstances, would preclude an acquiror of the shares of a South Carolina corporation who crosses one of three voting thresholds (20%, 331/3% or 50%) from obtaining voting rights with respect to such shares unless a majority in interest of the disinterested shareholders of the corporation votes to accord voting power to such shares.

     The legislation provides that, if authorized by the articles of incorporation or bylaws prior to the occurrence of a control share acquisition, the corporation may redeem the control shares for their fair value if the acquiring person has not complied with certain procedural requirements (including the filing of an "acquiring person statement" with the corporation within 60 days after the control share acquisition) or if the control shares are not accorded full voting rights by the shareholders. The Company is not authorized by its articles or bylaws to redeem control shares pursuant to such legislation.

     Indemnification of Directors and Officers. Under South Carolina law, a corporation has the power to indemnify directors and officers who meet the standards of good faith and reasonable belief that their conduct was lawful and in the corporate interest (or not opposed thereto) set forth by statute. A corporation may also provide insurance for directors and officers against liability arising out of their positions even though the insurance coverage is broader than the power of the corporation to indemnify. Unless limited by its articles of incorporation, a corporation must indemnify a director or officer who is wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he is or was a director against reasonable expenses incurred by him in connection with the proceeding. The Company's articles of incorporation do not limit such indemnification.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

General. Taken together, the foregoing provisions of the Articles of Incorporation and South Carolina law favor maintenance of the status quo and may make it more difficult to change current management, and may impede a change of control of the Company even if desired by a majority of its shareholders.

                           SUPERVISION AND REGULATION

     Bank holding companies and banks are extensively regulated under federal and state law. To the extent that the following information describes statutory and regulatory provisions, it is qualified in its entirety by reference to such statutes and regulations. Any change in applicable law or regulation may have a material effect on the business of the Company and the Banks.

Regulation of Bank Holding Companies

General

     As a bank holding company registered under the Bank Holding Company Act ("BHCA"), the Company is subject to the regulations of the Federal Reserve. Under the BHCA, the Company's activities and those of its subsidiaries are limited to banking, managing or controlling banks, furnishing services to or performing services for its subsidiaries or engaging in any other activity which the Federal Reserve determines to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. The BHCA prohibits the Company from acquiring direct or indirect control of more than 5% of the outstanding voting stock or substantially all of the assets of any bank or from merging or consolidating with another bank holding company without prior approval of the Federal Reserve. The BHCA also prohibits the Company from acquiring control of any bank operating outside the State of South Carolina unless such action is specifically authorized by the statutes of the state where the Bank to be acquired is located.

     Additionally, the BHCA prohibits the Company from engaging in or from acquiring ownership or control of more than 5% of the outstanding voting stock of any company engaged in a non-banking business unless such business is determined by the Federal Reserve to be so closely related to banking as to be properly incident thereto. The BHCA generally does not place territorial restrictions on the activities of such non-banking related activities.

     The Company is also registered under the bank holding company laws of South Carolina. Accordingly, the Company is subject to regulation and supervision by the State Board.

     A registered South Carolina bank holding company must provide the State Board with information with respect to the financial condition, operations, management and inter-company relationships of the holding company and its subsidiaries. The State Board also may require such other information as is necessary to keep itself informed about whether the provisions of South Carolina law and the regulations and orders issued thereunder by the State Board have been complied with, and the State Board may examine any bank holding company and its subsidiaries.

     Under the South Carolina Bank Holding Company Act (the "SCBHCA"), it is unlawful without the prior approval of the State Board for any South Carolina bank holding company (i) to acquire direct or indirect ownership or control of more than 5% of the voting shares of any bank or any other bank holding company,
(ii) to acquire all or substantially all of the assets of a bank or any other bank holding company, or (iii) to merge or consolidate with any other bank holding company.

Obligations of Holding Company to its Subsidiary Banks


     Under the policy of the Federal Reserve, a bank holding company is required to serve as a source of financial strength to its subsidiary depository institutions and to commit resources to support such institutions in circumstances where it might not do so absent such policy. Under the Federal Deposit Insurance Corporation Improvement Act of 1991 ("1991 Banking Law"), to avoid receivership of its insured depository institution subsidiary, a bank holding company is required to guarantee the compliance of any insured depository institution subsidiary that may become "undercapitalized" with the terms of any capital restoration plan filed by such subsidiary with its appropriate federal banking agency up to the lesser of (i) an amount equal to 5% of the institution's total assets at the time the institution became undercapitalized, or (ii) the amount which is necessary (or would have been necessary) to bring the institution into compliance with all applicable capital standards as of the time the institution fails to comply with such capital restoration plan. Under the BHCA, the Federal Reserve has the authority to require a bank holding company to terminate any activity or to relinquish control of a nonbank subsidiary (other than a nonbank subsidiary of a bank) upon the Federal Reserve's determination that such activity or control constitutes a serious risk to the financial soundness and stability of any bank subsidiary of the bank holding company.


     In addition, the "cross-guarantee" provisions of the Federal Deposit Insurance Act, as amended ("FDIA"), require insured depository institutions under common control to reimburse the FDIC for any loss suffered or reasonably anticipated by either the Savings Association Insurance Fund ("SAIF") or the Bank Insurance Fund ("BIF") of the FDIC as a result of the default of a commonly controlled insured depository institution or for any assistance provided by the FDIC to a commonly controlled insured depository institution in danger of default. The FDIC may decline to enforce the cross-guarantee provisions if it determines that a waiver is in the best interest of the SAIF or the BIF or both. The FDIC's claim for damages is superior to claims of stockholders of the insured depository institution or its holding company but is subordinate to claims of depositors, secured creditors and holders of subordinated debt (other than affiliates) of the commonly controlled insured depository institutions.

     The FDIA also provides that amounts received from the liquidation or other resolution of any insured depository institution by any receiver must be distributed (after payment of secured claims) to pay the deposit liabilities of the institution prior to payment of any other general or unsecured senior liability, subordinated liability, general creditor or stockholder. This provision would give depositors a preference over general and subordinated creditors and stockholders in the event a receiver is appointed to distribute the assets of the Banks.

     Any capital loans by a bank holding company to any of its subsidiary banks are subordinate in right of payment to deposits and to certain other indebtedness of such subsidiary bank. In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to a priority of payment.

     Under the National Bank Act, if the capital stock of a national bank is impaired by losses or otherwise, the OCC is authorized to require payment of the deficiency by assessment upon the bank's shareholders, pro rata, and to the extent necessary, if any such assessment is not paid by any shareholder after three months notice, to sell the stock of such shareholder to make good the deficiency.

Capital Adequacy Guidelines for Bank Holding Companies and National Banks

     The Federal Reserve has adopted capital adequacy guidelines for holding companies and banks that are members of the Federal Reserve System subject to its regulation. For bank holding companies with less than $150 million in consolidated assets, such as the Company, the guidelines are applied on a bank-only basis.

     Under the guidelines, the minimum ratio of total capital to risk-weighted assets (including certain off-balance sheet activities, such as standby letters of credit) is 8%. At least half of the total capital is required to be "Tier 1 capital," principally consisting of common shareholders' equity, noncumulative perpetual preferred stock, and a limited amount of cumulative perpetual preferred stock, less certain goodwill items. The remainder ("Tier 2 capital") may consist of a limited amount of subordinated debt, certain hybrid capital instruments and other debt securities, perpetual preferred stock, and a limited amount of the general loan loss allowance. In addition to the risk-based capital guidelines, the Federal Reserve has adopted a minimum level for the ratio of Tier 1 capital to average total assets (the "Tier 1 Leverage Ratio"), under which a bank holding company must maintain a minimum level of Tier 1 capital to average total consolidated assets of at least 3% in the case of a bank holding company which has the highest regulatory examination rating and is not contemplating significant growth or expansion. All other bank holding companies are expected to maintain a Tier 1 Leverage Ratio of at least 1% to 2% above the stated minimum. The Federal Reserve's guidelines also require bank holding companies to maintain minimum ratios of primary capital to total assets and total capital to total assets of 5.5% and 6.0%, respectively. Primary capital is defined as common stock, perpetual preferred stock, surplus, undivided profits, contingency and other capital reserves, mandatory convertible debt, allowance for possible loan and lease losses, minority interests in equity of consolidated subsidiaries and perpetual debt instruments, all subject to various limitations.

     The Peoples National Bank is, and Bank of Anderson, N.A. will be, subject to similar capital requirements adopted by the OCC. For information about the Company's capital position, see "INFORMATION ABOUT THE COMPANY AND THE BANKS -- Capital Adequacy."

     Failure to meet capital guidelines could subject the Banks to a variety of enforcement remedies, including the termination of deposit insurance by the FDIC and a prohibition on the taking of brokered deposits.

     Bank regulators continue to indicate their desire to raise capital requirements applicable to banking organizations beyond their current levels. However, the management of the Company is unable to predict whether and when higher capital requirements would be imposed and, if so, at what levels and on what schedule.

Recent Regulations and Proposals Relating to Capital Adequacy

     The 1991 Banking Law required each federal banking agency, including the Federal Reserve, to revise its risk-based capital standards to ensure that those standards take adequate account of interest rate risk, concentration of credit risk and the risks of non-traditional activities, as well as reflect the actual performance and expected risk of loss on multi-family mortgages. The Federal Reserve, the FDIC and the OCC have issued a joint rule amending the capital standards to specify that the banking agencies will include in their evaluations of a bank's capital adequacy an assessment of the exposure to declines in the economic value of the bank's capital due to changes in interest rates. The agencies have also issued a joint policy statement that provides bankers guidance on sound practices for managing interest rate risk. The policy statement identifies the key elements of sound interest rate risk management and describes prudent principles and practices for each element, emphasizing the importance of adequate oversight by a bank's board of directors and senior management and of a comprehensive risk management process. The policy statement also outlines the critical factors that will affect the agencies' evaluation of a bank's interest rate risk when making a determination of capital adequacy. In adopting the policy statement, the agencies have asserted their intention to continue to place significant emphasis on the level of a bank's interest rate risk exposure and the quality of its risk management process when evaluating a bank's capital adequacy.

     The Federal Reserve, the FDIC, the OCC and the Office of Thrift Supervision have also issued joint rules amending the risk-based capital guidelines to take into account concentration of credit risk and the risk of non-traditional activities, and to incorporate a measure for exposure to market risk. The rule relating to concentration of credit risk and risk of non-traditional activities amends each agency's risk-based capital standards by explicitly identifying concentration of credit risk and the risk arising from activities that have not customarily been part of the banking business but have been conducted as a result of developing technology and changes in financial markets, as well as an institution's ability to manage these risks, as important factors to be taken into account by the agency in assessing an institution's overall capital adequacy. The rule relating to market risk amends each agency's risk-based-capital standards to incorporate measures for market risk to cover all positions located in a banking institution's trading account, foreign exchange and commodity positions. The effect of the market risk rules is that any bank or bank holding company regulated by the Federal Reserve, the FDIC or the OCC that has significant exposure to market risk must measure that risk using its own internal value-at-risk model and also hold a commensurate amount of capital. "Market risk" means the risk of loss resulting from movements in market prices. "Value-at-risk" is an estimate of potential changes in portfolio value based on a statistical confidence interval of changes in market prices that occur during some time intervals. The effective date of the market risk rules is January 1, 1997, and compliance with the rules was mandatory January 1, 1998.

     The Company is still assessing the impact these rules and proposed policy statement would have on the capital requirements of the Banks or the Company, but does not expect the impact to be material.

Payment of Dividends

     The Company is a legal entity separate and distinct from the Banks. Most of the revenues of the Company are expected to result from dividends paid to the Company by the Banks. There are statutory and regulatory requirements applicable to the payment of dividends by subsidiary banks as well as by the Company to its shareholders.

     Each national banking association is required by federal law to obtain the prior approval of the OCC for the payment of dividends if the total of all dividends declared by the board of directors of such bank in any year will exceed the total of (i) such bank's net profits (as defined and interpreted by regulation) for that year plus (ii) the retained net profits (as defined and interpreted by regulation) for the preceding two years, less any required transfers to surplus. In addition, national banks can only pay dividends to the extent that retained net profits (including the portion transferred to surplus) exceed bad debts (as defined by regulation). In 1990, the OCC issued a regulation that redefines certain of the terms and methods of calculation used in these two dividend restrictions. The rule, among other things, changed the methodology of calculating net profits to be more consistent with GAAP with the result that provisions for possible credit losses cannot be added back to net income and charge-offs cannot be deducted from net income in calculating the level of net profits available for the payment of dividends. The regulation has not thus far had a material effect on the ability of The Peoples National Bank to pay dividends to the Company.

     The payment of dividends by the Company and the Banks may also be affected or limited by other factors, such as the requirements to maintain adequate capital above regulatory guidelines. In addition, if, in the opinion of the applicable regulatory authority, a bank under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending on the financial condition of the Banks, could include the payment of dividends), such authority may require, after notice and hearing, that such bank cease and desist from such practice. The OCC has indicated that paying dividends that deplete a national bank's capital base to an inadequate level would be an unsafe and unsound banking practice. The Federal Reserve, the OCC and the FDIC have issued policy statements which provide that bank holding companies and insured banks should generally only pay dividends out of current operating earnings.

Certain Transactions by the Company with its Affiliates

     There are various legal restrictions on the extent to which bank holding companies and their nonbank subsidiaries can borrow or otherwise obtain credit from their bank subsidiaries. An insured bank and its subsidiaries are limited in engaging in "covered transactions" with their nonbank affiliates to the following amounts: (i) in the case of any such affiliate, the aggregate amount of covered transactions of the insured bank and its subsidiaries will not exceed 10% of the capital stock and surplus of the insured bank and (ii) in the case of all affiliates, the aggregate amount of covered transactions of the insured bank and its subsidiaries will not exceed 20% of the capital stock and surplus of the bank. "Covered transactions" are defined by statute to include a loan or extension of credit, as well as a purchase of securities issued by an affiliate, a purchase of assets (unless otherwise exempted by the Federal Reserve), the acceptance of securities issued by the affiliate as collateral for a loan and the issuance of a guarantee, acceptance, or letter of credit on behalf of an affiliate. Further, a bank holding company and its subsidiaries are prohibited from engaging in certain tie-in arrangements in connection with any extension of credit, lease or sale of property or furnishing of services.

FDIC Insurance Assessments

     Because The Peoples National Bank's deposits are, and Bank of Anderson, N.A.'s deposits will be, insured by the BIF, the Banks are subject to insurance assessments imposed by the FDIC. Under current law, the insurance assessment to be paid by BIF-insured institutions is as specified in a schedule issued by the FDIC that specifies, at semiannual intervals, target reserve ratios designated to maintain the FDIC insurance funds' reserve ratios at 1.25% of estimated insured deposits (or such higher ratio as the FDIC may determine in accordance with the statute). Further, the FDIC is authorized to impose one or more special assessments in any amount deemed necessary to enable repayment of amounts borrowed by the FDIC from the United States Department of the Treasury ("Treasury Department"). The FDIC has implemented a risk-based assessment schedule, imposing assessments ranging from 0.00% to 0.27% of an institution's average assessment base. The actual assessment to be paid by each BIF member is based on the institution's assessment risk classification, which is determined based on whether the institution is considered "well capitalized," "adequately capitalized" or "undercapitalized," as such terms have been defined in applicable federal regulations adopted to implement the prompt corrective action provisions of the 1991 Banking Law (see "---Other Safety and Soundness
Regulations"), and whether such institution is considered by its supervisory agency to be financially sound or to have supervisory concerns.

     The FDIC may increase or decrease the new assessment rates semiannually up to a maximum increase or decrease of 5 basis points, as deemed necessary to maintain the BIF reserve ratio at $1.25 per $100 of insured deposits.

     The Deposit Insurance Funds Act of 1996 (the "Funds Act") authorized the FICO to levy assessments on BIF- and SAIF-assessable deposits, and stipulated that the BIF rate must equal one-fifth the SAIF rate through year- end 1999, or until the insurance funds are merged, whichever occurs first. Thereafter, BIF and SAIF payers will be assessed pro rata for FICO. The BIF rate and the SAIF rate are based on deposit balances taken from insured institutions' Call Reports and Thrift Financial Reports. The FICO assessment will continue to be adjusted quarterly to reflect changes in the assessment bases of the respective funds based on quarterly Call Report and Thrift Financial Report submissions.

Regulation of the Banks

     The Peoples National Bank is, and Bank of Anderson, N.A. will be, also subject to examination by the OCC bank examiners. In addition, The Peoples National Bank is, and Bank of Anderson, N.A. will be, subject to various other state and federal laws and regulations, including state usury laws, laws relating to fiduciaries, consumer credit and laws relating to branch banking. The Peoples National Bank's loan operations also are, and Bank of Anderson,

N.A.'s loan operations will be, subject to certain federal consumer credit laws and regulations promulgated thereunder, including, but not limited to: the federal Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers; the Home Mortgage Disclosure Act, requiring financial institutions to provide certain information concerning their mortgage lending; the Equal Credit Opportunity Act and the Fair Housing Act, prohibiting discrimination on the basis of certain prohibited factors in extending credit; the Fair Credit Reporting Act, governing the use and provision of information to credit reporting agencies; the Bank Secrecy Act, dealing with, among other things, the reporting of certain currency transactions; and the Fair Debt Collection Act, governing the manner in which consumer debts may be collected by collection agencies. The deposit operations of The Peoples National Bank also are, and the deposit operations of Bank of Anderson, N.A. will be, subject to the Truth in Savings Act, requiring certain disclosures about rates paid on savings accounts; the Expedited Funds Availability Act, which deals with disclosure of the availability of funds deposited in accounts and the collection and return of checks by banks; the Right to Financial Privacy Act, which imposes a duty to maintain certain confidentiality of consumer financial records and the Electronic Funds Transfer Act and regulations promulgated thereunder, which govern automatic deposits to and withdrawals from deposit accounts and customers' rights and liabilities arising from the use of automated teller machines and other electronic banking services.

     The Peoples National Bank is also, and Bank of Anderson, N.A. will be, subject to the requirements of the Community Reinvestment Act (the "CRA"). The CRA imposes on financial institutions an affirmative and ongoing obligation to meet the credit needs of their local communities, including low- and moderate-income neighborhoods, consistent with the safe and sound operation of those institutions. Each financial institution's actual performance in meeting community credit needs is evaluated as part of the examination process, and also is considered in evaluating mergers, acquisitions and applications to open a branch or facility.

     Subject to certain exceptions, the OCC assesses the CRA performance of a bank by applying lending, investment and service tests. The lending test evaluates a bank's record of helping to meet the credit needs of its assessment area through its lending activities by considering a bank's home mortgage, small business, small farm, community development, and consumer lending. The investment test evaluates a bank's record of helping to meet the credit needs of its assessment area through qualified investments that benefit its assessment area or a broader statewide or regional area that includes the bank's assessment area. The service test evaluates a bank's record of helping to meet the credit needs of its assessment area by analyzing both the availability and effectiveness of a bank's systems for delivering retail banking services and the extent and innovativeness of its community development services. The OCC assigns a rating to a bank of "outstanding," satisfactory," "needs to improve," or "substantial noncompliance" based on the bank's performance under the lending, investment and service tests. To evaluate compliance with the tests, subject to certain exceptions, banks will be required to collect and report to the OCC extensive demographic and loan data.

     For banks with total assets of less than $250 million that are affiliates of a holding company with banking and thrift assets of less than $1 billion, such as the Bank and the Company, the OCC evaluates the bank's record of helping to meet the credit needs of its assessment area pursuant to the following criteria: (1) the bank's loan-to-deposit ratio, adjusted for seasonal variation and, as appropriate, other lending-related activities, such as loan originations for sale to the secondary markets, community development loans, or qualified investments; (2) the percentage of loans and, as appropriate, other lending-related activities located in the bank's assessment area; (3) the bank's record of lending to and, as appropriate, engaging in other lending-related activities for borrowers of different income levels and businesses and farms of different sizes; (4) the geographic distribution of the bank's loans; and (5) the bank's record of taking action, if warranted, in response to written complaints about its performance in helping to meet credit needs in its assessment area. Small banks may also elect to be assessed under the generally applicable standards of the rule, but to do so a small bank must collect and report extensive data.

     A bank may also submit a strategic plan to the OCC and be evaluated on its performance under the plan.

Other Safety and Soundness Regulations

     Prompt Corrective Action. The federal banking agencies have broad powers under current federal law to take prompt corrective action to resolve problems of insured depository institutions. The extent of these powers depends upon whether the institutions in question are "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" or "critically undercapitalized." Under uniform regulations defining such capital levels issued by each of the federal banking agencies, a bank is considered "well capitalized" if it has (i) a total risk- based capital ratio of 10% or greater, (ii) a Tier 1 risk-based capital ratio of 6% or greater, (iii) a leverage ratio of 5% or greater and (iv) is not subject to any order or written directive to meet and maintain a specific capital level. An "adequately capitalized" bank is defined as one that has (i) a total risk-based capital ratio of 8% or greater, (ii) a Tier 1 risk-based capital ratio of 4% or greater and (iii) a leverage ratio of 4% or greater (or 3% or greater in the case of a bank that has a composite CAMEL rating of 1 and is not experiencing or anticipating significant growth). A bank is considered (A) "undercapitalized" if it has (i) a total risk-based capital ratio of less than 8%, or (ii) a Tier 2 risk-based capital ratio of less that 4%, and (iii) a leverage ratio of less than 4% (or 3% in the case of a bank that has a composite CAMEL rating of 1 and is not experiencing or anticipating significant growth); (B) "significantly undercapitalized" if the bank has (i) a total risk-based capital ratio of less than 6%, or (ii) a Tier 1 risk-based capital ratio of less than 3%; or (iii) a leverage ratio of less than 3%; and (C) "critically undercapitalized" if the bank has a ratio of tangible equity to total assets equal to or less than 2%.

     A bank that is "undercapitalized" becomes subject to provisions of the FDIA restricting payment of capital distributions and management fees; requiring OCC to monitor the condition of the bank; requiring submission by the bank of a capital restoration plan; restricting the growth of the bank's assets and requiring prior approval of certain expansion proposals. A bank that is "significantly undercapitalized" is also subject to restrictions on compensation paid to senior management of the bank, and a bank that is "critically undercapitalized" is further subject to restrictions on the activities of the bank and restrictions on payments of subordinated debt of the bank. The purpose of these provisions is to require banks with less than adequate capital to act quickly to restore their capital and to have the OCC move promptly to take over banks that are unwilling or unable to take such steps.

     Brokered Deposits. Under current FDIC regulations, "well capitalized" banks may accept brokered deposits without restriction, "adequately capitalized" banks may accept brokered deposits with a waiver from the FDIC (subject to certain restrictions on payments of rates), while "undercapitalized" banks may not accept brokered deposits. The regulations provide that the definitions of "well capitalized", "adequately capitalized" and "undercapitalized" are the same as the definitions adopted by the agencies to implement the prompt corrective action provisions of the 1991 Banking Law (described above). The Company does not believe that these regulations will have a material adverse effect on its operations.

     Operational and Managerial Standards. The federal banking agencies have issued Interagency Guidelines Establishing Standards for Safety and Soundness, which set forth general operational and managerial standards in the areas of internal controls, information systems and internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth and compensation, fees and benefits. The Guidelines also prohibit payment of excessive compensation as an unsafe and unsound practice. Compensation is defined as excessive if it is unreasonable or disproportionate to the services actually performed. The Guidelines contemplate that each federal agency will determine compliance with these standards through the examination process, and if necessary to correct weaknesses, require an institution to file a written safety and soundness compliance plan. Management does not expect the Guidelines to materially change current operations of the Banks.

Interstate Banking

     In July 1994, South Carolina enacted legislation which effectively provides that, after June 30, 1996, out-of-state bank holding companies (including bank holding companies in the Southern Region, as defined under the statute) may acquire other banks or bank holding companies having offices in South Carolina upon the approval of the South Carolina State Board of Financial Institutions and assuming compliance with certain other conditions, including that the effect of the transaction not lessen competition and that the laws of the state in which the out-of-state bank holding company filing the applications has its principal place of business permit South Carolina bank holding companies to acquire banks and bank holding companies in that state. Although such legislation has increased takeover activity in South Carolina, the Company does not believe that such legislation has had, or will have a material impact on its competitive position. However, no assurance of such fact may be given.

     The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 has increased the ability of bank holding companies and banks to operate across state lines. Under the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994, the former restrictions on interstate acquisitions of banks by bank holding companies have been repealed such that the Company and any other bank holding company located in South Carolina would be able to acquire a bank located in any other state, and a bank holding company located outside South Carolina can acquire any South Carolina-based bank, in either case subject to certain deposit percentage and other restrictions. The legislation also provides that, unless an individual state elects beforehand either (i) to accelerate the effective date or (ii) to prohibit out-of-state banks from operating interstate branches within its territory, on or after June 1, 1997, adequately capitalized and managed bank holding companies will be able to consolidate their multistate bank operations into a single bank subsidiary and to branch interstate through acquisitions. De novo branching by an out-of-state bank would be permitted only if it is expressly permitted by the laws of the host state. The authority of a bank to establish and operate branches within a state will continue to be subject to applicable state branching laws. South Carolina law was amended, effective July 1, 1996, to permit such interstate branching but not de novo branching by an out-of-state bank. This legislation has resulted in additional acquisitions of South Carolina financial institutions by out-of-state financial institutions. However, the Company does not presently anticipate that such legislation will have a material impact on its operations or future plans.

Legislative Proposals

     The Treasury Department has issued a proposal to consolidate the federal bank regulatory agencies. Under this proposal, most of the supervisory and regulatory oversight authority of the FDIC, the OCC, the OTS and the Federal Reserve would be transferred to a new independent federal banking agency. The FDIC would continue to have oversight over the deposit insurance funds and the Federal Reserve would continue to carry out monetary and fiscal policy, discount window operations and payments system functions. The Treasury Department is expected to seek to introduce a bill in Congress providing for such consolidation in the near future. However, the plan already is opposed by the Federal Reserve, which has proposed a competing consolidation plan that would preserve its regulatory oversight authority. Due to the preliminary nature of the proposal and opposition by industry groups and others, the Company cannot determine at this time the effect of any regulatory consolidation.

     Other proposed legislation which could significantly affect the business of banking has been introduced or may be introduced in Congress from time to time. The Company cannot predict the future course of such legislative proposals or their impact on the Company should they be adopted.

Fiscal and Monetary Policy

     Banking is a business which depends to a large extent on interest rate differentials. In general, the difference between the interest paid by a bank on its deposits and its other borrowings, and the interest received by a bank on its loans and securities holdings, constitutes the major portion of a bank's earnings. Thus, the earnings and growth of the Company are subject to the influence of economic conditions generally, both domestic and foreign, and also to the monetary and fiscal policies of the United States and its agencies, particularly the Federal Reserve. The Federal Reserve regulates the supply of money through various means, including open-market dealings in United States government securities, the discount rate at which banks may borrow from the Federal Reserve, and the reserve requirements on deposits. The nature and timing of any changes in such policies and their impact on the Company cannot be predicted.

                                  LEGAL MATTERS

     Certain matters relating to this offering of Common Stock have been passed on for the Company by Sinkler & Boyd, P.A., Columbia, South Carolina, special counsel to the Company.

                                     EXPERTS

     The consolidated balance sheets of the Company as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the years in the three- year period ended December 31, 1997, included in the Company's Annual Report on Form 10-KSB for the year ended December 31, 1997, have been audited by Elliott, Davis & Company, LLP, independent public accountants, as indicated in their report with respect thereto, dated January 9, 1998, and are incorporated by reference herein in reliance upon the authority of Elliott Davis & Company, LLP, as experts in accounting and auditing.

                       FINANCIAL STATEMENTS OF THE COMPANY

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS





To the Shareholders and Board of Directors
Peoples Bancorporation, Inc.
Easley, South Carolina

     We have audited the accompanying consolidated balance sheets of Peoples Bancorporation, Inc. and Subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Peoples Bancorporation, Inc. and Subsidiary as of December 31, 1997 and 1996 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.


                                              Elliott, Davis & Company, L.L.P.

January 9, 1998

                   PEOPLES BANCORPORATION, INC. AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEETS

                                                                                                           DECEMBER 31,
                                                                                                    1997                     1996
                                                                                                    ----                     ----

ASSETS

CASH AND DUE FROM BANKS ............................................................          $   3,908,784           $   2,626,956
FEDERAL FUNDS SOLD .................................................................              4,570,000               9,700,000
SECURITIES
   Available for sale ..............................................................             20,320,579              15,774,248
   Held for investment (fair value $3,953,648 and $3,348,651) ......................              3,852,356               3,312,304
LOANS - less allowance for loan losses of $987,138 and $760,679 ....................             75,861,965              65,403,945
PREMISES AND EQUIPMENT, net of accumulated depreciation ............................              2,673,712               1,858,429
ACCRUED INTEREST RECEIVABLE ........................................................                878,459                 728,931
OTHER ASSETS .......................................................................              1,350,449                 318,577
                                                                                              -------------           -------------
                                                                                              $ 113,416,304           $  99,723,390
                                                                                              =============           =============

LIABILITIES AND SHAREHOLDERS' EQUITY
DEPOSITS
Noninterest-bearing ................................................................          $  11,007,809           $  10,073,108
Interest-bearing ...................................................................             85,182,039              70,121,355
                                                                                              -------------           -------------
Total deposits .....................................................................             96,189,848              80,194,463
FEDERAL FUNDS PURCHASED ............................................................                      -               1,000,000
SECURITIES SOLD UNDER REPURCHASE AGREEMENTS ........................................              4,433,554               3,926,891
NOTES PAYABLE TO FEDERAL HOME LOAN BANK ............................................              2,030,612               5,397,959
ACCRUED INTEREST PAYABLE ...........................................................                860,877                 675,596
OTHER LIABILITIES ..................................................................                391,924                 150,488
                                                                                              -------------           -------------
Total liabilities ..................................................................            103,906,815              91,345,397
                                                                                              -------------           -------------

COMMITMENTS AND CONTINGENCIES - Notes 11 and 12
SHAREHOLDERS' EQUITY
  Common stock - 10,000,000 and 5,000,000 shares
      authorized; $1.67 and $3.33 par value per share;
      1,687,250 shares and 800,071
      shares outstanding ...........................................................              2,817,708               2,664,237
   Additional paid-in capital ......................................................              5,158,024               4,232,918
   Retained earnings ...............................................................              1,553,206               1,506,102
Unrealized holding loss on securities available for sale ...........................                (19,449)                (25,264)
                                                                                              -------------           -------------
                                                                                                  9,509,489               8,377,993
                                                                                              -------------           -------------
                                                                                              $ 113,416,304           $  99,723,390
                                                                                              =============           =============



     The accompanying notes are an integral part of these consolidated financial statements.

                   PEOPLES BANCORPORATION, INC. AND SUBSIDIARY
                        CONSOLIDATED STATEMENTS OF INCOME

                                                                                           For the years ended December 31,
                                                                                      1997               1996               1995
                                                                                 -----------        -----------         ------------

INTEREST INCOME
   Interest and fees on loans ...........................................        $ 7,249,601        $ 5,998,270         $ 5,421,193
   Interest on securities
      Taxable ...........................................................          1,122,296            902,851             903,433
      Tax-exempt ........................................................            245,055            211,825             175,198
   Interest on federal funds sold .......................................            245,109            210,978             207,744
                                                                                 -----------        -----------         -----------
        Total interest income ...........................................          8,862,061          7,323,924           6,707,568
                                                                                 -----------        -----------         -----------

INTEREST EXPENSE
   Interest on deposits .................................................          3,562,111          2,949,384           2,792,515
   Interest on federal funds purchased and securities sold
      under repurchase agreements .......................................            145,797            150,346             144,703
   Interest on notes payable Federal Home Loan Bank .....................            345,428             31,951              71,422
                                                                                 -----------        -----------         -----------
        Total interest expense ..........................................          4,053,336          3,131,681           3,008,640
                                                                                 -----------        -----------         -----------
        Net interest income .............................................          4,808,725          4,192,243           3,698,928

PROVISION FOR LOAN LOSSES ...............................................            324,475            260,080             108,000
                                                                                 -----------        -----------         -----------
        Net interest income after provision for loan losses .............          4,484,250          3,932,163           3,590,928
                                                                                 -----------        -----------         -----------

NON-INTEREST INCOME
   Service fees and other income ........................................            527,845            422,839             390,493
   Gain (loss) on sale of securities available for sale .................              2,740             (1,836)            (17,261)
                                                                                 -----------        -----------         -----------
                                                                                     530,585            421,003             373,232
                                                                                 -----------        -----------         -----------

NON-INTEREST EXPENSES
   Salaries and benefits ................................................          1,748,930          1,598,182           1,457,122
   Occupancy ............................................................            185,990            155,314             173,872
   Equipment ............................................................            273,286            239,830             241,426
   Other operating expenses .............................................            863,638            758,005             827,118
                                                                                 -----------        -----------         -----------
                                                                                   3,071,844          2,751,331           2,699,538
                                                                                 -----------        -----------         -----------
      Income before income taxes ........................................          1,942,991          1,601,835           1,264,622
PROVISION FOR INCOME TAXES ..............................................            639,218            537,050             411,000
                                                                                 -----------        -----------         -----------

      Net income ........................................................        $ 1,303,773        $ 1,064,785         $   853,622
                                                                                 ===========        ===========         ===========

BASIC NET INCOME PER COMMON SHARE .......................................        $       .77        $       .64         $       .55
                                                                                 ===========        ===========         ===========

DILUTED NET INCOME PER COMMON SHARE .....................................        $       .73        $       .61         $       .54
                                                                                 ===========        ===========         ===========


     The accompanying notes are an integral part of these consolidated financial statements.

                   PEOPLES BANCORPORATION, INC. AND SUBSIDIARY
           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
              For the years ended December 31, 1997, 1996 and 1995

                                                                                                          Unrealized
                                                                                                         holding gain
                                                                                                          (loss) on
                                                                              Additional                  securities       Total
                                                        Common Stock           paid-in      Retained       available   shareholders'
                                                    Shares        Amount       capital      earnings       for sale       equity
                                                    ------        ------       -------      --------       --------       ------

BALANCE, DECEMBER 31, 1994 ....................     652,511   $ 2,172,862   $ 2,757,583   $ 1,058,962    $  (312,600)   $ 5,676,807
Net income ....................................           -             -             -       853,622              -        853,622
Stock dividend (5%) ...........................      35,748       119,041       381,431      (500,472)             -              -
Cash dividends (.20 per share) ................           -             -             -      (142,991)             -       (142,991)

Proceeds from sale of stock net of
issuance costs ................................      66,712       222,151       532,563             -              -        754,714
Cash in lieu of fractional shares on
stock dividend ................................           -             -             -        (2,984)             -         (2,984)
Net change in unrealized holding loss
on securities available for sale, net
of taxes of $208,893 ..........................           -             -             -             -        391,353        391,353
                                                  ---------   -----------   -----------   -----------    -----------    -----------
BALANCE, DECEMBER 31, 1995 ....................     754,971     2,514,054     3,671,577     1,266,137         78,753      7,530,521
Net income ....................................           -             -             -     1,064,785              -      1,064,785
Stock dividend (5%) ...........................      37,945       126,357       518,708      (645,065)             -              -
Cash dividends (.23 per share) ................           -             -             -      (177,133)             -       (177,133)
Proceeds from stock options
exercised .....................................       7,155        23,826        42,633             -              -         66,459

Cash in lieu of fractional shares on
stock dividend ................................           -             -             -        (2,622)             -         (2,622)
Net change in unrealized holding gain
on securities available for sale, net
of taxes of $53,585 ...........................           -             -             -             -       (104,017)      (104,017)
                                                  ---------   -----------   -----------   -----------    -----------    -----------
BALANCE, DECEMBER 31, 1996 ....................     800,071     2,664,237     4,232,918     1,506,102        (25,264)     8,377,993
Net income ....................................           -             -             -     1,303,773              -      1,303,773
Stock dividend (5%) ...........................      39,954       133,047       905,756    (1,038,803)             -              -
Cash dividends (.25 per share) ................           -             -             -      (203,462)             -       (203,462)

Proceeds from stock options
exercised .....................................       3,600        11,988        19,350             -              -         31,338

Cash in lieu of fractional shares on
stock dividend ................................           -             -             -        (5,968)             -         (5,968)

Two-for-one stock split .......................     843,625         8,436             -        (8,436)             -              -

Net change in unrealized holding gain
on securities available for sale, net
of taxes of $3,000 ............................           -             -             -             -          5,815          5,815
                                                  ---------   -----------   -----------   -----------    -----------    -----------
BALANCE, DECEMBER 31, 1997 ....................   1,687,250   $ 2,817,708   $ 5,158,024   $ 1,553,206    $   (19,449)   $ 9,509,489
                                                  =========   ===========   ===========   ===========    ===========    ===========

     The accompanying notes are an integral part of these consolidated financial statements.

                   PEOPLES BANCORPORATION, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                              For the years ended December 31,
                                                                                              --------------------------------
                                                                                          1997              1996             1995
                                                                                          ----              ----             ----

CASH FLOWS FROM OPERATING ACTIVITIES
   Net income ...................................................................    $  1,303,773     $  1,064,785     $    853,622
   Adjustments to reconcile net income to net cash provided
   by operating activities
      (Gain) loss on sale of securities available for sale ......................          (2,740)           1,836           17,261
      Gain of sale of premises and equipment ....................................         (22,910)          (2,125)          (4,804)
      Provision for loan losses .................................................         324,475          260,080          108,000
      Depreciation ..............................................................         208,443          176,018          206,858
      Net amortization and (accretion) of premiums and discounts
        on securities ...........................................................          51,233           49,709          (61,197)
      (Increase) decrease in accrued interest receivable ........................        (149,528)          13,502         (168,020)
      Increase in other assets ..................................................      (1,031,872)          (8,917)         (42,181)
      Increase  in accrued interest payable .....................................         185,281           74,676          229,188
      Increase (decrease) in other liabilities ..................................         238,436         (201,566)         235,961
                                                                                     ------------     ------------     ------------
      Net cash provided by operating activities .................................       1,104,591        1,427,998        1,374,688
                                                                                     ------------     ------------     ------------

CASH FLOWS FROM INVESTING ACTIVITIES
   Purchases of securities held for investment ..................................        (550,420)      (1,062,568)      (3,967,859)
   Purchases of securities available for sale ...................................     (18,551,041)     (11,533,625)      (8,387,126)
   Proceeds from the maturity of securities available for sale ..................       5,607,553        6,040,000        6,530,166
   Proceeds from the sale and call of securities available for sale .............       8,367,847        6,031,018        2,796,847
   Net increase in loans ........................................................     (10,782,495)      (9,273,709)      (4,921,519)
   Proceeds from the sale of premises and equipment .............................          39,000            3,025           21,500
   Purchase of premises and equipment ...........................................      (1,039,816)         (56,507)        (242,158)
                                                                                     ------------     ------------     ------------
        Net cash used for investing activities ..................................     (16,909,372)      (9,852,366)      (8,170,149)
                                                                                     ------------     ------------     ------------

CASH FLOWS FROM FINANCING ACTIVITIES
   Net increase in deposits .....................................................      15,995,385        9,030,958        9,477,399
   Net increase (decrease) in federal funds purchased ...........................      (1,000,000)       1,000,000                -
   Net increase (decrease) in securities sold under repurchase agreements .......         506,663          237,209       (2,574,826)
   Net increase (decrease) in notes payable to Federal Home Loan Bank ...........      (3,367,347)       4,572,653       (1,087,347)
   Proceeds from the sale of stock and exercise of stock options ................          31,338           66,459          754,714
   Cash dividends paid ..........................................................        (203,462)        (177,133)        (142,991)
   Cash in lieu of fractional shares on stock dividends .........................          (5,968)          (2,622)          (2,984)
                                                                                     ------------     ------------     ------------
        Net cash provided by financing activities ...............................      11,956,609       14,727,524        6,423,965
                                                                                     ------------     ------------     ------------
        Net increase (decrease) in cash and cash equivalents ....................      (3,848,172)       6,303,156         (371,496)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR ....................................      12,326,956        6,023,800        6,395,296
                                                                                     ------------     ------------     ------------
CASH AND CASH EQUIVALENTS, END OF YEAR ..........................................    $  8,478,784     $ 12,326,956     $  6,023,800
                                                                                     ============     ============     ============

CASH PAID FOR
   Interest .....................................................................    $  3,868,055     $  3,040,705     $  3,079,452
                                                                                     ============     ============     ============
   Income taxes .................................................................    $    719,836     $    729,401     $    348,209
                                                                                     ============     ============     ============

     The accompanying notes are an integral part of these consolidated financial statements.

                   PEOPLES BANCORPORATION, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ACTIVITIES

Principles of consolidation and nature of operations
     The consolidated financial statements include the accounts of Peoples Bancorporation, Inc. (the "Company") and its wholly-owned subsidiary, The Peoples National Bank (the "Bank"). All significant intercompany balances and transactions have been eliminated. The Bank operates under a national bank charter and provides full banking services to customers. The Bank is subject to regulation by the Office of the Comptroller of the Currency. The Company is subject to regulation by the Federal Reserve Board.

Estimates
     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of interest and noninterest income and expenses during the reporting period. Actual results could differ from those estimates.

Concentrations  of credit  risk
     The Bank makes loans to individuals and small businesses located primarily in upstate South Carolina for various personal and commercial purposes. The Bank has a diversified loan portfolio and the borrowers' ability to repay their loans is not dependent upon any specific economic sector.

Securities
     The Company accounts for securities in accordance with Statement of Financial Accounting Standards (SFAS) No. 115 "Accounting for Certain Investments in Debt and Equity Securities." Debt securities are classified upon purchase as available for sale, held for investment or trading. Such assets classified as available for sale are carried at fair value. Unrealized holding gains or losses are reported as a component of shareholders' equity net of deferred income taxes. Securities classified as held for investment are carried at cost, adjusted for the amortization of premiums and the accretion of discounts. In order to qualify as held for investment, the Company must have the ability and intent to hold the securities to maturity. Trading securities are carried at market value. The Company has no trading securities. Gains or losses on dispositions of securities are based on the difference . between the net proceeds and the adjusted carrying amount of the securities sold, using the specific identification . method.

Loans and allowance for loan losses
     Loans are stated at the amount of unpaid principal reduced by an allowance for loan losses. Interest is calculated using the simple interest method on daily balances of the principal amounts outstanding. The allowance for loan losses is established through a provision for loan losses charged to operations. Loans are charged against the allowance when management believes that the collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb possible losses on existing loans that may become uncollectible based on evaluations of the collectibility of loans and prior loan loss experience; however, management's judgment is based upon a number of assumptions about future events, which are believed to be reasonable, but which may or may not prove valid. Thus, there can be no assurance that charge-offs in future periods will not exceed the allowance for loan losses or that additional increases in the allowance for loan losses will not be required. Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, that the borrower's financial condition is such that collection of interest is doubtful.



                                                                     (Continued)

The Company accounts for impaired loans in accordance with SFAS No. 114, "Accounting by Creditors for Impairment of a Loan". This standard requires that all creditors value loans at the loan's fair value if it is probable that the creditor will be unable to collect all amounts due according to the terms of the loan agreement. Fair value may be determined based upon the present value of expected cash flows, market price of the loan, if available, or value of the underlying collateral. Expected cash flows are required to be discounted at the loan's effective interest rate. SFAS No. 114 was amended by SFAS No. 118 to allow a creditor to use existing methods for recognizing interest income on an impaired loan and by requiring additional disclosures about how a creditor recognizes interest income on an impaired loan.

Under SFAS No. 114, as amended by SFAS 118, when the ultimate collectibility of an impaired loan's principal is in doubt, wholly or partially, all cash receipts are applied to principal. When this doubt does not exist, cash receipts are applied under the contractual terms of the loan agreement first to principal then to interest income. Once the reported principal balance has been reduced to zero, future cash receipts are applied to interest income, to the extent that any interest has been foregone. Further cash receipts are recorded as recoveries of any amounts previously charged off.

A loan is also considered impaired if its terms are modified in a troubled debt restructuring. For these accruing impaired loans, cash receipts are typically applied to principal and interest receivable in accordance with the terms of the restructured loan agreement. Interest income is recognized on these loans using the accrual method of accounting.

Premises and equipment
     Premises and equipment are stated at cost less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets. Additions to premises and equipment and major replacements or betterments are added at cost. Maintenance and repairs and minor replacements are charged to expense when incurred. When assets are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in income.

Income taxes
     The provision for income taxes includes deferred taxes on temporary differences between the recognition of certain income and expense items for tax and financial statement purposes. Income taxes are computed on the liability method as described in SFAS No. 109, "Accounting for Income Taxes".

Statements of cash flows
     In accordance with the provisions of SFAS No. 95, "Statement of Cash Flows", the Company considers cash and cash equivalents to be those amounts included in the balance sheet captions "Cash and Due From Banks" and "Federal Funds Sold".

Reclassifications
     Certain prior year amounts have been reclassified to conform with the current presentation. These reclassifications have no effect on previously reported net income.

Recently issued accounting standards
     Accounting standards that have been issued or proposed by the Financial Accounting Standards Board that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption.

NOTE 2 - RESTRICTIONS ON CASH AND DUE FROM BANKS

     The Bank is required to maintain average reserve balances with the Federal Reserve Bank based upon a percentage of deposits. The average amounts of these reserve balances for the years ended December 31, 1997 and 1996 were approximately $632,000 and $484,000, respectively.

NOTE 3 - SECURITIES

     Securities are summarized as follows as of December 31:

                                                                                                  1997
                                                                                                  ----
                                                                                           Unrealized holding
                                                                     Amortized       -----------------------------         Fair
                                                                        cost              Gain            Loss             value
                                                                   -----------       -----------       -----------       -----------

SECURITIES AVAILABLE FOR SALE:

U. S. TREASURY SECURITIES
   Maturing after one but within five years ................       $ 1,101,558       $       476      $          -       $ 1,102,034
                                                                   -----------       -----------       -----------       -----------

OBLIGATIONS OF OTHER U. S. GOVERNMENT
AGENCIES AND CORPORATIONS
   Maturing within one year ................................         7,930,096                 -             8,148         7,921,948
   Maturing after one but within five years ................         6,935,655                 -            14,014         6,921,641
   Maturing after five but within ten years ................         1,385,610                 -            18,882         1,366,728
   Maturing after ten years ................................         1,253,058                 -             5,259         1,247,799
                                                                   -----------       -----------       -----------       -----------
                                                                    17,504,419                 -            46,303        17,458,116
                                                                   -----------       -----------       -----------       -----------

OBLIGATIONS OF STATES AND POLITICAL
SUBDIVISIONS
   Maturing within one year ................................           921,988             3,832                 -           925,820
   Maturing after one but within five years ................           125,937             3,227                 -           129,164
                                                                   -----------       -----------       -----------       -----------
                                                                     1,047,925             7,059                 -         1,054,984
                                                                   -----------       -----------       -----------       -----------

OTHER - RESTRICTED
   Federal Reserve Bank Stock ..............................           108,250                 -                 -           108,250
   Federal Home Loan Bank Stock ............................           533,300                 -                 -           533,300
   Bankers Bank Stock ......................................            54,576             9,319                 -            63,895
                                                                   -----------       -----------       -----------       -----------
                                                                       696,126             9,319                 -           705,445
                                                                   -----------       -----------       -----------       -----------
     Total securities available for sale ...................       $20,350,028       $    16,854       $    46,303       $20,320,579
                                                                   ===========       ===========       ===========       ===========

SECURITIES HELD FOR INVESTMENT:

OBLIGATIONS OF STATES AND POLITICAL
SUBDIVISIONS
   Maturing after one but within five years ................       $ 2,415,831       $    64,864        $        -       $ 2,480,695
   Maturing after five but within ten years ................         1,436,525            36,428                 -         1,472,953
                                                                   -----------       -----------       -----------       -----------
     Total securities held for investment ..................       $ 3,852,356       $   101,292       $         -       $ 3,953,648
                                                                   ===========       ===========       ===========       ===========

                                                                     (Continued)


                                                                                                  1996
                                                                                                  ----
                                                                                           Unrealized holding
                                                                     Amortized       -----------------------------         Fair
                                                                        cost              Gain            Loss             value
                                                                   -----------       -----------       -----------       -----------


SECURITIES AVAILABLE FOR SALE:

U. S. TREASURY SECURITIES
   Maturing after one but within five years ................       $   599,828        $        -       $     1,873       $   597,955
                                                                   -----------       -----------       -----------       -----------

OBLIGATIONS OF OTHER U. S. GOVERNMENT
AGENCIES AND CORPORATIONS
   Maturing within one year ................................         2,295,023            10,711                 -         2,305,734
   Maturing after one but within five years ................         6,941,297                 -            15,275         6,926,022
   Maturing after five but within ten years ................         1,000,000             6,883                 -         1,006,883
   Maturing after ten years ................................         2,808,438                 -            66,054         2,742,384
                                                                   -----------       -----------       -----------       -----------
                                                                    13,044,758            17,594            81,329        12,981,023
                                                                   -----------       -----------       -----------       -----------

OBLIGATIONS OF STATES AND POLITICAL
SUBDIVISIONS
   Maturing within one year ................................           400,458               678                 -           401,136
   Maturing after one but within five years ................         1,054,042            15,510                 -         1,069,552
                                                                   -----------       -----------       -----------       -----------
                                                                     1,454,500            16,188                 -         1,470,688
                                                                   -----------       -----------       -----------       -----------

OTHER - RESTRICTED
   Federal Reserve Bank Stock ..............................           108,250                 -                 -           108,250
   Federal Home Loan Bank Stock ............................           550,600                 -                 -           550,600
   Bankers Bank Stock ......................................            54,576            11,156                 -            65,732
                                                                   -----------       -----------       -----------       -----------
                                                                       713,426            11,156                 -           724,582
                                                                   -----------       -----------       -----------       -----------
     Total securities available for sale ...................       $15,812,512       $    44,938       $    83,202       $15,774,248
                                                                   ===========       ===========       ===========       ===========

SECURITIES HELD FOR INVESTMENT:

OBLIGATIONS OF STATES AND POLITICAL
SUBDIVISIONS
   Maturing after one but within five years ................       $ 1,269,304       $    34,462       $         -       $ 1,303,766
   Maturing after five but within ten years ................         2,043,000             1,885                 -         2,044,885
                                                                   -----------       -----------       -----------       -----------
     Total securities held for investment ..................       $ 3,312,304       $    36,347      $          -       $ 3,348,651
                                                                   ===========       ===========       ===========       ===========


     Securities with carrying amounts of $12,836,000 and $8,886,500 at December 31, 1997 and 1996, respectively, were pledged to secure public deposits and for other purposes required or permitted by law.

NOTE 4 - LOANS AND ALLOWANCE FOR LOAN LOSSES

     Loans are summarized as follows:

                                                                                                               December 31,
                                                                                                               ------------
                                                                                                          1997              1996
                                                                                                          ----              ----

Commercial and industrial - not secured by real estate .....................................         $11,030,426         $ 7,295,457
Commercial and industrial - secured by real estate .........................................          13,820,036          13,440,758
Residential real estate - mortgage .........................................................          39,827,868          33,316,125
Residential real estate - construction .....................................................           1,643,287             887,445
Loans to individuals for household, family and other personal expenditures .................          10,527,486          11,224,839
                                                                                                     -----------         -----------
                                                                                                      76,849,103          66,164,624
Less allowance for loan losses .............................................................             987,138             760,679
                                                                                                     -----------         -----------
                                                                                                     $75,861,965         $65,403,945
                                                                                                     ===========         ===========

     Changes in the allowance for loan losses were as follows:

                                                                                            For the years ended December 31,
                                                                                            --------------------------------
                                                                                  1997                 1996                   1995
                                                                                  ----                 ----                   ----

   BALANCE, BEGINNING OF YEAR ....................................            $ 760,679             $ 669,664             $ 619,291
     Provision for loan losses ...................................              324,475               260,080               108,000
     Loans charged off, net of recoveries ........................              (98,016)             (169,065)              (57,627)
                                                                              ---------             ---------             ---------
   BALANCE, END OF YEAR ..........................................            $ 987,138             $ 760,679             $ 669,664
                                                                              =========             =========             =========

     At December 31, 1997 and 1996 nonaccrual loans amounted to $757,206 and $397,530, respectively. Foregone interest income was approximately $65,200, $24,200 and $12,100 on nonaccrual loans for 1997, 1996 and 1995, respectively. At December 31, 1997 and 1996, the recorded investment in loans for which impairment has been recognized in accordance with SFAS No. 114 is $195,000 and $0, respectively. The impairment allowance is included in the allowance for loan losses.

     NOTE 5 - PREMISES AND EQUIPMENT

     The principal categories and estimated useful lives of premises and equipment are summarized below:

                                                                                               December 31,
                                                                      Estimated       ---------------------------
                                                                     useful lives           1997             1996
                                                                   --------------     ----------       ----------
   Land                                                                         -     $1,133,984       $  403,012
   Building and improvements                                          15-30 years      1,473,725        1,389,431
   Furniture, fixtures and equipment                                  5 - 7 years      1,498,032        1,323,512
                                                                                      ----------       ----------
                                                                                       4,105,741        3,115,955
   Less accumulated depreciation                                                       1,432,029        1,257,526
                                                                                      ----------       ----------
                                                                                      $2,673,712       $1,858,429
                                                                                      ==========       ==========

     Depreciation expense of $208,443,  $176,018 and $206,858 for 1997, 1996 and
1995, respectively, is included in occupancy and equipment expenses in the accompanying consolidated statements of income.

     NOTE 6 - DEPOSITS

     The amounts and scheduled maturities of deposits are as follows:

                                                                    December 31,
                                                                        1997
                                                                     -----------
Time certificates maturing
     Within one year ......................................          $47,636,153
     After one but within two years .......................            4,433,699
     After two but within three years .....................              535,877
     After three but within four years ....................              421,351
     After four years .....................................              610,129
                                                                     -----------
                                                                      53,637,209
   Transaction and savings accounts .......................           42,552,639
                                                                     -----------
                                                                     $96,189,848
                                                                     ===========

     Certificates  of  deposit  in  excess  of  $100,000  totaled  approximately
$17,821,000  and  $13,152,000,  at  December  31,  1997 and 1996,  respectively.
Interest expense on certificates of deposit was approximately $880,000 in 1997, $601,000 in 1996 and $513,400 in 1995.

NOTE 7 - SECURITIES SOLD UNDER REPURCHASE AGREEMENTS

     Securities sold under agreements to repurchase are summarized as follows:

                                                                                                              December 31,
                                                                                                              ------------
                                                                                                         1997               1996
                                                                                                       ----------         ----------

U. S. Government securities with an amortized cost of $5,664,281 ($5,641,697 fair value) and $4,663,640 ($4,634,612 fair value) at December 31, 1997
and 1996, respectively, are pledged for the agreements .......................................         $4,433,554         $3,926,891
                                                                                                       ==========         ==========

     The Bank enters into sales of securities under agreements to repurchase. These obligations to repurchase securities sold are reflected as liabilities in the consolidated balance sheets. The dollar amount of securities underlying the agreements remains in the asset accounts. The securities underlying the agreements are book entry securities maintained by a safekeeping agent. The weighted average interest rate of these agreements was 3.10 percent at December 31, 1997 and 1996. Securities sold under agreements to repurchase averaged $4,686,696 and $4,825,829 during 1997 and 1996, respectively. The maximum amounts outstanding at any month-end were $4,955,332 and $8,293,500 during 1997 and 1996, respectively.

NOTE 8 - NOTES PAYABLE TO FEDERAL HOME LOAN BANK (FHLB)

     The Bank had various notes payable aggregating $2,030,612 and $5,397,959 at December 31, 1997 and 1996, respectively, to the Federal Home Loan Bank. The proceeds of these notes were used to meet the residential loan demand of its customers. Additional borrowings under similar terms are available by pledging additional collateral and purchasing additional stock in the FHLB. Interest rates on these borrowings ranged from 5.46 percent to 5.76 percent. The notes are collateralized by mortgage loans aggregating approximately $15,604,000.

     Minimum required payments of principal are as follows:

     1998                                        $   30,612
     1999                                         2,000,000
                                                 ----------
                                                 $2,030,612
                                                 ==========

NOTE 9 - UNUSED LINES OF CREDIT

     The Bank has unused short-term lines of credit to purchase Federal Funds from unrelated banks totaling $2,500,000 at December 31, 1997. These lines of credit are available on a one to seven day basis for general corporate purposes.

     The Bank has the ability to borrow an additional $14,000,000 from the Federal Home Loan Bank as of December 31, 1997. The borrowings are available by pledging collateral and purchasing additional stock in the Federal Home Loan Bank.

NOTE 10 - INCOME TAXES

     Provision for income taxes consists of the following:

                                                                                         For the years ended December 31,
                                                                                         --------------------------------
                                                                              1997                    1996                   1995
                                                                              ----                    ----                   ----
Current tax provision
   Federal ..................................................              $ 657,000               $ 490,350              $ 411,400
   State ....................................................                 62,218                  46,700                 36,760
                                                                           ---------               ---------              ---------
     Total current taxes ....................................                719,218                 537,050                448,160
Deferred tax benefit ........................................                (80,000)                      -                (37,160)
                                                                           ---------               ---------              ---------
     Provision for income taxes .............................              $ 639,218               $ 537,050              $ 411,000
                                                                           =========               =========              =========

     Income taxes are different from the tax expense computed by applying the statutory federal income tax rate of 34 percent to income before income taxes. The reasons for these differences are as follows:

                                                                                        For the years ended December 31,
                                                                                        --------------------------------
                                                                                 1997                  1996                  1995
                                                                               --------              --------               ------
Tax expense at statutory rate ....................................            $ 660,600             $ 544,600             $ 429,980
Increase (decrease) in taxes resulting from:
  State income taxes net of federal benefit ......................               41,000                37,600                24,500
  Tax-exempt interest ............................................              (76,700)              (68,980)              (66,840)
  Other ..........................................................               14,318                23,830                23,360
                                                                              ---------             ---------             ---------
  Provision for income taxes .....................................            $ 639,218             $ 537,050             $ 411,000
                                                                              =========             =========             =========

     Deferred tax assets (liabilities) result from temporary differences in the recognition of revenue and expenses for tax and financial statement purposes. The sources and the cumulative tax effect of temporary differences are as follows:

                                                                                                              December 31,
                                                                                                              ------------
                                                                                                       1997                 1996
                                                                                                   ---------              ---------
Allowance for loan losses ............................................................             $ 335,600              $ 258,600
Deferral of loan origination fees and costs ..........................................               (51,400)               (40,260)
Tax depreciation in excess of book depreciation ......................................               (89,200)              (130,700)
Adjustments from the accrual to the cash basis of accounting .........................               (25,800)               (39,130)
Unrealized holding loss on securities available for sale .............................                10,000                 13,000
Other ................................................................................                 2,100                      -
                                                                                                   ---------              ---------
                                                                                                     181,300                 61,510
Valuation allowance ..................................................................              (170,960)              (128,170)
                                                                                                   ---------              ---------
                                                                                                   $  10,340              $ (66,660)
                                                                                                   =========              =========

     Net deferred income taxes are included in other liabilities.

     NOTE 11 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

     The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the balance sheets. The contract amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

   Financial instruments whose contract amounts
     represent credit risk:                                            Contract
                                                                        amount
                                                                        ------
     Commitments to extend credit .......................            $18,014,527
     Standby letters of credit ..........................            $ 1,486,000

     Commitments to extend credit are agreements to lend as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained by the Bank upon extension of credit is based on management's credit evaluation.

     NOTE 12 - COMMITMENTS AND CONTINGENT LIABILITIES

     The Bank intends to enter into a construction contract in the first quarter of 1998 for the construction of a building in Seneca, South Carolina. The land purchase, building construction and equipment purchases are estimated to cost $965,000. The new branch is anticipated to open in the latter part of 1998 upon completion of the construction. The Bank has received regulatory approval for this branch.

     The Company intends to enter into a construction contract in the first quarter of 1998 for the construction of a building in Anderson, South Carolina. The new building will house the operations of a new bank (the "Bank of Anderson, N.A.") which will be a wholly-owned subsidiary of the Company. The building construction and equipment purchases are estimated to cost $1,125,000. Land on which the building will be constructed was purchased in 1997 for $365,000 and is included in premises and equipment. The new bank is expected to open in the latter part of 1998 upon completion of construction, receipt of all regulatory approvals and the raising of the required capital.

     The Company has, from time to time, various lawsuits and claims arising from the conduct of its business. Such items are not expected to have any material adverse effect on the financial position or results of operations of the Company.

     NOTE 13 - RELATED PARTY TRANSACTIONS

     At December 31, 1997 and 1996, certain officers, directors, employees, related parties and companies in which they have 10 percent or more beneficial ownership, were indebted to the Bank in the aggregate amount of $3,343,161 and $2,433,935, respectively. During 1997, $2,186,604 of new loans were made to this group and repayments of $1,277,378 were received.

     The Company leases its Powdersville branch office from a partnership in which a shareholder/director of the Company is a partner. During 1996, the Company purchased unimproved land at its appraised value of $110,000 from a partnership in which an executive officer and member of the Board of Directors is a partner.

NOTE 14 - COMMON STOCK AND EARNINGS PER SHARE

     The Company adopted SFAS No. 128, Earnings per Share, on December 31, 1997. This statement requires that the Company present basic and diluted net income per common share. The assumed conversion of stock options creates the differences between basic and diluted net income per common share. Income per share is calculated by dividing net income by the weighted average number of common shares outstanding for each period presented. The weighted average number of common shares outstanding for basic net income per common share was 1,686,199 in 1997, 1,674,546 in 1996 and 1,547,807 in 1995. The weighted average number of common shares outstanding for diluted net income per common share was 1,789,622 in 1997, 1,747,175 in 1996 and 1,577,606 in 1995.

     The Company issued a five percent common stock dividend and a two-for-one stock split in 1997. Net income per common share in prior years has been restated to reflect these transactions.

NOTE 15 - RESTRICTION OF DIVIDENDS

     The ability of the Company to pay cash dividends is dependent upon receiving cash in the form of dividends from the Bank. Federal banking regulations restrict the amount of dividends that can be paid and such dividends are payable only from the retained earnings of the Bank. At December 31, 1997 the Bank's retained earnings were approximately $5,044,000.

NOTE 16 - STOCK OPTION COMPENSATION PLANS

     The Company has a stock option compensation plan through which the Board of Directors may grant stock options to officers and employees to purchase common stock of the Company at prices not less than 100 percent of the fair value on the date of grant. The outstanding options become exercisable in various increments beginning the date of grant and expiring five to ten years from the date of grant. The Company also has a directors stock option plan through which non-employee directors of the Company shall be granted options to purchase 500 shares of common stock for each year served on the board to a maximum of 5,000 options per director. The option price shall not be less than 100 percent of the fair value on the grant date. The outstanding options become exercisable on the grant date and expire at the earlier of the end of the director's term or ten years from the grant date.

     The  Company  applies  Accounting  Principles  Board  (APB)  Opinion 25 and
related Interpretations in accounting for the plans. Accordingly, no compensation cost has been charged to operations. Had compensation cost for the plans been determined based on the fair value at the grant dates for awards under the plans consistent with the accounting method available under SFAS No. 123, "Accounting for Stock - Based Compensation", the Company's net income and net income per common share would have been reduced to the pro forma amounts indicated below:

                                                                             1997                   1996                    1995
                                                                        ------------            -------------            -----------

Net income
   As reported ............................................            $   1,303,773            $   1,064,785            $   853,622
   Pro forma ..............................................                1,277,629                1,055,592                829,087
Basic net income per common share
   As reported ............................................            $         .77            $         .64            $       .55
   Pro forma ..............................................                      .76                      .63                    .53

Diluted net income per common share
   As reported ............................................            $         .73            $         .61            $       .54
   Pro forma ..............................................                      .72                      .61                    .52

                                                                     (Continued)

     The fair value of each option grant is estimated on the date of grant using the Black - Scholes option pricing model with the following weighted - average assumptions for grants in 1997: dividend yield of $.25 per share, expected volatility of 15 percent, risk-free interest rate of 6.0 percent and expected lives of 5 and 10 years.

     A summary of the status of the plans as of December 31, 1997 and 1996, and changes during the years ending on those dates is presented below (all shares have been adjusted for the stock dividends and the stock split):

                                                                         1997                                      1996
                                                               ------------------------------         ------------------------------
                                                                                   Weighted-                            Weighted-
                                                                                   average                              average
                                                                Shares         exercise price           Shares        exercise price
                                                                ------         --------------           ------        --------------

Outstanding at beginning of year ...................           179,148           $     4.82            194,910           $      4.94
Granted ............................................            78,750                 8.57                  -                     -
Exercised ..........................................            (7,560)                4.15            (15,762)                 4.42
Forfeited or expired ...............................                 -                 -                     -                     -
                                                              --------                               ---------
Outstanding at end of year .........................           250,338                 5.98            179,148                  4.82
                                                               =======                               =========
Options exercisable at year-end ....................           213,838                                 130,559

Weighted - average fair value of options

   granted during the year                                       $8.57                               $      -
Shares available for grant                                     126,192                                197,337

The following table summarizes information at December 31, 1997:

                                                  Options outstanding                                  Options exercisable
                                -------------------------------------------------------       --------------------------------------
                                                       Weighted-
                                                        average          Weighted-                                   Weighted-
 Range of                                              remaining          average                                     average
 exercise                             Number          contractual        exercise                   Number            exercise
  prices                            outstanding          life              price                  exercisable          price
 --------                           -----------         ------            -------                 -----------         ------
$4.98 - $3.98                            95,523        1.0 years         $  4.49                    95,523            $  4.49
$5.47 - $4.97                            76,065        7.5 years            5.15                    39,565               5.16
$8.57                                    78,750        9.7 years            8.57                    78,750               8.57
                                       --------                                                   --------
                                        250,338                                                    213,838
                                       ========                                                   ========

NOTE 17 - EMPLOYEE BENEFIT PLANS

     The Bank maintains the Peoples National Bank 401(k) Retirement Plan for all eligible employees. Upon ongoing approval of the Board of Directors, the Bank matches employee contributions equal to fifty percent of the first four percent of such contributions, subject to certain adjustments and limitations.
Contributions to the plan of $32,861, $28,223 and $19,457 were charged to operations during 1997, 1996 and 1995, respectively.

     Supplemental benefits have been approved by the Board of Directors for certain executive officers of the Bank. These benefits are not qualified under the Internal Revenue Code and they are not funded. However, certain funding is provided informally and indirectly by life insurance policies.

NOTE 18 - REGULATORY MATTERS

     The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance- sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weighting, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital to risk-weighted assets, and of Tier I capital to average assets. Management believes, as of December 31, 1997, that the Bank meets all capital adequacy requirements to which it is subject.

     As of December 31, 1997, the most recent notification from the Office of the Comptroller of the Currency categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institution's category. The Bank's actual capital amounts and ratios and minimum regulatory amounts and ratios are presented as follows:

                                                                                                                      To be well
                                                                                                                   capitalized under
                                                                                              For capital          prompt corrective
                                                                                           adequacy purposes       action provisions
                                                                                           -----------------       -----------------
                                                                       Actual                  Minimum                 Minimum
                                                                       ------                  -------                 -------
                                                                Amount        Ratio       Amount      Ratio      Amount        Ratio
                                                                ------        -----       ------      -----      ------        -----
                                                                                   (amounts in $000)
As of December 31, 1997
  Total Capital (to risk-weighted assets) ...............       $9,606        12.59%      $6,106       8.0%       $7,632       10.0%
  Tier 1 Capital (to risk-weighted assets) ..............        8,652        11.34%       3,053       4.0%        4,579        6.0%
  Tier 1 Capital (to average assets) ....................        8,652         7.51%       4,608       4.0%        5,760        5.0%

As of December 31, 1996
  Total Capital (to risk-weighted assets) ...............        8,321        13.01%       5,112       8.0%        6,390       10.0%
  Tier 1 Capital (to risk-weighted assets) ..............        7,561        11.82%       2,556       4.0%        3,834        6.0%
  Tier 1 Capital (to average assets) ....................        7,561         8.19%       3,693       4.0%        4,616        5.0%


NOTE 19 - FAIR VALUE OF FINANCIAL INSTRUMENTS

     SFAS 107, "Disclosures about Fair Value of Financial Instruments" requires disclosure of fair value information, whether or not recognized in the balance sheet, when it is practical to estimate the fair value. SFAS 107 defines a financial instrument as cash, evidence of an ownership interest in an entity or contractual obligations which require the exchange of cash or other financial instruments. Certain items are specifically excluded from the disclosure requirements, including the Company's common stock, premises and equipment and other assets and liabilities.

     Fair  value  approximates   carrying  value  for  the  following  financial
instruments due to the short-term nature of the instrument: cash and due from banks and federal funds sold.

                                                                     (Continued)

     Securities are valued using quoted market prices. Fair value for the Company's off-balance-sheet financial instruments is based on the discounted present value of the estimated future cash flows.

     Fair value for variable rate loans that reprice frequently and for loans that mature in less than one year is based on the carrying value. Fair value for fixed rate mortgage loans, personal loans and all other loans (primarily commercial) maturing after one year is based on the discounted present value of the estimated future cash flows. Discount rates used in these computations approximate the rates currently offered for similar loans of comparable terms and credit quality.

     Fair value for demand deposit accounts and interest-bearing accounts with no fixed maturity date is equal to the carrying value. Certificate of deposit accounts maturing within one year are valued at their carrying value. Certificate of deposit accounts maturing after one year are estimated by discounting cash flows from expected maturities using current interest rates on similar instruments.

     Fair value for long-term debt is based on discounted cash flows using the Company's current incremental borrowing rate. Discount rates used in these computations approximate rates currently offered for similar loans of comparable terms and credit quality.

     The Company has used management's best estimate of fair value based on the above assumptions. Thus, the fair values presented may not be the amounts which could be realized in an immediate sale or settlement of the instrument. In addition, any income taxes or other expenses which would be incurred in an actual sale or settlement are not taken into consideration in the fair value presented.

     The estimated fair values of the Company's financial instruments are as follows:

                                                                                             December 31,
                                                                                             ------------
                                                                                   1997                           1996
                                                                   -----------------------------       -----------------------------
                                                                    Carrying                            Carrying
                                                                      amount          Fair value         amount          Fair value
                                                                   -----------       -----------       -----------       ----------

Financial Assets:
     Cash and due from banks ...............................       $ 3,908,784       $ 3,908,784       $ 2,626,956       $ 2,626,956
     Federal funds sold ....................................         4,570,000         4,570,000         9,700,000         9,700,000
     Securities available for sale .........................        20,320,579        20,320,579        15,774,248        15,774,248
     Securities held for investment ........................         3,852,356         3,953,648         3,312,304         3,348,651
     Loans .................................................        76,849,103        76,726,000        66,164,624        65,798,000

Financial Liabilities:
     Deposits ..............................................        96,189,848        96,441,809        80,194,463        80,291,108
     Federal funds purchased ...............................                 -                 -         1,000,000         1,000,000
     Securities sold under repurchase agreements ...........         4,433,554         4,433,554         3,926,891         3,926,891
     Notes payable Federal Home Loan Bank ..................         2,030,612         2,026,000         5,397,959         5,397,959

Financial Instruments with Off-Balance-Sheet Risk:
     Commitments to extend credit ..........................        18,014,527        18,014,527        14,312,517        14,312,517
     Standby letters of credit .............................         1,486,000         1,486,000         1,395,263         1,395,263

NOTE 20 - CONDENSED FINANCIAL INFORMATION

     Following is condensed financial information of Peoples Bancorporation, Inc. (parent company only):

                            CONDENSED BALANCE SHEETS
                                  December 31,

                                                                                                  1997                      1996
                                                                                              ----------                 -----------
ASSETS
Cash .......................................................................                  $  166,216                  $  644,714
Investment in bank subsidiary ..............................................                   8,811,083                   7,676,282
Organization costs - net ...................................................                      16,752                      20,474
Land and building ..........................................................                     902,973                     110,000
                                                                                              ----------                  ----------
                                                                                              $9,897,024                  $8,451,470
                                                                                              ==========                  ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
Due to subsidiary ..........................................................                  $   54,611                  $   48,213
Account payable ............................................................                     313,475                           -
Shareholders' equity .......................................................                   9,528,938                   8,403,257
                                                                                              ----------                  ----------
                                                                                              $9,897,024                  $8,451,470
                                                                                              ==========                  ==========

                         CONDENSED STATEMENTS OF INCOME

                                                                                               For the years ended December 31,
                                                                                               --------------------------------
                                                                                            1997            1996              1995
                                                                                          --------         --------         --------
INCOME ....................................................................         $  204,033         $  177,133         $  142,991
EXPENSE
   Amortization ...........................................................              3,722              3,722              3,722
                                                                                    ----------         ----------         ----------
   Income before undistributed net income of bank subsidiary ..............            200,311            173,411            139,269

EQUITY IN UNDISTRIBUTED NET INCOME OF BANK
   SUBSIDIARY .............................................................          1,103,462            891,374            714,354
                                                                                    ----------         ----------         ----------
   Net income .............................................................         $1,303,773         $1,064,785         $  853,623
                                                                                    ==========         ==========         ==========

                       CONDENSED STATEMENTS OF CASH FLOWS

                                                                                         For the years ended December 31,
                                                                                         --------------------------------
                                                                                     1997              1996                 1995
                                                                                -----------         ----------          ------------
OPERATING ACTIVITIES
   Net income ..........................................................        $ 1,303,773         $ 1,064,785         $   853,623
   Adjustments to reconcile net income to net cash provided
     by operating activities
     Equity in undistributed net income of bank subsidiary .............         (1,103,462)           (891,374)           (714,354)
     Amortization ......................................................              3,722               3,722               3,722
                                                                                -----------         -----------         -----------
        Net cash provided by operating activities ......................            204,033             177,133             142,991
                                                                                -----------         -----------         -----------
INVESTING ACTIVITIES
   Investment in bank subsidiary .......................................            (31,338)            (66,459)                  -
   Purchase of land ....................................................           (479,498)                  -            (110,000)
                                                                                -----------         -----------         -----------
     Net cash used for investing activities ............................           (510,836)            (66,459)           (110,000)
                                                                                -----------         -----------         -----------

                                                                     (Continued)


                                                                                            For the years ended December 31,
                                                                                            --------------------------------
                                                                                          1997            1996              1995
                                                                                      ----------       ----------        -----------


FINANCING ACTIVITIES
   Proceeds from the sale of stock and exercise of stock options .............           31,767            66,459           754,714
   Cash dividends ............................................................         (203,462)         (177,133)         (142,991)
                                                                                      ---------         ---------         ---------
     Net cash used for financing activities ..................................         (171,695)         (110,674)          611,723
                                                                                      ---------         ---------         ---------
     Net change in cash ......................................................         (478,498)                -           644,714
CASH, BEGINNING OF YEAR ......................................................          644,714           644,714                 -
                                                                                      ---------         ---------         ---------
CASH, END OF YEAR ............................................................        $ 166,216         $ 644,714         $ 644,714
                                                                                      =========         =========         =========

                   PEOPLES BANCORPORATION, INC. AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEETS


                                                                                           March 31,                    December 31,
                                                                                    ------------------------            ------------
                                                                                    1998                1997                1997
                                                                                    ----                ----                ----
                                                                                         Unaudited                        Audited
ASSETS
CASH AND DUE FROM BANKS ................................................      $   4,673,321       $   2,777,234       $   3,908,784
FEDERAL FUNDS SOLD .....................................................          4,840,000           2,930,000           4,570,000
SECURITIES
  Available for sale ...................................................         24,937,591          18,384,174          20,320,579
  Held for investment (market value of $3,954,908
    $3,571,234 and $3,953,648) .........................................          3,849,663           3,571,299           3,852,356
LOANS - less allowance for loan losses of $1,003,382
    $801,039 and $987,138 ..............................................         75,829,897          69,183,452          75,861,965
PREMISES AND EQUIPMENT, net of accumulated
    depreciation and amortization ......................................          2,949,642           1,878,073           2,673,712
ACCRUED INTEREST RECEIVABLE ............................................            857,226             731,042             878,459
OTHER ASSETS ...........................................................          1,600,314             712,030           1,350,449
                                                                              -------------       -------------       -------------

TOTAL ASSETS ...........................................................      $ 119,537,654       $ 100,167,304       $ 113,416,304
                                                                              =============       =============       =============

LIABILITIES AND SHAREHOLDERS' EQUITY
DEPOSITS:
  Noninterest-bearing ..................................................      $  12,790,362       $   9,497,317       $  11,007,809
  Interest-bearing .....................................................         91,034,527          71,888,606          85,182,039
                                                                              -------------       -------------       -------------
     Total deposits ....................................................        103,824,889          81,385,923          96,189,848
SECURITIES SOLD UNDER REPURCHASE
  AGREEMENTS ...........................................................          2,731,399           4,159,555           4,433,554
NOTES PAYABLE TO FEDERAL HOME LOAN BANK ................................          2,000,000           5,020,405           2,030,612
ACCRUED INTEREST PAYABLE ...............................................            979,271             781,036             860,877
OTHER LIABILITIES ......................................................            170,354             219,656             391,924
                                                                              -------------       -------------       -------------
     Total liabilities .................................................        109,705,913          91,566,575         103,906,815
                                                                              -------------       -------------       -------------

SHAREHOLDERS' EQUITY
Common Stock-10,000,000 shares authorized, $1.67 par
  value per share, 1,693,010 shares and 1,687,250 shares
  outstanding at March 31, 1998 and December 31, 1997,
  respectively; 5,000,000 shares authorized, $3.33 par value
  per share, 800,071 shares outstanding at March 31, 1997 ..............          2,827,327           2,664,237           2,817,708
Additional paid-in capital .............................................          5,171,330           4,232,918           5,158,024
Retained earnings ......................................................          1,851,972           1,805,617           1,553,206
Unrealized loss on securities available for sale .......................            (18,888)           (102,043)            (19,449)
                                                                              -------------       -------------       -------------
     Total shareholders' equity ........................................          9,831,741           8,600,729           9,509,489
                                                                              -------------       -------------       -------------

TOTAL LIABILITIES & SHAREHOLDERS' EQUITY ...............................      $ 119,537,654       $ 100,167,304       $ 113,416,304
                                                                              =============       =============       =============

                   PEOPLES BANCORPORATION, INC. AND SUBSIDIARY
                        CONSOLIDATED STATEMENTS OF INCOME
                                   (Unaudited)

                                                                                                        Three Months Ended
                                                                                                             March 31,
                                                                                                    ----------------------------
                                                                                                    1998                    1997
                                                                                                    ----                    ----
INTEREST INCOME
Interest and fees on loans ......................................................              $ 1,741,430               $ 1,606,831
Interest on securities
     Taxable ....................................................................                  304,377                   276,131
     Tax-exempt .................................................................                   60,907                    59,479
Interest on fed funds ...........................................................                   85,105                    51,893
                                                                                               -----------               -----------

Total interest income ...........................................................                2,191,819                 1,994,334
                                                                                               -----------               -----------

INTEREST EXPENSE
Interest on deposits ............................................................                1,017,382                   786,873
Interest on federal funds purchased and securities
     sold under repurchase agreements ...........................................                   36,650                    40,741
Interest on notes payable Federal Home Loan Bank ................................                   28,530                    78,945
                                                                                               -----------               -----------

Total interest expense ..........................................................                1,082,562                   906,559
                                                                                               -----------               -----------

Net interest income .............................................................                1,109,257                 1,087,775

PROVISION FOR LOAN LOSSES .......................................................                   (2,500)                   46,740
                                                                                               -----------               -----------

Net interest income after provision for loan losses .............................                1,111,757                 1,041,035
                                                                                               -----------               -----------

NON-INTEREST INCOME
Service fees and other income ...................................................                  317,673                   193,175
                                                                                               -----------               -----------

NON-INTEREST EXPENSE
Salaries and benefits ...........................................................                  500,083                   415,815
Occupancy .......................................................................                   56,974                    41,302
Equipment .......................................................................                   66,698                    64,553
Other operating expenses ........................................................                  272,162                   194,501
                                                                                               -----------               -----------
                                                                                                   895,917                   716,171

Income before income taxes ......................................................                  533,513                   518,039

PROVISION FOR INCOME TAXES ......................................................                  176,060                   170,950
                                                                                               -----------               -----------

Net income ......................................................................              $   357,453               $   347,089
                                                                                               ===========               ===========

BASIC NET INCOME PER COMMON SHARE ...............................................              $      0.21               $      0.22
                                                                                               ===========               ===========
DILUTED NET INCOME PER COMMON SHARE .............................................              $      0.20               $      0.21
                                                                                               ===========               ===========
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
     BASIC ......................................................................                1,693,010                 1,600,142
                                                                                               ===========               ===========
     DILUTED ....................................................................                1,822,400                 1,688,030
                                                                                               ===========               ===========

DIVIDENDS PAID PER COMMON SHARE .................................................              $     0.035               $      0.03
                                                                                               ===========               ===========

                   PEOPLES BANCORPORATION, INC. AND SUBSIDIARY
                 CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME
                                   (Unaudited)

                                                                                                        Three Months Ended
                                                                                                              March 31,
                                                                                                     ---------------------------
                                                                                                     1998                   1997
                                                                                                     ----                   ----



Net income ........................................................................               $ 357,453               $ 347,089
Other comprehensive income, net of tax:
  Unrealized income (loss) on securities:
     Unrealized income (loss) arising during period ...............................                     561                 (76,779)
                                                                                                  ---------               ---------
Other comprehensive income ........................................................                     561                 (76,779)
                                                                                                  ---------               ---------
Comprehensive income ..............................................................               $ 358,014               $ 270,310
                                                                                                  =========               =========

                   PEOPLES BANCORPORATION, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOW
                                   (Unaudited)

                                                                                                        Three Months Ended
                                                                                                             March 31,
                                                                                                    ----------------------------
                                                                                                    1998                    1997
                                                                                                    ----                    ----

CASH FLOWS FROM OPERATING ACTIVITIES
Net Income .........................................................................           $    357,453            $    347,089
Adjustments to reconcile net cash provided
by operating activities
Provision for loan losses ..........................................................                 (2,500)                 46,740
Depreciation .......................................................................                 49,804                  13,477
Net amortization and (accretion) of premiums and
  discounts on securities ..........................................................                 14,833                  13,924
(Increase) decrease in accrued interest receivable .................................                 21,233                  (2,110)
Increase in other assets ...........................................................               (265,678)               (393,453)
Increase in accrued interest payable ...............................................                118,395                 105,440
Increase (decrease) in other liabilities ...........................................               (203,100)                389,568
                                                                                               ------------            ------------
Net cash provided by operating activities ..........................................                 90,440                 520,675
                                                                                               ------------            ------------

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of securities held for investments .......................................                      0                (261,214)
Purchases of securities available for sale .........................................             (8,267,090)             (5,744,175)
Proceeds from the maturity of securities available for sale ........................                938,769               2,700,000
Proceeds from the call of securities available for sale ............................              2,700,000                       0
Net (increase) decrease in loans ...................................................                 32,068              (3,779,507)
Proceeds from the sale of property .................................................                      0                  39,000
Purchase of premises and equipment .................................................               (325,734)                (83,150)
                                                                                               ------------            ------------
     Net cash used by investing activities .........................................             (4,921,987)             (7,129,046)
                                                                                               ------------            ------------

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase in deposits ...........................................................              7,635,041               1,181,540
Net increase (decrease) in securities sold under
  repurchase agreements ............................................................             (1,702,155)                232,664
Net decrease in notes payable to Federal home Loan Bank ............................                (30,612)             (1,377,551)
Proceeds from stock options exercised ..............................................                 22,925                       0
Cash dividend ......................................................................                (59,115)                (48,004)
                                                                                               ------------            ------------
     Net cash (used) provided by financing activities ..............................              5,866,084                 (11,351)
                                                                                               ------------            ------------

     Net decrease in cash and cash equivalents .....................................              1,034,537              (6,619,722)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD .....................................              8,478,784              12,326,956
                                                                                               ------------            ------------
CASH AND CASH EQUIVALENTS, END OF PERIOD ...........................................           $  9,513,321            $  5,707,234
                                                                                               ============            ============

CASH PAID FOR
Interest ...........................................................................           $    890,327            $    726,416
                                                                                               ============            ============
Income taxes .......................................................................           $     19,003            $     19,650
                                                                                               ============            ============

                   PEOPLES BANCORPORATION, INC. AND SUBSIDIARY
              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of these policies is included in the 1997 Annual Report to shareholders.

STATEMENT OF CASH FLOWS

     Cash includes currency and coin, cash items in process of collection, amounts due from banks and federal funds sold.

COMMON STOCK

The board of Directors declared a cash dividend of $0.035 per common share to shareholders of record March 19, 1998, payable March 31, 1998.

The Company adopted SFAS No. 128, Earnings per Share, on December 31, 1997. This statement requires that the Company present basic and diluted net income per share. The assumed conversion of stock options creates the difference between basic and diluted net income per share. Income per share is calculated by dividing net income by the weighted average number of common shares outstanding for each period presented. The weighted average number of common shares outstanding for basic net income per common share was 1,693,010 at March 31, 1998 and 1,600,142 at March 31, 1997. The weighted average number of common shares outstanding for diluted net income per common share was 1,822,400 at March 31, 1998 and 1,688,030 at March 31, 1997.

The Company issued a five-percent common stock dividend and a two-for-one stock split in 1997. Net income per common share in 1997 has been restated to reflect these transactions.

NONPERFORMING LOANS

As of March 31, 1998, there were fifteen nonaccrual loans totaling $805,376 and one loan 90 days past due or more as to principal or interest payments totaling $39,680.

MANAGEMENT'S OPINION

In the opinion of management, the accompanying unaudited financial statements of Peoples Bancorporation, Inc. contain all adjustments necessary to fairly present the financial results of the interim periods presented. The results of operations for any interim period are not necessarily indicative of the results to be expected for an entire year.

                                   APPENDIX A
                             SUBSCRIPTION AGREEMENT

                          PEOPLES BANCORPORATION, INC.
                             SUBSCRIPTION AGREEMENT

     The   undersigned,   having  received  and  reviewed  the  Prospectus  (the
"Prospectus")  dated August ___,  1998,  of Peoples  Bancorporation,  Inc.  (the
"Company"), subject to the terms and conditions of the Prospectus, hereby subscribes for the number of shares of Common Stock, of Peoples Bancorporation, Inc. (the "Common Stock"), shown below. The undersigned submits herewith the purchase price of $13.00 per share to the Company. All payments shall be in United States dollars in cash or by check, draft or money order drawn to the order of Peoples Bancorporation, Inc.

     Your Properly Completed Subscription Form and Payment Must Be Returned To one of the Following Addresses:

  PEOPLES BANCORPORATION, INC.          PEOPLES BANCORPORATION, INC.        PEOPLES BANCORPORATION, INC.
      1800 East Main Street                 Post Office Box 1989             201 East Greenville Street
  Easley, South Carolina 29640       Easley, South Carolina 29641-1989     Anderson, South Carolina 29621
         (864) 859-2265

Acknowledgments and Representations

     In connection with this subscription, the undersigned hereby acknowledges and agrees that:

     (1) This subscription may not be cancelled, terminated, or revoked by the undersigned. Upon acceptance in writing by the Company, the
          Subscription   will  be  binding   and   legally   enforceable.   This
          subscription will only be deemed accepted when acceptance is noted hereon by the President or Chairman of the Board of the Company. No other person has authority to accept or reject a subscription on behalf of the Company.

     (2) The Company reserves the right to accept this subscription in whole or in part. If this subscription is accepted in part, the undersigned agrees to purchase the accepted number of shares subject to all of the terms of this offer.

     (3) Funds relating to this subscription received by the Company will not be held in escrow. Upon acceptance of this subscription, subscriber shall become a shareholder of the Company. If the subscription is rejected in whole or in part, the subscription funds attributable to the rejected portion shall be promptly returned to the undersigned. No interest will be paid on any such returned funds.

     (4) The Company reserves the right to cancel this subscription after acceptance until the date of issue of the Common Stock.

     (5) The shares of Common Stock subscribed for hereby are equity securities and are not savings accounts or deposits, and INVESTMENT THEREIN IS NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE Company.

     (6) This subscription is nonassignable and nontransferable, except with the written consent of the Company.

     (7) Certificates will be delivered by first class mail to the address set forth herein.

     (8) The undersigned has received a copy of the Prospectus, and represents that this Subscription Agreement is made solely on the basis of the information contained in the Prospectus and is not made in reliance on any inducement, representation or statement not contained in the Prospectus. No person (including any Officer or Director of the Company or organizer of Bank of Anderson, N.A.) has authority to give any information or to make any representation not contained in the Prospectus, and if given or made, such information or representation must not be relied upon as having been authorized.

Subscription

I wish to subscribe for the following shares of Common Stock:

Number of shares I want to buy is
______________ Shares x $13.00 = $_________________.

My payment of that amount is enclosed.

*If this amount is more or less than the correct amount for the number of shares shown or as to which the subscription is accepted, I want to buy as many shares as this amount will buy at $13.00 per share.

(Please Type or Print)


--------------------------------------------------------------------------------
(Name(s) in which stock certificates should be registered**)


--------------------------------------------------------------------------------
(Street Address)


--------------------------------------------------------------------------------
(City/State/Zip Code)


--------------------------------------------------------------------------------
(Social Security or Employer I.D. No.)

(    )                     (    )
--------------------------------------------------------------------------------
(Home Telephone No.)       (Business Telephone No.)

**Stock certificates for shares to be issued in the names of two or more persons will be registered in the names of such persons as joint tenants with right of survivorship, and not as tenants in common.

                                 SUBSTITUTE W-9

Under the penalties of perjury, I certify that: (1) the Social Security number or taxpayer identification number given above is correct; and (2) I am not subject to backup withholding. INSTRUCTION: YOU MUST CROSS OUT #2 ABOVE IF YOU HAVE BEEN NOTIFIED BY THE INTERNAL REVENUE SERVICE THAT YOU ARE SUBJECT TO BACKUP WITHHOLDING BECAUSE OF UNDERREPORTING INTEREST OR DIVIDENDS ON YOUR TAX RETURN.

I HAVE READ AND UNDERSTAND THE PROSPECTUS AND THIS SUBSCRIPTION AGREEMENT.


--------------------------------------------------------------------------------
 (Signature)                                (Date)


--------------------------------------------------------------------------------
  (Signature)                               (Date)

     If shares are to be held in joint ownership, all joint owners should sign this Agreement.


SUBSCRIPTION ACCEPTED AS TO _________ SHARES.


PEOPLES BANCORPORATION, INC.


BY:--------------------------------------------

ITS:-------------------------------------------

                 PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

SEC registration fee and blue sky filing fees..........................  $ 3,000
Accounting fees........................................................    2,000
Legal fees and expenses................................................   16,000
Mailing and Printing Costs.............................................    8,000
Miscellaneous..........................................................    1,000
                                                                         -------
         TOTAL.........................................................  $30,000

Item 14. Indemnification of Directors and Officers.

         Under South Carolina law, Section 33-8-510, Code of Laws of South Carolina 1976, as amended, a corporation has the power to indemnify directors and officers who meet the standards of good faith and reasonable belief that conduct was lawful and in the corporate interest (or not opposed thereto) set forth in such statute. Such statute also empowers a corporation to provide insurance for directors and officers against liability arising out of their positions even though the insurance coverage is broader than the power of the corporation to indemnify. Under Section 33-8-520, unless limited by its articles of incorporation, a corporation must indemnify a director or officer who is wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he is or was a director against reasonable expenses incurred by him in connection with the proceeding. The registrant's Articles of Incorporation do not provide otherwise.

Item 15. Recent Sales of Unregistered Securities.

         During the past three years, the registrant has issued securities to its employees upon exercise of options on the dates and for the prices set forth in the table below. Issuance of such shares was exempt from the registration requirements of the Securities Act of 1933 pursuant to Section 4(2) thereof.

                                                                  Per Share
                                      Number of                   Exercise
            Date                       Shares                       Price

           1/31/96                        100                      $10.95
           5/10/96                      5,470                        8.79
           5/10/96                        394                       10.95
            7/3/96                      1,050                       10.95
          11/21/96                        141                       10.43
           4/23/97                      1,000                        8.36
           4/23/97                      2,000                        8.36
            7/3/97                        600                       10.43
           1/23/98                      1,760                        3.98
           3/27/98                      3,000                        3.98
           3/27/98                      1,000                        3.98
           6/3/98                       1,909                        4.97
           6/29/98                        700                        4.97



Item 16. Exhibits and Financial Statement Schedules.

         See Exhibit Index.

Item 17. Undertakings.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Easley, State of South Carolina, on August 7, 1998.

                                 PEOPLES BANCORPORATION, INC.

                                      s/Robert E. Dye, Sr.
                                 By:--------------------------------------------
                                    Robert E. Dye, Sr.
                                    Its President and Chief Executive Officer

                                       s/R. Riggie Ridgeway
                                 By:--------------------------------------------
                                    R. Riggie Ridgeway
                                    Its Secretary and Treasurer
                                    (Principal Financial and Accounting Officer)

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement on Form S-1 has been signed by the following persons in the capacities indicated on the dates indicated.

Signature                           Title                               Date
---------                           -----                               ----


s/Garnet A. Barnes
-------------------------           Director                      August 7, 1998
(Garnet A. Barnes)


s/William A. Carr
-------------------------           Director                      August 7, 1998
(William A. Carr)

s/Charles E. Dalton
-------------------------           Director                      August 7, 1998
(Charles E. Dalton)

s/Robert E. Dye, Sr.
-------------------------           President, Chief Executive    August 7, 1998
Robert E. Dye, Sr.)                 Officer and Director

s/Robert E. Dye, Jr.
-------------------------           Director                      August 7, 1998
(Robert E. Dye, Jr.)


-------------------------           Director
(W. Rutledge Galloway)


-------------------------           Director
(E. Smyth McKissick, III)

s/Eugene W. Merritt, Jr.
-------------------------           Director                      August 7, 1998
(Eugene W. Merritt, Jr.)

s/George B. Nalley, Jr.
-------------------------           Director                      August 7, 1998
(George B. Nalley, Jr.)

s/R. Riggie Ridgeway
-------------------------           Secretary, Treasurer          August 7, 1998
(R. Riggie Ridgeway)                  and Director


-------------------------           Director
(Nell W. Smith)


-------------------------           Director
(A. J. Thompson, Jr., M.D.)

                                  EXHIBIT INDEX


         Exhibit No.
        (per Exhibit
          Tables in
         Item 601 of
       Regulation S-K                                    Description of Exhibit                                Page No.
       --------------                                    ----------------------                                --------

             3.1                Articles of Incorporation of Registrant, as amended (incorporated by reference to the Registrant's Registration Statement on Form 8-A)


             3.2                Bylaws of Registrant  (incorporated  by reference to the Registrant's
                                Registration Statement on Form 8-A)

             4                  Form  of  stock   certificate   of   Peoples   Bancorporation,   Inc.
                                (incorporated by reference to the Registrant's  Form S-4,  Commission
                                File No. 33-46649, filed March 25, 1992)

             5                  Opinion of Sinkler & Boyd, P.A. as to legality of securities being registered

            10.1                Lease Agreement,  dated December 10, 1987 between Rut Galloway, Bobby
                                Sexton,  Alva  Goodwin and The  Peoples  National  Bank,  relating to branch facility in Powdersville,  S.C.  (incorporated by reference to exhibits  filed  with  Registrant's  Form  S-4,  Commission  File No.
                                33-46649)

            10.2                Peoples Bancorporation 1993 Incentive Stock Option Plan (incorporated
                                by  reference  to  exhibits  filed  with   Registrant's   Form  SB-1,
                                Commission File No. 33-78602, effective July 25, 1994)

            10.3                Noncompetition,  Severance and Employment Agreement,  dated August 7,
                                1995, between Peoples  Bancorporation and Robert E. Dye (incorporated by reference to exhibits filed with  Registrant's Form 10-KSB for the year ended December 31, 1995.)

            10.4                Noncompetition,  Severance and Employment Agreement,  dated August 7,
                                1995,   between  Peoples   Bancorporation   and  R.  Riggie  Ridgeway
                                (incorporated by reference to exhibits filed with  Registrant's  Form
                                10-KSB for the year ended December 31, 1995.)

            10.5                Peoples Bancorporation,  Inc. 1997 Non-Employee Director Stock Option
                                Plan  (incorporated by reference to exhibits filed with  Registrant's
                                Form 10-KSB for the year ended December 31, 1997)

              21                Subsidiaries of the Registrant

            23.1                Consent  of  Elliott,  Davis  &  Company,  L.L.P.,  Certified  Public
                                Accountants

            23.2                Consent of Sinkler & Boyd, P.A. (included in Exhibit 5 above)

              24                Power of Attorney
